Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1

THIS AMENDMENT NO. 1, dated as of December 21, 2023 (this “Amendment”) is among BLUE OWL CAPITAL CORPORATION III (f/k/a OWL ROCK CAPITAL CORPORATION III), a Maryland corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of December 14, 2022 (the “Existing Credit Agreement” and, as amended by this Amendment and as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Administrative Agent; and

WHEREAS, the parties hereto have agreed to make certain amendments to the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.     Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

ARTICLE II

AMENDMENT TO CREDIT AGREEMENT

SECTION 2.1.     Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, effective on and as of the First Amendment Effective Date (as hereinafter defined), the Borrower, each of the Lenders and the Administrative Agent hereby agree that:

(a)    the Existing Credit Agreement shall be amended as set forth in the pages of the Credit Agreement attached hereto as Exhibit A; and

(b)    the Schedules to the Existing Credit Agreement is hereby deleted and replaced in its entirety with the Schedules attached hereto as Exhibit B.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

SECTION 3.1.     First Amendment Effective Date. This Amendment shall become effective on the date each of the following conditions have been satisfied (the “First Amendment Effective Date”):

(a)    Documents. Administrative Agent shall have received each of the following documents with respect to the Borrower, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:

1.

Executed Counterparts. From the Borrower either (1) a counterpart of this Amendment signed on behalf of the Borrower or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Amendment) that the Borrower has signed a counterpart of this Amendment.

2.	Guarantee and Security Agreement Confirmation. The Guarantee and Security Agreement Confirmation, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.

3.

Opinion of Counsel to the Obligors. A customary favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of Dechert LLP, New York counsel for the Obligors, covering such matters relating to the Obligors, this Amendment or the Transactions as the Administrative Agent may reasonably request.

4.

Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Amendment or the Transactions as each relates to the Obligors.

5.

Officer’s Certificate. A certificate from the Borrower, dated the First Amendment Effective Date and signed by the President, a Vice President, the Chief Executive Officer or any other Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02 of the Credit Agreement.

6.

Borrowing Base Certificate. A Borrowing Base Certificate as of a date not more than five (5) days prior to the First Amendment Effective Date (or such earlier date as agreed by the Administrative Agent) and giving pro forma effect to the Transactions.

(b)    Fees and Expenses. The Administrative Agent shall have received evidence of the payment by the Borrower of all fees due and payable to the Lenders and the Joint Lead Arrangers on the First Amendment Effective Date that the Borrower has agreed to pay in connection with this Amendment (including any fee letter or commitment letter entered into between the Borrower and the Administrative Agent). The Borrower shall have paid all reasonable expenses (including the legal fees of Milbank LLP) incurred by the Administrative Agent and its Affiliates in

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connection with this Amendment for which invoices have been presented prior to the First Amendment Effective Date and the Borrower has agreed to pay in connection with this Amendment.

(c)    Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to each Obligor and such search shall reveal no liens on any of the assets of any Obligor except for liens permitted under Section 6.02 of the Credit Agreement or liens to be discharged on or prior to the First Amendment Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(d)    Financial Statements. The Administrative Agent and the Lenders shall have received prior to the execution of this Amendment the unaudited consolidated statements of assets and liabilities, statements of operations, changes in net assets, cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2023. The Administrative Agent and Lenders acknowledge having received the financial statements referred to above.

(e)    Valuation Policy. A copy of the Valuation Policy.

(f)    Know Your Customer Documentation. Upon the reasonable request of the Administrative Agent or any Lender at least ten (10) Business Days prior to the First Amendment Effective Date, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(g)    Other Documents. The Administrative Agent shall have received from the Borrower such other documents as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request from the Obligors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1.     Borrower Representations and Warranties. To induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent on the First Amendment Effective Date that the representations and warranties contained in Article III of the Credit Agreement are true and correct as of the date hereof.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.     Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 5.2.     Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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SECTION 5.3.     Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby, including Articles VIII and IX thereof.

SECTION 5.4.     Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 5.5.     Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 5.6.     Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.7.     Submission to Jurisdiction. Each party to this Amendment hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Amendment against the Borrower or its properties in the courts of any jurisdiction.

SECTION 5.8.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

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PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.9.     Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other terms or provisions of the Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Credit Agreement or any of the Loan Documents. The parties hereto acknowledge and agree that (a) this Amendment and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the obligations for principal, interest or fees of the Borrower under the Existing Credit Agreement as in effect on the First Amendment Effective Date immediately prior to the effectiveness of this Amendment and which remain outstanding; and (b) except for any of the Borrower’s obligations under the Existing Credit Agreement which are expressly contemplated to be repaid on the First Amendment Effective Date and to the extent are in fact so repaid, the obligations of the Borrower under the Existing Credit Agreement (as amended and restated hereby and which are on and after the date hereof subject to the terms herein) are in all respects continuing, and shall continue to be secured as provided in the Security Documents. Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified hereby.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

BORROWER:	BLUE OWL CAPITAL CORPORATION III

	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial officer

OBDC III - Amendment No. 1

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank, a Swingline Lender and a Revolving Lender

By:	/s/ Kevin Faber
Name: Kevin Faber
Title: Vice President

OBDC III - Amendment No. 1

MUFG BANK, LTD.,
as a Swingline Lender, an Issuing Bank, a
Revolving Lender and a Term Lender

By:	/s/ Samuel Azizo
Name: Samuel Azizo
Title: Managing Director

OBDC III - Amendment No. 1

SUMITOMO MITSUI BANKING CORPORATION,
as a Swingline Lender, an Issuing Bank, a
Revolving Lender and a Term Lender

By:	/s/ Shane Klein
Name: Shane Klein
Title: Managing Director

OBDC III - Amendment No. 1

M&T BANK,
as a Revolving Lender

By:	/s/ Macon Heikes
Name: Macon Heikes
Title: Sr. Vice President

OBDC III - Amendment No. 1

Exhibit A

~~Execution Version~~

Conformed through Amendment No. 1

Dated as of December 21, 2023

AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of

December 14, 2022,

and

as amended by the First Amendment to Amended and Restated Senior Secured Revolving

Credit Agreement dated as of December 21, 2023

among

~~owl rock~~BLUE OWL CAPITAL CORPORATION III

as Borrower

The LENDERS and ISSUING BANKS Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

$~~450,000,000~~575,000,000

JPMORGAN CHASE BANK, N.A.,

MUFG BANK, LTD., and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Book Runners

Page

ARTICLE I DEFINITIONS		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	~~55~~60
SECTION 1.03.	Terms Generally	~~55~~60
SECTION 1.04.	Accounting Terms; GAAP	~~56~~60
SECTION 1.05.	Currencies; Currency Equivalents	~~57~~61
SECTION 1.06.	Divisions	~~58~~62
SECTION 1.07.	Issuers	~~58~~62
SECTION 1.08.	Outstanding Indebtedness	~~58~~62
SECTION 1.09.	Letter of Credit Amounts	63
SECTION ~~1.09~~1.10.	Reclassification	~~58~~63
SECTION ~~1.10~~1.11.	Calculations	~~59~~63
SECTION ~~1.11~~1.12.	Rates	~~59~~63

ARTICLE II THE CREDITS		~~59~~64

SECTION 2.01.	The Commitments	~~59~~64
SECTION 2.02.	Loans and Borrowings	~~60~~65
SECTION 2.03.	Requests for Borrowings	~~61~~65
SECTION 2.04.	Swingline Loans	~~62~~67
SECTION 2.05.	Letters of Credit.	~~64~~69
SECTION 2.06.	Funding of Borrowings	~~70~~75
SECTION 2.07.	Interest Elections	~~71~~76
SECTION 2.08.	Termination, Reduction or Increase of the Commitments	~~72~~77
SECTION 2.09.	Repayment of Loans; Evidence of Debt	~~76~~81
SECTION 2.10.	Prepayment of Loans	~~78~~83
SECTION 2.11.	Fees	~~82~~88
SECTION 2.12.	Interest	~~84~~89
SECTION 2.13.	Market Disruption and Alternate Rate of Interest	~~85~~90
SECTION 2.14.	Increased Costs	~~89~~94
SECTION 2.15.	Break Funding Payments	~~90~~96
SECTION 2.16.	Taxes	~~91~~96
SECTION 2.17.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~95~~100

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SECTION 2.18.	Defaulting Lenders	~~97~~102
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~99~~104
SECTION 2.20.	Illegality	105
SECTION ~~2.20~~2.21.	Assignment and Reallocation of Existing Commitments and Existing Loans.	~~100~~107

ARTICLE III REPRESENTATIONS AND WARRANTIES		~~101~~108

SECTION 3.01.	Organization; Powers	~~101~~108
SECTION 3.02.	Authorization; Enforceability	~~101~~108
SECTION 3.03.	Governmental Approvals; No Conflicts	~~101~~108
SECTION 3.04.	Financial Condition; No Material Adverse Change	~~101~~108
SECTION 3.05.	Litigation	~~102~~109
SECTION 3.06.	Compliance with Laws and Agreements	~~102~~109
SECTION 3.07.	Sanctions and Anti-Corruption Laws	~~102~~109
SECTION 3.08.	Taxes	~~102~~109
SECTION 3.09.	ERISA	~~102~~109
SECTION 3.10.	Disclosure	~~103~~110
SECTION 3.11.	Investment Company Act; Margin Regulations	~~103~~110
SECTION 3.12.	Material Agreements and Liens	~~103~~111
SECTION 3.13.	Subsidiaries and Investments	~~104~~111
SECTION 3.14.	Properties	~~104~~112
SECTION 3.15.	Affiliate Agreement	~~105~~112
SECTION 3.16.	Security Documents	~~105~~112
SECTION 3.17.	Affected Financial Institutions	~~105~~112

ARTICLE IV CONDITIONS		~~105~~112

SECTION 4.01.	Effective Date	~~105~~112
SECTION 4.02.	Each Credit Event	~~107~~114

ARTICLE V AFFIRMATIVE COVENANTS		~~107~~115

SECTION 5.01.	Financial Statements and Other Information	~~108~~115
SECTION 5.02.	Notices of Material Events	~~110~~117
SECTION 5.03.	Existence; Conduct of Business	~~110~~117
SECTION 5.04.	Payment of Obligations	~~110~~118
SECTION 5.05.	Maintenance of Properties; Insurance	~~110~~118

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SECTION 5.06.	Books and Records; Inspection Rights	~~111~~118
SECTION 5.07.	Compliance with Laws; Anti-Corruption; Sanctions	~~111~~118
SECTION 5.08.	Certain Obligations Respecting Subsidiaries; Further Assurances	~~111~~119
SECTION 5.09.	Use of Proceeds	~~114~~121
SECTION 5.10.	Status of RIC and BDC	~~114~~122
SECTION 5.11.	Investment and Valuation Policies	~~114~~122
SECTION 5.12.	Portfolio Valuation and Diversification, Etc.	~~114~~122
SECTION 5.13.	Calculation of Borrowing Base	~~120~~128
SECTION 5.14.	Post-Closing Actions	~~131~~140

ARTICLE VI NEGATIVE COVENANTS		~~132~~140

SECTION 6.01.	Indebtedness	~~132~~140
SECTION 6.02.	Liens	~~134~~142
SECTION 6.03.	Fundamental Changes and Dispositions of Assets	~~135~~144
SECTION 6.04.	Investments	~~138~~146
SECTION 6.05.	Restricted Payments	~~139~~147
SECTION 6.06.	Certain Restrictions on Significant Subsidiaries	~~140~~149
SECTION 6.07.	Certain Financial Covenants	~~140~~149
SECTION 6.08.	Transactions with Affiliates	~~141~~149
SECTION 6.09.	Lines of Business	~~141~~150
SECTION 6.10.	No Further Negative Pledge	~~141~~150
SECTION 6.11.	Modifications of Certain Documents	~~142~~150
SECTION 6.12.	Payments of Other Indebtedness	~~142~~151

ARTICLE VII EVENTS OF DEFAULT		~~143~~152

SECTION 7.01.	Events of Default	~~143~~152

ARTICLE VIII THE ADMINISTRATIVE AGENT		~~147~~156

SECTION 8.01.	Appointment of the Administrative Agent	~~147~~156
SECTION 8.02.	Capacity as Lender	~~150~~159
SECTION 8.03.	Administrative Agent’s Reliance, Limitation of Liability, Etc	~~150~~159
SECTION 8.04.	Posting of Communications	~~152~~161
SECTION 8.05.	Resignation; Successor Administrative Agent	~~153~~162
SECTION 8.06.	Acknowledgement of Lenders and Issuing Banks.	~~154~~163

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SECTION 8.07.	Modifications to Loan Documents~~..~~	~~155~~164
SECTION 8.08.	Certain ERISA Matters	~~155~~164
SECTION 8.09.	Erroneous Payments.	~~157~~165

ARTICLE IX MISCELLANEOUS		~~158~~167

SECTION 9.01.	Notices; Electronic Communications	~~158~~167
SECTION 9.02.	Waivers; Amendments	~~160~~169
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~163~~172
SECTION 9.04.	Successors and Assigns	~~165~~174
SECTION 9.05.	Survival	~~169~~178
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~169~~178
SECTION 9.07.	Severability	~~170~~179
SECTION 9.08.	Right of Setoff	~~170~~179
SECTION 9.09.	Governing Law; Jurisdiction; Etc.	~~170~~180
SECTION 9.10.	WAIVER OF JURY TRIAL	~~171~~180
SECTION 9.11.	Judgment Currency	~~171~~181
SECTION 9.12.	Headings	~~172~~181
SECTION 9.13.	Treatment of Certain Information; Confidentiality	~~172~~181
SECTION 9.14.	USA ~~PATRIOT~~Patriot Act	~~173~~183
SECTION 9.15.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~174~~183
SECTION 9.16.	No Fiduciary Duty	~~174~~183
SECTION 9.17.	Acknowledgment Regarding Any Supported QFCs	~~175~~184
SECTION 9.18.	Termination	~~175~~184
SECTION 9.19.	Interest Rate Limitation~~.~~	~~176~~185
SECTION 9.20.	German Bank Separation Act	~~176~~185
SECTION 9.21.	Effect of Amendment and Restatement of the Existing Credit Agreement	~~177~~186

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SCHEDULES

SCHEDULE I	Commitments
SCHEDULE II	Material Agreements; Liens
SCHEDULE III	[Reserved]
SCHEDULE IV	Subsidiaries; Investments
SCHEDULE V	Transactions with Affiliates
SCHEDULE VI	Industry Classification Groups
SCHEDULE VII	Approved Dealer; Approved Pricing Services
SCHEDULE VIII	Excluded Assets
SCHEDULE IX	Swingline Lenders and Issuing Banks
SCHEDULE X	Post-Closing Actions

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form of Interest Election Request
EXHIBIT E	Form of Promissory Note

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AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of December 14, 2022 (this “Agreement”), among ~~OWL ROCK~~BLUE OWL CAPITAL CORPORATION III, a Maryland corporation (the “Borrower”), the LENDERS and ISSUING BANKS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the Senior Secured Revolving Credit Agreement dated as of September 10, 2021 (as further amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”), among the Borrower, the lenders and issuing banks party thereto (collectively, the “Existing Lenders”) and the Administrative Agent, the Existing Lenders agreed to make extensions of credit to the Borrower on the terms and conditions set forth therein, including making loans (the “Existing Loans”) to the Borrower.

The Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms of this Agreement, and the Lenders and Issuing Banks (including the Existing Lenders party hereto) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrower under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement; and (b) subject to Section 2.12(g), the Existing Loans and other obligations outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement on and after the date hereof, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued and unpaid fees and expenses, and indemnification provisions accrued and owing, under the terms of the Existing Credit Agreement on or prior to the Effective Date or arising (in the case of indemnification) under the terms of the Existing Credit Agreement).

The parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2025 Notes” means the Borrower’s $142,000,000 aggregate principal amount notes due July 21, 2025, issued in July 2022.

“2027 Notes” means the Borrower’s $325,000,000 aggregate principal amount notes due April 13, 2027, issued in October 2021.

“2027-2 Notes” means the Borrower’s $190,000,000 aggregate principal amount notes due July 21, 2027, issued in July 2022.

“2027-3 Notes” means the Borrower’s $60,000,000 aggregate principal amount notes due July 21, 2027, issued in December 2022.

“2028 Notes” means the Borrower’s $100,000,000 aggregate principal amount notes due June 29, 2028, issued in June 2023.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as a portion of the Portfolio Investments).

“Adjusted EURIBO Rate” means with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the product of (a) the EURIBO Rate for Euros for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that, if the Adjusted EURIBO Rate shall be less than zero (0.00%), such rate shall be deemed to be zero (0.00%) for purposes of this Agreement.

“Adjusted Gross Borrowing Base” means (i) the Gross Borrowing Base plus (ii) the amount of any cash held in any “collection” (or similar) account of any Excluded Asset that is a “collateralized loan obligation” (a “CLO”) or is otherwise subject to a third-party financing whereby a trustee or similar third party administers the “collection” (or similar) account and periodic “waterfall” payments therefrom, in each case, that is reflected on a “payment date schedule” or similar distribution statement (in each case, which may be a draft so long as the amount to be distributed has been finalized) to be irrevocably distributed (subject only to the lapse of time for a period not to exceed thirty (30) days from the date of such schedule or statement), directly or indirectly, to an Obligor on the next payment date or similar distribution date for such CLO or Excluded Asset.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Advisor” means any Affiliate of Blue Owl Capital Inc. that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients, which, as of the First Amendment Effective Date, is Blue Owl ~~Rock~~ Diversified Credit Advisors LLC.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person at any time, another Person that at such time directly, or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified at such time. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by such specified Person in the ordinary course of business.

“Affiliate Agreements” means collectively, (a) the Amended and Restated Administration Agreement dated as of May 18, 2021 between the Borrower and the Advisor, (b) the Amended and Restated Investment Advisory Agreement dated as of May 18, 2021 between the Borrower and the Advisor and (c) the License Agreement dated as of ~~June 4, 2020~~July 6, 2023 between the Borrower and Blue Owl ~~Rock~~ Capital ~~Partners LP~~Holdings LLC.

“Agreed Foreign Currency” means, at any time, any of CAD, GBP, EUR, AUD, JPY, CHF, SEK and NZD, and, with the agreement of each Multicurrency Lender and Multicurrency Issuing Bank, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is dealt with in the relevant local market for obtaining quotations, and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Revolving Loan hereunder or to permit any Issuing Bank to issue (or to make payment under) any Letter of Credit denominated in such Foreign Currency and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR for a one month Interest Period plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR (or successor therefore) shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR (or successor therefore), respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Currencies” means Dollars and each Agreed Foreign Currency.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Lender’s Dollar Commitment. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments.

“Applicable Margin” means: (a) with respect to any ABR Loan, 1.00% per annum; (b) with respect to any Term Benchmark Loan, 2.00% per annum; and (c) with respect to any RFR Loan, 2.00% per annum.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Lender’s Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Term Loans and total Revolving Commitments of such Lender. If the Revolving Commitments have terminated or expired, the Applicable Percentages previously based on such Revolving Commitments shall be determined based upon the existing Revolving Credit Exposure.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate total Revolving Commitments of such Lender. If the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages previously based on such Revolving Commitments shall be determined based upon the existing Revolving Credit Exposure.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule VII or any other pricing or quotation service approved by the Advisor (so long as it has the necessary delegated authority) or the board of directors (or the appropriate committee thereof with the necessary delegated authority) of the Borrower and designated in writing to the Administrative Agent (which designation, if approved by the board of directors of the Borrower, shall be accompanied by a copy of a resolution of the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority) that such pricing or quotation service has been approved by the Borrower).

“Approved Third-Party Appraiser” means each of (a) Murray, Devine & Co., (b) Houlihan Lokey Howard & Zukin Inc., (c) Lincoln International LLC (formerly known as Lincoln Partners LLC), (d) Duff & Phelps Corporation, (e) Valuation Research Corporation, (f) Alvarez & Marsal ~~and~~, (g) Citrin Cooperman and (h) any other third party appraiser selected by the Borrower in its reasonable discretion.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by Senior Securities, to (b) the aggregate amount of Senior Securities representing indebtedness, in each case, of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders, declarations, opinions, relief or letters issued by the SEC, in each case, as in effect on the First Amendment Effective Date but excluding the effects of SEC Release No. 33837/April 8, 2020). The calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive relief or order granted or issued by the SEC with respect to any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee to which the Borrower or any other Obligor is a party. The outstanding notional amount of any Credit Default Swap where an Obligor is a protection seller less the value of the margin posted by the Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security of the Borrower for the purposes of calculating the Asset Coverage Ratio.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or such other form as is reasonably acceptable to the Administrative Agent and the Borrower.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).

“AUD” and “A$” denote the lawful currency of The Commonwealth of Australia.

“AUD Rate” means, with respect to any Interest Period, the sum of (a) the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period (the “AUD Screen Rate”) plus (b) 0.20%. If the AUD Screen Rate shall be less than zero (0.00%), the AUD Screen Rate shall be deemed to be zero (0.00%) for purposes of this Agreement.

“AUD Screen Rate” has the meaning specified in the definition of “AUD Rate”.

“Availability Period” means, with respect to any Revolving Commitments, the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of such Revolving Commitments in full.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, with respect to any Loans denominated in (a) Dollars, the Term SOFR Reference Rate, (b) GBP or CHF, the Daily Simple RFR for such Currency, and (c) any other Applicable Currency, the Relevant Rate for such Currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to the Term SOFR Reference Rate, the Daily Simple RFR or such Relevant Rate, as applicable, then “Benchmark” shall mean the applicable Benchmark Replacement for such Applicable Currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, other than in the case of the Term SOFR Reference Rate and the Adjusted Term CORRA Rate, such alternative shall be the alternative set forth in clause (2) below:

(1) (a) in the case of any Loan denominated in Dollars, the sum of: (~~a~~i) Daily Simple SOFR and (ii) 0.10% and/or (b)  ~~0.15~~in the case of any Loan denominated in CAD, the sum of: (i) Daily Simple CORRA and (ii) 0.32138%; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the Applicable Currency giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention in the United States for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the Applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark for an Applicable Currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the Applicable Currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the Applicable Currency in the U.S. syndicated loan market at such time.

“Benchmark Replacement Date” means, (x) with respect to any Benchmark (other than the Term SOFR Reference Rate or the Term CORRA Reference Rate), the earliest to occur of the following events with respect to such then-current Benchmark and (y) with respect to the Term SOFR Reference Rate or the Term CORRA Reference Rate, a date and time determined by the Administrative Agent in its reasonable discretion, which date shall be no later than the ~~earliest~~earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), including the Board or the NYFRB, as applicable, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership or control to the extent required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BKBM Rate” means, with respect to any Interest Period, the rate per annum determined by the Administrative Agent which is equal to the average bank bill reference rate as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of such rate) for bills of exchange with a tenor equal in length to such Interest Period as displayed on page BKBM of the Reuters screen (or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Wellington, New Zealand time) on the first day of such Interest Period (the “BKBM Screen Rate”) plus 0.20%. If the BKBM Screen Rate shall be less than the Floor, the BKBM Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“BKBM Screen Rate” has the meaning assigned to such term in the definition of “BKBM Rate”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Borrowing” means (a) all ABR Loans of the same Class and Type made, converted or continued on the same date, (b) all Term Benchmark Loans of the same Class and Type denominated in the same Currency that have the same Interest Period, (c) all RFR Loans of the same Class and Type denominated in the same Currency and/or (d) a Swingline Loan, as applicable.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B (with such attachments as agreed to by the Administrative Agent and the Borrower on or prior to the Effective Date) or such other form as is reasonably acceptable to the Administrative Agent and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit C or such other form as is approved by the Administrative Agent.

“Borrowing Value” means, as of any date, the sum of the products obtained by multiplying (i) the Value of each Portfolio Investment in the Borrowing Base and (ii) the applicable Advance Rate for such Portfolio Investment. With respect to any limitation set forth in Section 5.13 that is based on Borrowing Value, such Borrowing Value shall be determined after giving effect to the portfolio limitations and valuation criteria specified in Section 5.13 (other than any adjustment required pursuant to paragraphs (d), (e)~~,~~ and (h) ~~and (i)~~ thereof). For the avoidance of doubt, (a) to avoid double-counting of excess concentrations, any Advance Rate reductions set forth in Section 5.13 shall be without duplication of any other such Advance Rate reductions and (b) to the extent the Borrowing Value is required to be reduced to comply with Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments to be excluded from the Borrowing Value to effect such reduction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that (a) when used in relation to Term Benchmark Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loan, or any other dealings in the applicable Currency of such Term Benchmark Loan, the term “Business Day” shall also exclude any day that is not a Term Benchmark Banking Day for such Currency and (b) when used in relation to RFR Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the Applicable Currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not a RFR Business Day for such Currency.

“CAD” and “C$” denote the lawful currency of Canada.

~~“CAD Screen Rate” has the meaning assigned to such term in the definition of “CDO Rate”.~~

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the ~~higher of (i) the~~ rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) ~~and (ii) the~~

~~average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum~~; provided, that if any the above rates shall be less than ~~0~~1%, such rate shall be deemed to be ~~-0~~1% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index ~~or the CDO Rate~~ shall be effective from and including the effective date of such change in the PRIMCAN Index ~~or CDO Rate, respectively~~.

“Calculation Amount” means, as of the end of any Testing Period, an amount equal to the greater of: (a) (i) 125% of the Adjusted Covered Debt Balance (as of the end of such Testing Period) minus (ii) the aggregate Value of all Quoted Investments included in the Borrowing Base (as of the end of such Testing Period) and (b) 10% of the aggregate Value of all Unquoted Investments included in the Borrowing Base (as of the end of such Testing Period); provided that in no event shall more than 25% (or, if clause (b) applies, 10%, or as near thereto as reasonably practicable) of the aggregate Value of the Unquoted Investments in the Borrowing Base be tested in respect of any applicable Testing Period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, any change in GAAP after December 15, 2018 that would require an operating lease to be treated similar to a capital lease shall not be given effect hereunder.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one (1) or more of the following obligations:

(a) U.S. Government Securities, in each case maturing within one (1) year from the date of acquisition thereof;

(b) investments in commercial paper or other short-term corporate obligations maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such Approved Dealer shall also have an equivalent credit rating from any other rating agency);

(e) money market funds that invest and which are restricted by their respective charters to invest, substantially all of their assets in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity);

(f) a Reinvestment Agreement;

(g) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “Aam-G” by S&P, respectively; and

(h) any of the following offered by the Custodian (or any successor custodian or other entity acting in a similar capacity with respect to the Borrower) (I) money market deposit accounts, (II) eurodollar time deposits, (III) commercial eurodollar sweep services or (IV) open commercial paper services, in each case having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s and maturing not later than two hundred seventy (270) days from the date of acquisition thereof;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit, repurchase agreements or the money market funds described in clause (e) of this definition of “Cash Equivalents”) shall not include any such investment representing more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

~~“CDO Rate” means, on any day, the annual rate of interest that is the rate based on an average rate applicable to CAD bankers’ acceptances for a term equal to the term of the relevant Interest Period appearing on the applicable the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or~~

~~substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with 0.005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), (the “CAD Screen Rate”); provided that that, if such rate shall be less than zero (0.00%), such rate shall be deemed to be zero (0.00%).~~

“Central Bank Rate” means the greater of (A) the sum of (i) for any Loan denominated in (w) GBP, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (x) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (y) CHF, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time or (z) any other Agreed Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (ii) the applicable Central Bank Rate Adjustment and (B) 0%.

“Central Bank Rate Adjustment” means, for any date, for any Loan denominated in (A) GBP, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of GBP in effect on the last RFR Business Day in such period, (B) Euros, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBO Rate for the five most recent Term Benchmark Banking Days for Euro preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Screen Rate applicable during such period of five Term Benchmark Banking Days for Euro) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Term Benchmark Banking Day for Euro in such period, (C) CHF, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SARON for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest SARON applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of CHF in effect on the last RFR Business Day in such period, and (D) any other Agreed Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For the purposes of this definition, (x) the term “Central Bank Rate” shall be determined disregarding clause (A)(ii) of the definition of such term and (y) each of the EURIBO Rate on any day shall be based on the EURIBO

Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month.

“Change in Control” means the Advisor ceases to be the investment advisor for the Borrower.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CHF” denotes the lawful currency of Switzerland.

“Class ”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loans or Revolving Loans and, (a) in the case of a Term Loan, whether such Loan is an Initial Term Loan or an Incremental Term Loan (and each Incremental Term Loan funded on a different Commitment Increase Date may be treated as its own Class), as applicable, and (b) in the case of a Revolving Loan, whether such Loan is a, or the Loans constituting such Borrowing are, Dollar Loan(s), Multicurrency Loan(s) or Swingline Loan(s), as applicable; when used in reference to any Lender, refers to whether such Lender is a Term Lender or a Revolving Lender and, (x) in the case of any Term Lender, whether such Lender is an Initial Term Lender or an Incremental Term Lender (and each Incremental Term Lender funding Incremental Term Loans on a different Commitment Increase Date may be treated as its own Class), and (y) in the case of any Revolving Lender, whether such Lender is a Dollar Lender or a Multicurrency Lender; and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or Revolving Commitment and, (1) in the case of any Term Commitment, whether such Commitment is an Initial Term Commitment or an Incremental Term Commitment (and each Incremental Term Commitment with respect to Incremental Term Loans funded on a different Commitment Increase Date to be treated as its own Class), and (2) in the case of any Revolving Commitment, whether such Commitment is a Dollar Commitment or a Multicurrency Commitment and, when used in reference to any LC Exposure, refers to whether such LC Exposure is a Dollar LC Exposure or a Multicurrency LC Exposure.

“CLO Securities” means debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit) including synthetic securities that provide synthetic credit exposure to debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (or other investments, including any interests held to comply with applicable risk retention requirements, that similarly represent an investment in underlying pools of leveraged portfolios), that, in each case, entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means JPMCB in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (subject to any Lien permitted by Section 6.02 hereof with respect to such Portfolio Investment), provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected (subject to Permitted Liens under clause (g) of the definition thereof) security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Collateral Pool so long as all remaining actions to complete “Delivery” are satisfied in full within the longest period of (i) seven (7) days of such inclusion and (ii) as the Collateral Agent may agree in its reasonable discretion.

“Combined Debt Amount” means, as of any date, (i) the aggregate principal amount of Revolving Commitments as of such date (or, if greater, the Revolving Credit Exposures of all Lenders as of such date) plus (ii) ~~[reserved]~~the aggregate outstanding principal amount of Term Loans as of such date plus (iii) the aggregate principal amount of outstanding Designated Indebtedness and, without duplication, unused Designated Indebtedness Commitments (as defined in the Guarantee and Security Agreement) that have not expired or been terminated.

“Commitment” means, collectively, the Term Commitments and the Revolving Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).

“Commitment Termination Date” means December ~~14~~21 , ~~2026~~2027 ; provided, however, if such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding Loans, cash collateralization of Letters of Credit as contemplated by Section 2.04(l), or payment of other Indebtedness that is included in the Covered Debt Amount, (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests of the Borrower, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, (x) that occurs substantially simultaneously with (and in any event within twenty-four (24) hours of) such proposed action or transaction and (y) is evidenced by a current Borrowing Base Certificate delivered by the Borrower (which may include any activities permitted to be included under clause (x) above).

“Conforming Changes” means with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Relevant ~~Rate”, the definition of “Term Benchmark~~ Rate”, the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Term Benchmark Banking Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, the definition of “Daily Simple RFR”, the definition of “RFR”, the definition of “RFR Business Day”, the definition of “RFR Interest Day”, the definition of “RFR Reference Day”, the definition of or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing and borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent (after consultation with the Borrower) decides in its reasonable discretion may be appropriate or reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (after consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Group” has the meaning assigned to such term in Section 5.13(a).

“Contingent Borrowing Base Deficiency” means, at any time that any Contingent Secured Indebtedness is outstanding, if the inclusion of all such Contingent Secured Indebtedness and the Portfolio Investments subject to the underlying repurchase transactions in the Covered Debt Amount and the Borrowing Base, respectively, would result in a Borrowing Base Deficiency.

“Contingent Secured Indebtedness” means, on any date, Indebtedness of an Obligor (which may be guaranteed by one or more other Obligors) that (a) is incurred pursuant to one or more repurchase arrangements, (b) has a maturity at issuance of no more than 180 days (or, in the case of any renewal or extension thereof, 180 days after the then-current expiration date of such

Contingent Secured Indebtedness) and (c) is not secured by any Collateral (other than by (x) any Portfolio Investment to the extent otherwise permitted to be transferred to an Excluded Asset hereunder, (y) the participation interest such Obligor sells in the underlying asset for such repurchase agreement(s) or (z) any note or security issued by a Subsidiary of an Obligor that such Obligor sells or purports to sell, which economically represents the underlying asset for such repurchase agreement).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means, with respect to any Person, an entity that (a) is (i)  ~~any~~a Subsidiary which is a “controlled foreign corporation” of such Person (within the meaning of Section 957 of the Code) or any direct or indirect subsidiary of such a corporation or (ii) a directly or indirectly owned subsidiary of such Person substantially all the assets of which consist of debt or equity in Subsidiaries described in clause (i) of this definition, and (b) is not a Foreign Subsidiary that is an Obligor.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Covered Debt Amount” means, on any date, without duplication, (a) all of the Credit Exposures of all Lenders on such date plus (b) the aggregate principal amount of outstanding Permitted Indebtedness, Shorter Term Secured Indebtedness, Special Longer Term Unsecured Indebtedness, the Existing Longer Term Notes, the 2025 Notes, all Indebtedness incurred pursuant to Section 6.01(m) and all Indebtedness incurred pursuant to Section 6.01(n) on such date plus (c) the aggregate principal amount of outstanding Indebtedness on such date incurred pursuant to Section 6.01(i) minus (d) the LC Exposures fully cash collateralized on such date pursuant to Section 2.05(l) or otherwise backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion; provided that the aggregate principal amount (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) of all such Permitted Indebtedness consisting of Unsecured Indebtedness, Special Longer Term Unsecured Indebtedness (other than Excess Special Longer Term Unsecured Indebtedness) (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise), the Existing Longer Term Notes, 50% of the 2025 Notes and 50% of all such Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, any Excess Special Longer Term Unsecured Indebtedness) (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) shall be excluded from the calculation of the Covered Debt Amount, in each case, to the extent then outstanding, until the date that is nine (9) months prior to the scheduled maturity date of such Unsecured Indebtedness, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, any Excess Special Longer Term Unsecured Indebtedness), 2025 Notes or the Existing Longer Term Notes, as applicable; provided that to the extent, but only to the extent, any portion of such Unsecured Indebtedness, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, any Excess Special Longer Term Unsecured Indebtedness), the 2025 Notes or the Existing Longer Term Notes is subject to a contractually scheduled amortization payment, other mandatory principal payment or mandatory redemption (other than any conversion into Permitted Equity Interests) earlier than six (6) months after the Maturity Date (in the case of Unsecured Indebtedness or the Existing Longer Term Notes) or earlier than the original ~~final~~scheduled maturity date of such Indebtedness (in the case of Special Longer Term Unsecured Indebtedness, or Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, any Excess Special Longer Term Unsecured Indebtedness) or the 2025 Notes), such portion of such Indebtedness, to the extent then outstanding, but only to the extent of such portion, shall be included in the calculation of the Covered Debt Amount beginning upon the date that is the later of (i) nine (9) months prior to such scheduled amortization payment, other mandatory principal payment or mandatory redemption and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed. For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any convertible securities that constitute Indebtedness that is required to be included in the “Covered Debt Amount” will be included at the then outstanding principal balance thereof and in no event shall any Contingent Secured Indebtedness (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) be included in the Covered Debt Amount other than for purposes of determining whether a Contingent Borrowing Base Deficiency has occurred or is continuing.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.17.

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis (including, without limitation, total return swaps) or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans plus such Lender’s Revolving Credit Exposure at such time.

“Currency” means Dollars or any Foreign Currency.

“Custodian” means State Street Bank and Trust Company, or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments, and accounts of the Borrower and/or other Obligors holding Portfolio Investments, on behalf of the Borrower and/or such other Obligors or any successor in such capacity pursuant to a Custodian Agreement. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custodian Agreement” means (a) the Custodian Agreement, dated as of June 5, 2020, by and between the Borrower and Custodian and (b) any other custodian agreement by and among the applicable Obligor, the Custodian and any other parties from time to time party thereto in form and substance substantially similar to the Custodian Agreement described in clause (a) or otherwise reasonably acceptable to the Collateral Agent.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. If by 5:00 p.m. (Toronto time) on the second (2nd) RFR Business Day immediately following any CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website; provided that any CORRA determined pursuant to this sentence shall be utilized for purposes of the calculation of Daily Simple CORRA for no more than three (3) consecutive CORRA Rate Days. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to (a) for any RFR Loan denominated in GBP, the greater of (i) SONIA for the day (the “RFR Reference Day”) that is five RFR Business Days prior to (A) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, in each case, plus the applicable RFR Applicable Credit Adjustment Spread for the Interest Period in which such RFR Interest Day occurs, and (ii) 0.00%; and (b) for any RFR Loan denominated in CHF, the greater of (i) SARON for the RFR Reference Day that is five RFR Business Days prior to (A) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, in each case, plus the applicable RFR Applicable Credit Adjustment Spread for the Interest Period in which such RFR Interest Day occurs, and (ii) 0.00%. If by 5:00 p.m. (London time), on the second Business Day immediately following any RFR Reference Day, the applicable RFR Rate in respect of such RFR Reference Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR Rate for such RFR Reference Day will be the RFR

Rate as published in respect of the first preceding RFR Business Day for which such RFR Rate was published on the RFR Administrator’s Website; provided that any RFR Rate as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple RFR for no more than three consecutive RFR Interest Days. Any change in Daily Simple RFR due to a change in the applicable RFR Rate shall be effective from and including the effective date of such change in such RFR Rate without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5)  ~~RFR~~U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is ~~an RFR~~a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not ~~an RFR~~a U.S. Government Securities Business Day, the ~~RFR~~U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City time) on the second (2nd) ~~RFR~~U.S. Government Securities Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding ~~RFR~~U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loan, such Lender notifies the Administrative Agent and the Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s commercially reasonable determination that a condition precedent to funding or extension of credit

(which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (f) become the subject of a Bail-In Action or has a parent company that has become the subject of a Bail-In Action or (g) a Lender is a GBSA Lender with respect to which a GBSA Initial Notice has been given; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Indebtedness” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Designated Subsidiary” means:

1. An SBIC Subsidiary; or

2. (a) a direct or indirect Subsidiary of the Borrower or any other Obligor designated by the Borrower as a “Designated Subsidiary” which meets the following criteria:

(i) to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Cash, Cash Equivalents or one (1) or more Portfolio Investments, which engages in no material activities other than in connection with the holding, purchasing and financing of one (1) or more assets;

(ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (B) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property of any Obligor (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary or any equity of such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(iii) with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to any Standard Securitization Undertakings, and

(iv) to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings; or

(b) a direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Designated Subsidiary” and which meets the following criteria:

(i) such Subsidiary is the direct parent of any Designated Subsidiary referred to in clause (a) and meets the criteria set forth in clause (a)(ii);

(ii) such Subsidiary engages in no activities and has no assets (other than in connection with the transfer of assets to and from any Designated Subsidiary referred to in clause (a), its ownership of all of the Equity Interests of any Designated Subsidiary referred to in clause (a), any contracts, agreements, arrangements or arrangements not prohibited by clause (iii) below and Standard Securitization Undertakings) or liabilities (other than in connection with any contracts, agreements, arrangements or arrangements not prohibited by clause (iii) below and Standard Securitization Undertakings);

(iii) no Obligor has any material contract, agreement, arrangement or understanding with such holding company other than on terms, taken as a whole, not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to any Standard Securitization Undertakings; and

(iv) no Obligor has any obligation to maintain or preserve such holding company’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings.

Any such designation under clauses (2)(a) and 2(b) by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions set forth in clauses (2)(a) or (2)(b). For the avoidance of doubt, in the case of clause (2)(a), no Subsidiary Guarantor shall be designated as a Designated Subsidiary unless the Borrower shall be in compliance with Section 6.03(d)

immediately after giving effect to any such designation. Each Subsidiary of a Designated Subsidiary shall be deemed to be a Designated Subsidiary and shall comply with the foregoing requirements of this definition. The parties hereby agree that the Subsidiaries identified as Designated Subsidiaries on Schedule IV hereto, shall each constitute a Designated Subsidiary so long as they comply with the foregoing requirements of this definition.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to a Designated Subsidiary pursuant to a transaction not prohibited hereunder or any disposition of a Portfolio Investment received from an Excluded Asset and promptly transferred to another Excluded Asset pursuant to the terms of Section 6.03(i).

“Disqualified Equity Interests” means any Equity Interests that after issuance are subject to any agreement between the holder of such Equity Interests and the issuer thereof where such issuer is required to purchase, redeem, retire, acquire, cancel or terminate all such Equity Interests, other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests that are not Disqualified Equity Interests.

“Disqualified Lender” means (i) those Persons that have been identified by the Borrower in writing to the Administrative Agent on or prior to the Effective Date, (ii) any Person that is identified by the Borrower in writing to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (iii) Affiliates of any Person identified in clauses (i) or (ii) above that are either identified in writing to the Administrative Agent by the Borrower from time to time or readily identifiable solely based on the similarity of such Affiliate’s name. The identification of a Disqualified Lender after the Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation); provided, that any designation of a Person as a Disqualified Lender shall not be effective until the Business Day after written notice thereof by the Borrower to the Administrative Agent and approval by the Administrative Agent to the extent required in clause (ii) above. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender requesting the same (so long as such Lender agrees to keep such list confidential in accordance with Section 9.13). Any supplement or other modification to the list of Persons identified as Disqualified Lenders shall be e-mailed to the Administrative Agent at JPMDQcontact@JPMorgan.com.

“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Revolving Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure permitted hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.08 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Commitment as of the First Amendment Effective Date is set forth on Schedule I or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the First Amendment Effective Date is $~~150,000,000~~200,000,000.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency at such time.

“Dollar Issuing Bank” means any Issuing Bank identified in Schedule IX (as amended from time to time pursuant to Section 2.08), and its successors in such capacity as provided in Section 2.05(j), that has agreed to issue Letters of Credit under its respective Dollar Commitment.

“Dollar LC Exposure” means a Dollar Lender’s LC Exposure under its Dollar Commitment.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement or otherwise in accordance with the terms hereof.

“Dollar Loan” means a Revolving Loan made pursuant to the Dollar Commitments.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Controlled Foreign Corporation or a Foreign Subsidiary that is an Obligor.

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (but solely to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock or other Equity Interests.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a complete withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of

ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR”, “€” and “Euro” denote the single currency of the Participating Member States.

“EURIBO Rate” means, for any Interest Period, in the case of any Term Benchmark Borrowing denominated in Euro, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a term equal to the term of the relevant Interest Period appearing on the Bloomberg screen page (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m. (Brussels time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day (the “EURIBO Screen Rate”).

“EURIBO Screen Rate” has the meaning assigned to such term in the definition of “EURIBO Rate”.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Special Longer Term Unsecured Indebtedness” means any Special Longer Term Unsecured Indebtedness in excess of $500,000,000 at any one time outstanding.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at approximately 11:00 a.m. London time on such day as set forth on the Bloomberg World Currency Value Page for such currency. In the event that such rate does not appear on such Bloomberg Page (or on any successor or substitute page), the Exchange Rate shall be determined by reference to such other publicly available information service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. New York City time on such date for the purchase of Dollars with such currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Asset Lien” has the meaning assigned to such term in Section 6.02(e).

“Excluded Assets” means the entities identified as Excluded Assets in Schedule VIII hereto, any Permitted CLO Issuer and finance lease obligations, and each Designated Subsidiary,

and any similar assets or entities in which any Obligor holds an interest on or after the Effective Date, and, in each case, their respective Subsidiaries, unless, in the case of any such asset or entity, the Borrower designates in writing to the Collateral Agent that such asset or entity is not to be an Excluded Asset.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor (determined after giving effect to Section 3.11 of the Guarantee and Security Agreement and any other “Keepwell, support or other agreement” for the benefit of such Subsidiary Guarantor) or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender or any Issuing Bank, any United States withholding tax that is imposed on amounts payable to or on account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date (i) such Lender or Issuing Bank becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(d)) or (ii) such Lender or Issuing Bank designates a new lending office, except to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) Taxes attributable to such Lender or Issuing Bank’s failure to comply with Section 2.16(f), (g) or (h), and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Lenders” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Longer Term Notes” means the 2027 Notes ~~and~~, the 2027-2 Notes, the 2027-3 Notes and the 2028 Notes.

“Extraordinary Receipts” means any cash received by or paid to any Obligor on account of any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests and issuances of Indebtedness by any Obligor); provided that Extraordinary Receipts shall not include any (v) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16(i), (w) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (x) taxes paid or reasonably estimated to be payable by the Borrower or such other Obligor as a result of such cash receipts (after taking into account any available tax credits or deductions); provided that, if the amount of any estimated taxes pursuant to clause (x) exceeds the amount of taxes actually required to be paid in cash in respect of any such event, the aggregate amount of such excess shall constitute Extraordinary Receipts (as of the date the Borrower determines such excess exists), (y) any costs, fees, commissions, premiums and expenses incurred by the Borrower or such other Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses or (z) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings.

“Facility Termination Date” means the first date on which (a) the Commitments have expired or been terminated, (b) the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder (other than Unasserted Contingent Obligations) shall have been paid in full in cash, (c) all Letters of Credit shall have (i) expired with no pending drawings, (ii) terminated, (iii) been cash collateralized in the manner required by Section 2.05(k) or (iv) otherwise been backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion and (d) all LC Disbursements then outstanding shall have been reimbursed.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate. Notwithstanding the foregoing, if the Federal Funds Effective Rate, as determined as provided above, would otherwise be less than zero (0.00%), then the Federal Funds Effective Rate shall be deemed to be zero (0.00%) for purposes of this Agreement.

“Financial Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower.

“First Amendment Effective Date” means December 21, 2023.

“Floor” means zero percent (0.00%).

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Subsidiary” means, with respect to any Obligor, any Subsidiary of such Obligor that is organized in a Permitted Foreign Jurisdiction; provided that, prior to any Foreign Subsidiary becoming a Subsidiary Guarantor pursuant to Section 5.08(a) hereof, the Administrative Agent and Collateral Agent shall have either (a) given prior written consent (not to be unreasonably conditioned, withheld or delayed) with respect to adding such Subsidiary as a new Obligor or (b) received legal opinions from local counsel in the relevant jurisdiction provided by each such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Lender” means any Lender or any Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“GBP”, “£” and “sterling” denote the lawful currency of the United Kingdom.

“GBSA” has the meaning assigned to such term in Section 9.20.

“GBSA Consultation Notice” has the meaning assigned to such term in Section 9.20.

“GBSA Consultation Period” has the meaning assigned to such term in Section 9.20.

“GBSA Final Notice” has the meaning assigned to such term in Section 9.20.

“GBSA Initial Notice” has the meaning assigned to such term in Section 9.20.

“GBSA Lender” has the meaning assigned to such term in Section 9.20.

“GBSA Obligations” has the meaning assigned to such term in Section 9.20.

“GICS” means, as of any date, the most recently published Global Industry Classification Standard.

“GICS Industry Group Classification” means any industry group classification within GICS, as updated and amended from time to time.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national body exercising such powers or functions (such as the European Union or the European Central Bank).

“Gross Borrowing Base” has the meaning assigned to such term in Section 5.13(h).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means that certain Amended and Restated Guarantee and Security Agreement dated as of the ~~date hereof~~Original Effective Date among the Borrower, the Subsidiary Guarantors, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness, and the Collateral Agent.

“Guarantee and Security Agreement Confirmation” means that certain Guarantee and Security Agreement confirmation dated as of the First Amendment Effective Date among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Administrative Agent and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as is reasonably acceptable to the Collateral Agent) between the Collateral Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Collateral Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.01: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 5% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 5% of the consolidated revenues of the Borrower and its Subsidiaries for such period.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e)(i).

“Incremental Assumption Agreement” has the meaning assigned to such term in Section 2.08(e)(ii)(B).

“Incremental Term Commitment” means as to each Incremental Term Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, an Incremental Term Loan to the Borrower in Dollars pursuant to Section 2.08(e)(ii)(C) in an aggregate principal amount up to but not exceeding the amount set forth in the applicable Incremental Assumption Agreement. The initial amount of each Lender’s Incremental Term Commitment shall be set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Lender” means each Lender having an Incremental Term Commitment or, as the case may be, an outstanding Incremental Term Loan.

“Incremental Term Loans” means any term loans made by Incremental Term Lenders to the Borrower pursuant to Section 2.08(e)(ii)(C).

“Indebtedness” of any Person means, without duplication, (a) (i) all obligations of such Person for borrowed money or (ii) with respect to deposits or advances of any kind that are required to be to accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a portfolio investment (including Portfolio Investments) of such Person in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business), (d) all obligations of such

Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(c)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing “Indebtedness” shall not include (s) uncalled capital or other commitments of an Obligor in any joint venture, as well as any letter or agreement requiring any Obligor to provide capital to a joint venture or a lender to a joint venture, (t) [reserved], (u) any non-recourse liabilities for ~~participation~~participations sold by any Person in any Bank Loans, (v) indebtedness of such Person on account of the sale by such Person of the first out tranche of any First Lien Bank Loan (as defined in Section 5.13) that arises solely as an accounting matter under ASC 860, (w) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (x) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments) or fund the delayed draw, revolver, letter of credit or other unfunded portion of any existing portfolio investment (including Portfolio Investments), (y) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any Person in any Bank Loan.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document.

“Independent Valuation Provider” means an independent valuation provider, including, Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal and any other independent nationally recognized third-party valuation firm selected by the Collateral Agent and reasonably acceptable to the Borrower.

“Industry Classification Group” means (a) any GICS Industry Group Classification set forth in Schedule VI hereto, together with any such group classifications that may be subsequently established by GICS and provided by the Borrower to the ~~Lenders~~Administrative Agent and (b) up to three (3) additional industry group classifications established by the Borrower pursuant to Section 5.12.

“Initial GBSA Termination Date” has the meaning assigned to such term in Section 9.20.

“Initial Term Commitment” means as to each Term Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, a Term Loan to the Borrower in Dollars pursuant to Section 2.01(c) in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Lender on Schedule I. The amount of each Lender’s Initial Term Commitment as of the First Amendment Effective Date is set forth on Schedule I. The aggregate amount of the Lenders’ Initial Term Commitments as of the First Amendment Effective Date is $50,000,000.

“Initial Term Lender” means each Lender having an Initial Term Commitment or, as the case may be, an outstanding Initial Term Loan.

“Initial Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(c).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form of Exhibit D or such other form as is reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Term Benchmark Loan or RFR Loan, the last day of each Interest Period therefor and~~, in the case of any Term Benchmark Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three (3) month intervals after the first day of such Interest Period and~~ (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, for any Term Benchmark Loan or Borrowing or any RFR Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month~~,~~ or three (3~~) months or (except in the case of Term Benchmark Loans and Borrowings denominated in CAD and RFR Loans and RFR Borrowings) six (6~~) months thereafter or, with respect to such portion of any Term Benchmark Loan, RFR Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period pertaining to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available unless or until it is reinstated pursuant to Section 2.13(e). For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements and Credit Default Swaps.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” has the meaning assigned to such term in Section 3.11(c).

“Issuing Banks” means each of JPMCB, MUFG and SMBC and any other Issuing Bank designated pursuant to Section 2.05(k), in their capacity as issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.05(j).

“Joint Lead Arrangers” means JPMCB, MUFG and SMBC and any other Person who becomes a Joint Lead Arranger hereunder with the written consent of the Administrative Agent and the Borrower.

“JPMCB” means JPMorgan Chase Bank, N.A.

“JPY” denotes the lawful currency of Japan.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by any Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Multicurrency Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time and the LC Exposure of any Dollar Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time.

“Lenders” means, collectively, the Term Lenders, Dollar Lenders and the Multicurrency Lenders. Unless otherwise indicated, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(l).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any portfolio investment (including Portfolio Investments), the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, restrictions on assignments or transfers, buyout rights, voting rights, right of first offer or refusal thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of portfolio investments (including Portfolio Investments) that are equity securities, excluding customary drag along, tag along, buyout rights, voting rights, right of first offer or refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection with the commercial lending facility made available hereunder by the Borrower or any Secured Party with or in favor of the Administrative Agent and/or the Lenders, including the Letter of Credit Documents, the Security Documents, and any fee letter among the Borrower and any other party hereto and any other documents designated as such by the Borrower and the Administrative Agent from time to time.

“Loans” means the loans of any Class made hereunder, including the Revolving Loans and Term Loans.

“Make-Whole Guarantee” has the meaning specified in the definition of “Standard Securitization Undertakings”.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or its Subsidiaries, a change in general market conditions or values of the Investments of the Borrower and its Subsidiaries taken as a whole), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Collateral Agent, the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit, Hedging Agreements and Credit Default Swaps), of any one (1) or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000, (b) obligations in respect of one (1) or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and the Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $50,000,000 and (c) obligations in respect of one (1) or more Credit Default Swaps of the Borrower and the Subsidiaries under which the notional amount less any collateral posted in support of such Credit Default Swaps would exceed $50,000,000.

“Maturity Date” means the earliest to occur of (a) December ~~14~~21, ~~2027~~2028 and (b) the date on which all Commitments have been terminated and the aggregate amount of Loans outstanding has been repaid in full and all other obligations of the Borrower hereunder have been indefeasibly paid in full (other than any Unasserted Contingent Obligations that survive the termination of this Agreement); provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Modification Offer” means, to the extent required by the definition of Other Secured Indebtedness or Unsecured Indebtedness, an obligation that will be satisfied if at least ten (10) Business Days (or, such shorter period if ten (10) Business Days is not practicable) prior to the incurrence of such Other Secured Indebtedness or Unsecured Indebtedness, the Borrower shall have provided notice to the Administrative Agent of the terms thereof that do not satisfy the requirements for such type of Indebtedness set forth in the respective definitions herein, which notice shall contain reasonable detail of the terms thereof and an unconditional offer by the Borrower to amend this Agreement to the extent necessary to satisfy the definition of “Other Secured Indebtedness” or “Unsecured Indebtedness”, as applicable, to be incurred. If any such Modification Offer is accepted by the Required Lenders within ten (10) Business Days of receipt of such offer, this Agreement shall be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to reflect all or some of such more restrictive financial covenants or events of default, as elected by the Required Lenders. Notwithstanding the foregoing any provision in a Modification Offer (including any associated cure or grace period) incorporated into this Agreement pursuant to the definition of “Other Secured Indebtedness” or “Unsecured Indebtedness”, as applicable, shall be deleted from this Agreement pursuant to an amendment entered into by the Administrative Agent and the Borrower following such time as the terms of such other Indebtedness are permanently amended so that such provision no longer applies or the applicable Other Secured Indebtedness or Unsecured Indebtedness is terminated or otherwise no longer in effect if (x) the Borrower provides the Administrative Agent and each Lender with written notice of such permanent amendment or termination and (y) within ten (10) Business Days of the Administrative Agent and the Lenders receiving such written notice from the Borrower, the Required Lenders have not provided written notice to the Borrower and the Administrative Agent objecting to the removal of such provision from this Agreement. Any amendment entered into between the Administrative Agent and the Borrower pursuant to this definition shall be at the Borrower’s sole cost and expense.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“MUFG” means MUFG Bank, Ltd.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Revolving Loans, and to acquire participations in Letters of Credit, denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of the Dollar Equivalent of such Lender’s Revolving Multicurrency Credit Exposure permitted hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.08 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Multicurrency Commitment as of the First Amendment Effective Date is set forth on Schedule I, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Lenders’ Multicurrency Commitments as of the First Amendment Effective Date is $~~300,000,000~~325,000,000 .

“Multicurrency Issuing Bank” means any Issuing Bank identified in Schedule IX (as amended from time to time pursuant to Section 2.08), and its successors in such capacity as provided in Section 2.05(j), that has agreed to issue Letters of Credit under its respective Multicurrency Commitment. In the case of any Letter of Credit to be issued in an Agreed Foreign Currency, such Issuing Bank may designate any of its affiliates with credit ratings at least as good as such Issuing Bank, as the “Multicurrency Issuing Bank” for purposes of such Letter of Credit.

“Multicurrency LC Exposure” means a Multicurrency Lender’s LC Exposure under its Multicurrency Commitment.

“Multicurrency Lender” means the Persons listed on Schedule I as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement or otherwise in accordance with the terms hereof.

“Multicurrency Loan” means any Revolving Loan made pursuant to the Multicurrency Commitments.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or any ERISA Affiliate makes any contributions.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any other Obligor, or any Extraordinary Receipt received or paid to the account of the Borrower or any other Obligor, an amount equal to (a) the sum of cash and Cash Equivalents received by an Obligor in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable out-of-pocket fees, costs and expenses incurred by the Borrower or such other Obligor in connection with such transaction, (iii) the taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection with such transaction; provided that, if the amount of any estimated taxes pursuant to clause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists), (iv) any reasonable costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Disposition, and (v) reserves for indemnification, purchase price adjustments or analogous arrangements either (x) required by underlying documentation for such Disposition or (y) reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Disposition; provided that, if the amount of any estimated reserves pursuant to this clause (v) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists); and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any other Obligor (including, for the avoidance of doubt, cash received by the Borrower or any other Obligor for the sale by the Borrower or such Obligor of any Equity Interest of a Subsidiary, but specifically excluding any sale of any Equity Interest by a Subsidiary that is not an Obligor or cash received by a Subsidiary that is not an Obligor), or the incurrence or issuance of any Indebtedness by the Borrower or any other Obligor, an amount equal to (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (1) reasonable out-of-pocket fees, costs and expenses, incurred by the Borrower or such Obligor in connection therewith plus (2) any reasonable costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NZD” denotes the lawful currency of New Zealand.

“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Original Effective Date” means September 10, 2021.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Indebtedness” means (a) Indebtedness (other than Indebtedness for borrowed money), including Guarantees of such Indebtedness, arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, loans, derivatives transactions, repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (b) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under Section 7.01(l).

“Other Secured Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of an Obligor (which may be Guaranteed by one (1) or more other Obligors) that:

~~(i)     (a) is secured pursuant to the Security Documents as described in clause (d) of this definition,~~

(~~b~~i) (a) has no scheduled amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum, provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(m) or Section 6.01(n) hereof) and has a final maturity date not earlier than, six (6) months after the Maturity Date (it being understood that (x) none of: (i) the conversion features into Permitted Equity Interests under convertible notes, (ii) the triggering and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest expense or fractional shares (which may be payable in cash), (iii) any customary voluntary prepayment provisions permitted by the terms thereof, (iv) any customary mandatory prepayment provisions required by the terms thereof or (v) any mandatory prepayment provisions as a result of any borrowing base or collateral base deficiency, in any case shall constitute “amortization” for the purposes of this definition, provided that if any mandatory prepayment is required under such Other Secured Indebtedness constituting a term loan that is not required pursuant to Section 2.10(c) hereof, the Borrower shall offer to repay Loans (and/or provide cover for LC Exposure as specified in Section 2.05(l)) in an amount at least equal to the aggregate Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to the Other Secured Indebtedness being paid), provided the Borrower shall only be required to make an offer to repay the Loans (or provide cover for LC Exposure) to the extent of any amounts that the Borrower would not be permitted to borrow as a new Loan hereunder at such time) and (y) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause  (~~b~~a); provided, with respect to this clause (~~b~~a), the Borrower acknowledges that any payment prior to the Maturity Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12,

(~~c~~b) has terms that, taken as a whole, are not materially more restrictive than market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in good faith or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (provided that, the Obligors may incur any Other Secured Indebtedness that otherwise would not meet the requirements set forth in this ~~parenthetical of this~~ clause  (~~c~~b ) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition)), and

(~~d~~c) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which, or the agent, trustee or representative of such holders have agreed, by executing the joinder attached as Exhibit C to the Guarantee and Security Agreement or otherwise in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents, or

(ii) is permitted pursuant to Section 6.01(m) or Section 6.01(n) hereof and that has been designated by the Borrower as “Designated Indebtedness” in accordance with the requirements of Section 6.01 of the Guarantee and Security Agreement. “Other Secured Indebtedness” shall not include any indebtedness arising under any Hedging Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any similar charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest” means a participation interest (excluding any sub-participation interests) in an investment that at the time of acquisition by an Obligor satisfies each of the following criteria: (a) the underlying investment would constitute a Portfolio Investment were it acquired directly by such Obligor, (b) the seller of the participation is an Excluded Asset, (c) the entire purchase price for such participation is paid in full at the time of its acquisition and (d) the participation provides the participant all of the economic benefit and risk of the whole or part of such portfolio investment that is the subject of such participation.

“Payment ” has the meaning assigned to it in Section 8.09(a).

“Payment Notice” has the meaning assigned to it in Section 8.09(b).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning specified in the definition of “Term CORRA”.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Advisor Loan” means any Indebtedness for borrowed money of any Obligor that (a) is owed to (i) the Advisor or (ii) any Affiliate thereof that, in the case of this clause (ii), has been approved by the Administrative Agent prior to the Effective Date, (b) has no mandatory amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets (whether of any Obligor or any other Person), (e) is on terms and conditions not materially less favorable to such Obligor than could be obtained on an arm’s-length basis from unrelated third parties, (f) is on terms and conditions that are not materially more restrictive upon such Obligor, while any Commitments or Loans are outstanding hereunder, than those set forth in this Agreement with respect to such Obligor; provided that, such Obligor may incur any Permitted Advisor Loan that otherwise would not meet the requirements set forth in this clause (f) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) and (g) substantially contemporaneously with the incurrence of such Indebtedness the Borrower has elected to treat as a Permitted Advisor Loan by giving written notice of such election to the Administrative Agent.

“Permitted CLO Issuer” means any issuer of CLO Securities (or such entity’s parent, general partner or other managing entity) that is an Affiliate of the Borrower and has acquired any Investments from an Obligor; provided that:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such issuer (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(ii) no Obligor has any material contract, agreement, arrangement or understanding with such issuer (excluding customary sale and contribution agreements) other than on terms, taken as a whole, not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to Standard Securitization Undertakings, and

(iii) to which no Obligor has any obligation to maintain or preserve such issuer’s financial condition or cause such entity to achieve certain levels of operating results.

“Permitted Equity Interests” means any Equity Interest of the Borrower that is not a Disqualified Equity Interest.

“Permitted Foreign Jurisdiction” means each of England and Wales, Scotland, Ireland, Austria, Belgium, France, Germany, Liechtenstein, Luxembourg, Monaco, The Netherlands, Switzerland, Canada and the Cayman Islands.

“Permitted Indebtedness” means, collectively, Other Secured Indebtedness and Unsecured Indebtedness.

“Permitted Liens” means: (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any other Obligor in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans arising under ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, provided that all Liens on any Collateral included in the Borrowing Base that are permitted pursuant to this clause (e) shall have a priority that is junior to the Liens under the Security Documents; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 7.01(l); (g) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities, charges for returning items and other similar obligations; provided that, such rights in clauses (i) and (ii) are subordinated to the Lien of the Collateral Agent, pursuant to the terms of a Control Agreement (as defined in the Guarantee and Security Agreement); (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) deposits of money that are not Collateral securing leases to which ~~the obligor~~an Obligor is a party as the lessee made in the ordinary course of business; (j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not interfere with or affect in any material respect the ordinary course conduct of the business of the Borrower or any of its Subsidiaries; (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise not prohibited hereunder); (l) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed or purported to be sold or contributed to any Person not prohibited hereunder ~~and~~; (m) any restrictions on the sale or disposition of assets arising from a loan sale agreement between or among one or more Obligors with one or more Designated Subsidiaries or Permitted CLO Issuers; provided such restrictions with respect to this clause (m) do not adversely affect the enforceability of the Collateral Agent’s first-priority security interest on any Collateral and (n) Liens on participations in Investments to the extent that the portion of such Investment represented by such participation is not a Portfolio Investment.

“Permitted SBIC Guarantee” means a guarantee by one (1) or more Obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means U.S. Department of Labor (“DOL”) regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Portfolio Investment” means any Investment (including a Participation Interest) held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, and of Sections 6.02(d) and 6.04(d) and Section 7.01(p), Cash and Cash Equivalents, excluding Cash pledged as cash collateral for Letters of Credit). Without limiting the generality of the foregoing, it is understood and agreed that (A) any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Excluded Asset, or held by any Immaterial Subsidiary or Controlled Foreign Corporation that is not a Subsidiary Guarantor, shall not be treated as Portfolio Investments, and (B) any Investment in which any Obligor has sold a participation therein to a Person that is not an Obligor shall not be treated as a Portfolio Investment to the extent of such participation. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Quoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“Redemption Amount” means for each quarterly period, the lesser of:

(y) the actual amount of Equity Interests of the Borrower redeemed, bought back or purchased during such period (other than amounts of common stock purchased in connection with tender offers), and

(z) the excess (if any) of (1) the net cash proceeds of the sale of Equity Interests of the Borrower (other than proceeds of any distribution or dividend reinvestment plan) issued in such quarterly period minus (2) the aggregate amount paid or distributed by the Borrower to purchase its shares of common stock in connection with tender offers in such quarterly period.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Reference Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBO Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting ~~or~~, (6) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Days preceding the date of such setting or (7) if such Benchmark is none of the Term SOFR Reference Rate, the Adjusted Term CORRA Rate, the EURIBO Rate, the TIBOR Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board, as the same may be modified and supplemented and in effect from time to time.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Asset Coverage Ratio” means, as of any date, the Asset Coverage Ratio as of the most recent Quarterly Date.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto, (b) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, GBP, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Agreed Foreign Currency (other than GBP or Euro), (1) the central bank for the Currency in which such Secured Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Secured Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in CAD, the ~~CDO~~Adjusted Term CORRA Rate, (c) with respect to any Term Benchmark Borrowing denominated in Euro, the Adjusted EURIBO Rate, (d) with respect to any Term Benchmark Borrowing denominated in AUD, the AUD Rate, (e) with respect to any Term Benchmark Borrowing denominated in JPY, the TIBOR Rate, (f) with respect to any Term Benchmark Borrowing denominated in SEK, the STIBOR Rate and (g) with respect to any Term Benchmark Borrowing denominated in NZD, the BKBM Rate.

“Relevant Screen Rate” means (a) with respect to any Borrowing denominated in Dollars, the Term SOFR Screen Rate, (b) with respect to any Borrowing denominated in CAD, ~~the CAD Screen Rate~~Term CORRA, (c) with respect to any Borrowing denominated in Euros, the EURIBO Screen Rate, (d) with respect to any Borrowing denominated in AUD, the AUD Screen Rate, (e) with respect to any Borrowing denominated in JPY, the TIBOR Screen Rate, (f) with respect to any Borrowing denominated in SEK, the STIBOR Screen Rate and (g) with respect to any Borrowing denominated in NZD, the BKBM Screen Rate.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that the Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders. The Required Lenders of a Class means Lenders having Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Credit Exposures and unused Commitments of such Class at such time. For purposes of this definition, the Swingline Exposure of any Revolving Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of all outstanding Swingline Loans under its Class of Commitments, and the unused Commitments of any such Revolving Lender shall be determined without regard to any such excess amount.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that the Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of Required Revolving Lenders. For purposes of this definition, the Swingline Exposure of any Revolving Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of all outstanding Swingline Loans under its Class of Commitments, and the unused Revolving Commitments of any such Revolving Lender shall be determined without regard to any such excess amount.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any other Obligor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower, provided, for the avoidance of doubt, neither the conversion or settlement of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock (other than interest or expenses or fractional shares, which may be payable in cash) shall be a Restricted Payment hereunder.

“Return of Capital” means (a) any net cash amount received by any Obligor in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise), but not including any prepayment of a revolver that does not permanently reduce the related commitments, (b) without duplication of amounts received under clause (a), any net cash proceeds received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, (c) any net cash amount received by any Obligor in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Portfolio Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash in respect of any Portfolio Investment (in the case of clauses (a), (b), (c) and (d), net of any fees, costs, commissions, premiums, expenses and taxes payable or reasonably estimated to be payable with respect thereto (including reasonable legal fees and expenses).

“Revaluation Date” means (a) with respect to any Loan denominated in an Agreed Foreign Currency, each of the following: (i) each date of a Borrowing of a Loan, (ii) each date of a continuation of a Term Benchmark Loan, (iii) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); and (iv) such additional dates as the Administrative Agent shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; provided that such determination or requirement under this subclause (iv) with respect to any Loan denominated in any Agreed Foreign Currency, shall not result in the occurrence of a Revaluation

Date more frequently than monthly; and (b) with respect to any Letter of Credit denominated in an Agreed Foreign Currency, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any Letter of Credit denominated in an Agreed Foreign Currency having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Agreed Foreign Currency, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; provided that such determination or requirement under this subclause (iv) shall not result in the occurrence of a Revaluation Date more frequently than monthly.

“Revolving Commitments” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Dollar LC Exposure, such Lender’s Swingline Exposure and the outstanding principal amount of such Lender’s Loans, at such time made or incurred under the Dollar Commitments.

“Revolving Lenders” means the Dollar Lenders and the Multicurrency Lenders.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a) or (b).

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Multicurrency LC Exposure, such Lender’s Swingline Exposure and the outstanding principal amount of such Lender’s Loans, at such time made or incurred under the Multicurrency Commitments.

“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to Daily Simple RFR.

“RFR Administrator” means the SONIA Administrator or the SARON Administrator, as applicable.

“RFR Administrator’s Website” means the SONIA Administrator’s Website and the SARON Administrator’s Website, as applicable.

“RFR Applicable Credit Adjustment Spread” means, (a) with respect to RFR Loans denominated in GBP, (i) with an Interest Period of one month, 0.0326%, and (ii) with an Interest Period of three months, 0.1193%, and (b) with respect to RFR Loans denominated in CHF, (i) with an Interest Period of one month, -0.0571% and (ii) with an Interest Period of three months, 0.0031%.

“RFR Business Day” means, (A) for any RFR Loan denominated in (a) GBP, any day except for (i) a Saturday or a Sunday and (ii) a day on which banks are closed for general business in London and (b) CHF, any day except for (i) a Saturday or a Sunday and (ii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich~~.~~ and (B) for any Loan denominated in CAD, solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Adjusted Term CORRA Rate, any day except for (i) a Saturday or a Sunday and (ii) a day on which banks are closed for business in Toronto.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Rate” means, for any Loans, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) GBP, SONIA, and (b) CHF, SARON.

“RFR Reference Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (as of the First Amendment Effective Date, Cuba, the Crimea region of Ukraine, the so-called Donetsk and so-called Luhansk regions of Ukraine, the Zaporizhzhia and Kherson Regions of Ukraine, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury ~~or~~, the U.S. Department of State ~~or by~~, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b). For purposes of this definition, “Person” shall include a vessel.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, ~~Her~~His Majesty’s Treasury of the United Kingdom, Japan or any other relevant sanctions authority having jurisdiction over the Borrower or its Subsidiaries or any Lender.

“SARON” means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by any Obligor to make one (1) or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means (i) any direct or indirect wholly-owned Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its Equity Interest in the SBIC Subsidiary) of any Obligor licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), or (ii) any wholly-owned, directly or indirectly, Subsidiary of an entity referred to in clause (i) of this definition, and which is designated by the Borrower (pursuant to a certificate of a Financial Officer delivered to the Administrative Agent) as an SBIC Subsidiary.

“SEC” means the United States Securities and Exchange Commission or any successor thereof.

“Secured Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement. The Secured Obligations shall include, without duplication of the primary rights and interests of the applicable Secured Parties, but exclude Excluded Swap Obligations.

“Secured Party” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Security Documents” means, collectively, the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments, in each case, executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations.

“SEK” denotes the lawful currency of Sweden.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder, in each case, as in effect as of the Effective Date).

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Shorter Term Secured Indebtedness” means, collectively, (a) any Indebtedness of an Obligor (which may be Guaranteed by any other Obligor) ~~that is secured by any assets of any~~

~~Obligor and that does not constitute Other Secured Indebtedness, (b) any Indebtedness of an Obligor~~ that is not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of which (or an authorized agent, representative or trustee of such holders) have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders (or an authorized agent, representative or trustee of such holders) of such Shorter Term Secured Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement) and (~~c~~b) any Indebtedness that is designated as “Shorter Term Secured Indebtedness” by the Borrower. “Shorter Term Secured Indebtedness” shall not include any Indebtedness arising under any Hedging Agreement.

“Shorter Term Unsecured Indebtedness” means (a) (i) all unsecured indebtedness issued after the First Amendment Effective Date that has a maturity date earlier than six (6) months after the Maturity Date except to the extent such unsecured indebtedness constitutes Special Longer Term Unsecured Indebtedness, and (ii) an initial term of at least 3 years as of the issuance date (or, so long as such date is no more than ten (10) Business Days earlier than such issuance date, the initial pricing date), and (b) any Excess Special Longer Term Unsecured Indebtedness, in each case, which may be Guaranteed by one (1) or more other Obligors.

“Significant Subsidiary” means (a) any Obligor or (b) any other Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than the greater of $50,000,000 and 5% of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the sterling overnight index average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the sterling overnight index average identified as such by the SONIA Administrator from time to time.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest or such issuer’s subsidiaries; provided that (a) such Lien was created to secure Indebtedness owing by such issuer or its subsidiaries to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Special Longer Term Unsecured Indebtedness” means indebtedness issued after the First Amendment Effective Date that is Indebtedness (which may be Guaranteed by one (1) or more other Obligors) that satisfies all of the criteria specified in the definition of “Unsecured Indebtedness” other than clause (a) thereof so long as such Indebtedness has a final maturity date at least four years from the date of the initial issuance (or, so long as such date is no more than ten (10) Business Days earlier than such issuance date, the initial pricing date) of such Indebtedness and occurs after the Maturity Date.

“Specified Agreed Foreign Currency” means CHF, SEK and NZD and any Foreign Currency that becomes an Agreed Foreign Currency after the Effective Date.

“Specified Default” means any Default (other than a Contingent Borrowing Base Deficiency for which the grace and/or cure period in Section 2.10(c)(ii) has not expired).

“Specified Multicurrency Sublimit” means, as of any date of determination, an amount equal to the product of (a) 30% and (b) the Multicurrency Commitments then in effect.

“Specified Purchase” has the meaning assigned to such term in Section 2.08(e)(i)(E).

“Specified Purchase Agreement Representations” means such of the representations made by or with respect to a Specified Target, its Subsidiaries and their respective businesses in the definitive documentation governing the applicable Specified Purchase (the “Specified Purchase Agreement”) as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates shall have the right to terminate its obligations under the applicable Specified Purchase Agreement as a result of a breach of such representations in the applicable Specified Purchase Agreement without expense (as determined without regard to any notice requirement and without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent), unless the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld, delayed or conditioned)).

“Specified Representations” means the representations and warranties of the Borrower set forth in Section 3.01 (relating to corporate existence and corporate power and authority of the Obligors); Section 3.02 (relating to enforceability of the Loan Documents); Section 3.03(b) (relating to no conflicts with organizational documents (limited to the execution, delivery and performance of the Loan Documents, incurrence of Indebtedness thereunder and the granting of guarantees and security interests in respect thereof)); Section 3.07; Section 3.11; and Section 3.16.

“Specified Target” has the meaning assigned to such term in Section 2.08(e)(i)(E).

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in middle market, broadly syndicated or commercial loan ~~securitizations,~~market accounts receivable securitizations, securitizations of financial assets, collateralized loan obligations, or loans to special purpose vehicles, including those owed to customary third-party service providers in connection with such transactions, such as rating agencies and accountants ~~and~~, (d) obligations (together with any related performance guarantees) under any customary bad boy guarantee and (e) obligations under any guarantee of any make-whole premium (any such guarantee of any make-whole premium being herein referred to as a “Make-Whole Guarantee”).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the EURIBO Rate or TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STIBOR Rate” means, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association ( or any other person that takes over the administration of that rate) for deposits in SEK with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Stockholm time two (2) Term Benchmark Banking Days for SEK prior to the commencement of such Interest Period (the “STIBOR Screen Rate”). If the STIBOR Rate shall be less than zero (0.00%), the STIBOR Rate shall be deemed to be zero (0.00%) for purposes of this Agreement.

“STIBOR Screen Rate” has the meaning assigned to such term in the definition of “STIBOR Rate”.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one (1) or more subsidiaries of the parent or by the parent and one (1) or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP (as in effect on the Effective Date), consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary of the Borrower or Foreign Subsidiary of the Borrower, in each case, that is a Subsidiary Guarantor under the Guarantee and Security Agreement. It is understood and agreed that Excluded Assets, Immaterial Subsidiaries, and Controlled Foreign Corporations (including, for the avoidance of doubt, Foreign Subsidiaries) shall not be required to be Subsidiary Guarantors.

“Supported QFC” has the meaning assigned to such term in Section 9.17.

“Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a)(i) in the case of any Dollar Lender, its Applicable Dollar Percentage of the total Swingline Exposure incurred under the Dollar Commitments at such time or (ii) in the case of any Multicurrency Lender, its Applicable Multicurrency Percentage of the total Swingline Exposure incurred under the Multicurrency Commitments at such time (excluding, for purpose of this clause (a), in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders under such Lender’s Class of Commitments shall not have funded their participations in such Swingline Loans), adjusted, in each case, to give effect to any reallocation under Section 2.18 of the Swingline Exposure of Defaulting Lenders in effect at such time, plus (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders under such Lender’s Class of Commitments in such Swingline Loans.

“Swingline Lender” means any of JPMCB, MUFG and SMBC, each in its capacity as lender of Swingline Loans hereunder, and each additional Swingline Lender designated pursuant to Section 2.04(e).

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system as determined by the Administrative Agent to be a suitable replacement.

“TARGET Day” means any day on which ~~the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement)~~ T2 is open for the settlement of payments in ~~Euro~~Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing~~,~~ are, bearing interest at a rate determined by reference to Term SOFR, the ~~CDO~~Adjusted Term CORRA Rate, the Adjusted EURIBO Rate, the AUD Rate, the TIBOR Rate, the STIBOR Rate or the BKBM Rate.

“Term Benchmark Banking Day” means for Term Benchmark Loans, Term Benchmark Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a)	Dollars, a U.S. Government Securities Business Day;

(b)	Euro, a TARGET Day;

(c)	CAD, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Canada;

(d)	AUD, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia;

(e)	JPY, any day (other than a Saturday or Sunday) on which banks are open for business in Tokyo, Japan;

(f)	SEK, any day (other than a Saturday or Sunday) on which banks are open for business in Stockholm, Sweden; or

(g)	NZD, any day (other than a Saturday or Sunday) on which banks are open for business in Auckland, New Zealand.

“Term Commitments” means each Lender’s Initial Term Commitments and Incremental Term Commitments.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in CAD, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Term Benchmark Banking Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Term Benchmark Banking Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Term Benchmark Banking Day is not more than three (3) Term Benchmark Banking Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Lender” means each Lender having a Term Commitment or, as the case may be, as outstanding Term Loan.

“Term Loans” means the Initial Term Loans and the Incremental Term Loans.

“Term SOFR” means, for any calculation with respect to a Term Benchmark Loan for any Interest Period, the sum of (i) Term SOFR Credit Adjustment Spread ~~for Term Benchmark Loans for such Interest Period~~ and (ii) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator (the “Term SOFR Screen Rate”); provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than zero, then Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Credit Adjustment Spread” means~~, with respect to Term Benchmark Loans denominated in Dollars, (i) with an Interest Period of one month, 0.10%, (ii) with an Interest Period of three months, 0.15% and (iii) with an Interest Period of six months, 0.25%~~ 0.10%.

“Term SOFR Reference Rate”~~shall mean~~means the forward-looking term rate based on SOFR.

“Term SOFR Screen Rate” has the meaning specified in the definition of “Term SOFR”.

“TIBOR Rate” means, with respect to any Interest Period, the product of (a) the Statutory Reserve Rate and (b) the rate per annum equal to the Tokyo Interbank Offered Rate as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m. (Tokyo time) two Term Benchmark Banking Days for JPY prior to the first day of such Interest Period (the “TIBOR Screen Rate”). If the TIBOR Rate shall be less than zero (0.00%), the TIBOR Rate shall be deemed to be zero (0.00%) for purposes of this Agreement.

“TIBOR Screen Rate” has the meaning assigned to such term in the definition of “TIBOR Rate”.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Assets” has the meaning assigned to such term in Section 6.03(i).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Alternate Base Rate, the Daily Simple RFR, Term SOFR, ~~the CDO Rate~~Term CORRA, the Adjusted EURIBO Rate, the AUD Rate, the TIBOR Rate, the STIBOR Rate or the BKBM Rate.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.17.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” means all (i) unasserted contingent indemnification obligations not then due and payable and (ii) unasserted expense reimbursement obligations not then due and payable. For the avoidance of doubt, “Unasserted Contingent Obligations” shall not include any reimbursement obligations in respect of any Letter of Credit.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Unsecured Indebtedness” means, as of any date, (1) any Permitted Advisor Loan (which may be Guaranteed by one or more other Obligors) and (2) Indebtedness of an Obligor (which may be Guaranteed by one (1) or more other Obligors) that:

(a) has no scheduled amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum, provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(b), 6.01(i), 6.01(m) or 6.01(n) hereof), and a final maturity date not earlier than, six (6) months after the Maturity Date (it being understood that (i) none of (w) the conversion features into Permitted Equity Interests under convertible notes, (x) the triggering and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest expense or fractional shares (which may be payable in cash), (y) any customary mandatory prepayment provisions required by the terms thereof or (z) any customary voluntary prepayment provisions permitted by the terms thereof, shall constitute “amortization” for the purposes of this definition and (ii) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided, with respect to this clause (ii), the Borrower acknowledges that any payment prior to the Maturity Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12 and immediately upon such contingent event occurring the amount of such mandatory amortization shall be included in the Covered Debt Amount);

(b) is incurred pursuant to terms that are substantially comparable to (or more favorable to the Borrower than) market terms for substantially similar debt of other similarly situated borrowers as reasonably determined by the Borrower in good faith or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis; provided that, the Obligors may incur any Unsecured Indebtedness that otherwise would not meet the requirements set forth in this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations (i) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (ii) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition); and

(c) is not secured by any assets of any Obligor.

For the avoidance of doubt, Unsecured Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition. Notwithstanding the foregoing, the term Unsecured Indebtedness shall include any Disqualified Equity Interests so long as the Borrower is not permitted or required to purchase, redeem, retire, acquire, cancel or terminate any such Equity Interest (other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, Equity Interest) prior to the date that is six months after the Maturity Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Valuation Policy” means the Borrower’s valuation policy as the same may be amended, supplemented, waived, or otherwise modified from time to time consistent with industry practice for business development companies and in a manner not prohibited by this Agreement.

“Value” has the meaning assigned to such term in Section 5.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans, Letters of Credit and LC Exposure may be classified and referred to by Class (e.g., a “Term Loan” or “Revolving Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Revolving Term Benchmark Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing” or “Revolving Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Multicurrency Term Benchmark Borrowing”). Loans and Borrowings may also be identified as “Multicurrency” or “Dollar” or otherwise by Currency.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein or therein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Solely for purposes of this Agreement, any references to “principal amount” or “obligations” owed by any Person under any (x) Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement (other than Credit Default Swaps) were terminated at such time (after giving effect to any netting agreement) less any collateral posted in support thereof and (y) Credit Default Swap shall refer to the notional amount thereof less any collateral posted in support thereof

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard Board Accounting Standards Codification 820 or 825-10 (or, in each case, any other Financial Accounting Standard having a similar result or effect) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard Board Accounting Standards Codification 820 or 825-10 (or, in each case, any other Financial Accounting Standard having a similar result or effect) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).

SECTION 1.05. Currencies; Currency Equivalents.

(a) Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Effective Date. Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Multicurrency Credit Exposure, (iv) the Multicurrency LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or the Portfolio Investment, as the case may be, determined as of the most recent Revaluation Date or, in the case of a Portfolio Investment, the date of valuation of such Portfolio Investment. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

The Administrative Agent shall determine the Exchange Rate for any Foreign Currency as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans, Letters of Credit and Revolving Credit Exposure denominated in such Foreign Currency. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered pursuant to Section 5.01 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in Exchange Rates.

(b) Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euro or such National Currency, such party shall be entitled to pay or repay such amount either in Euro or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Effective Date; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07. Issuers. For all purposes of this Agreement, all issuers of Portfolio Investments that are Affiliates of one another shall be treated as a single issuer, unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor.

SECTION 1.08. Outstanding Indebtedness. For the avoidance of doubt, to the extent that any Indebtedness is repaid, redeemed, repurchased, defeased or otherwise acquired, retired or discharged, in each case, in accordance with the terms of the documentation governing such

Indebtedness, such Indebtedness shall be deemed to be paid off and not to be outstanding for any purpose hereunder to the extent of the amount of such repayment, redemption, repurchase, defeasance, retirement or discharge.

SECTION 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic (subject only to the passage of time) increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.10. ~~SECTION 1.09.~~ Reclassification. For purposes of determining compliance with the provisions in Article VI, in the event that a proposed transaction or other action meets the criteria of more than one of the categories described therein, the Borrower, in its sole discretion, will be permitted to classify such transaction or other action on the date it is consummated or otherwise taken or later reclassify such transaction or other action, in any manner that complies with each applicable provision of Article VI, so long as such transaction or other action is permitted to be consummated or otherwise taken pursuant to each applicable provision of Article VI at the time of reclassification; provided that, notwithstanding the foregoing, Indebtedness incurred as a “Permitted Advisor Loan” may not be recategorized pursuant to this Section  ~~1.09~~1.10 .

SECTION 1.11. ~~SECTION 1.10.~~ Calculations. For purposes of categorization of each Portfolio Investment in accordance with Section 5.13, the amount of “first lien debt”, “aggregate first lien debt” and “EBITDA” with respect to any Portfolio Investment may be calculated by the Borrower in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance certificates and financial reporting packages provided by the relevant obligor or issuer as per the requirements of and all in the manner set forth in the relevant agreement governing such Portfolio Investment.

SECTION 1.12. ~~SECTION 1.11.~~ Rates. The interest rate on a Loan denominated in Dollars or an Agreed Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event~~,~~ Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any

Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

Subject to the terms and conditions set forth herein:

(a) each Dollar Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the Dollar Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect;

(b) each Multicurrency Lender severally agrees to make Revolving Loans in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Lenders exceeding the Multicurrency Commitments, (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect or (iv) the aggregate Revolving Multicurrency Credit Exposure denominated in the Specified Agreed Foreign Currencies exceeding the Specified Multicurrency Sublimit; ~~and~~

(c) each Term Lender severally agrees to make a Term Loan in Dollars to the Borrower on the First Amendment Effective Date in an aggregate principal amount equal to the lesser of (i) such Term Lender’s Initial Term Commitment and (ii) an amount that will not result in the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(d) ~~(c)~~ Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid with respect to the Term Loans may not be reborrowed. The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender fully funding its Term Commitment.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the same Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.13, each Borrowing of a Class shall be constituted entirely of ABR Loans, of RFR Loans or of Term Benchmark Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars. Each Term Benchmark Loan shall be denominated in an Agreed Foreign Currency (other than GBP or CHF) or Dollars. Each Daily Simple RFR Loan shall be denominated in GBP or CHF. Each Lender at its option may make any RFR Loan or Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use commercially reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Sections 2.14 and 2.19 shall apply).

(c) Minimum Amounts. Each Borrowing (whether Term Benchmark, RFR, ABR or Swingline) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in each case, such smaller amount as may be agreed to by the Administrative Agent) or, with respect to any Agreed Foreign Currency, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that an ABR Borrowing of a Class may be in an aggregate principal amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.05(f). Borrowings of more than one (1) Class, Currency and Type may be outstanding at the same time.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Term Benchmark Borrowing or RFR Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date. ~~After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods with respect to Term Benchmark Borrowings in effect at any time.~~

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing (other than a Swingline Loan), the Borrower shall deliver a Borrowing Request to the Administrative Agent of such request by electronic communication (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in a Foreign Currency (other than CAD), not later than 12:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing, (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing ~~or~~, (iv) in the case of a Term Benchmark Borrowing denominated in CAD, not later than 12:00 p.m. New York City time, three Business Days before the date of the proposed Borrowing or (v) in the case of an RFR Borrowing, not later than 12:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing.

(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	whether such Borrowing is to be made under the Term Commitments, the Dollar Commitments or the Multicurrency Commitments;

(ii)	in the case of a Revolving Borrowing, the aggregate amount and Currency of the requested Borrowing;

(iii)	the date of such Borrowing, which shall be a Business Day (or, in the case of the Borrowing of the Initial Term Loans, the First Amendment Effective Date);

(iv)	in the case of any Term Loans or any Revolving Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v)

in the case of a Term Benchmark Borrowing or RFR Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)

the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Class of a Revolving Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars and shall be a Multicurrency Borrowing. If no election as to the Currency of a Revolving Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type or Currency of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be a Term Benchmark Borrowing denominated in Dollars having an Interest Period of one (1) month and, if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Term Benchmark Borrowing or RFR Borrowing, as applicable denominated in such Agreed Foreign Currency and having an Interest Period of one (1) month. If a Borrowing (other than an ABR Borrowing) is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Term Benchmark Borrowing denominated in Dollars having an Interest Period of one (1) month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

SECTION 2.04. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans under ~~each~~the Revolving Commitment of such Swingline Lender to the Borrower from time to time during the Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or any Swingline Lender’s outstanding Swingline Loans exceeding the amount set forth opposite the name of such Swingline Lender on Schedule IX, (ii) the sum of any Swingline Lender’s outstanding Dollar Loans, its Dollar LC Exposure and its outstanding Swingline Loans exceeding its Dollar Commitment, (iii) the sum of any Swingline Lender’s outstanding Multicurrency Loans, its Multicurrency LC Exposure and its outstanding Swingline Loans exceeding its Multicurrency Commitment, (iv) the total Revolving Dollar Credit Exposures exceeding the aggregate Dollar Commitments, (v) the total Revolving Multicurrency Credit Exposures exceeding the aggregate Multicurrency Commitments or (vi) the total Covered Debt Amount exceeding the Borrowing Base then in effect; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent and each Swingline Lender of such request by electronic communication not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Swingline Lender from which such Swingline Loan shall be made, the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan (which (x) in the case of any Swingline Lender that is a Dollar Lender, shall be made under the Dollar Commitments and (y) in the case of any Swingline Lender that is a Multicurrency Lender, shall be made under the Multicurrency Commitments). The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower. Each Swingline Lender shall make each applicable Swingline Loan available to the Borrower by means of a credit to the Borrower’s account specified in Section 2.03(b)(vii) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Revolving Lenders in Swingline Loans. Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require (x) the Multicurrency Lenders in the case of any Swingline Loan made under the Multicurrency Commitments and (y) the Dollar Lenders in the case of any Swingline Loan made under the Dollar Commitments, in each case, to acquire participations on such Business Day in all or a portion of such Swingline Loans, and the applicable Lenders shall participate in such Swingline Loans (and in the event any such Swingline Loan is not repaid within five (5) Business Days and the Borrower has submitted a Borrowing Request in accordance with Section 2.03, such Swingline Loan shall be converted to a Term Benchmark Loan denominated in Dollars having an Interest Period of one (1) month’s duration made ratably by the applicable Lenders and shall no longer constitute a Swingline Loan). Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Dollar Lender or Multicurrency Lender, as applicable, specifying in such notice such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of any applicable Swingline Lender, such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of the applicable Swingline Loan or Loans made under such Lender’s Class of Commitments.

Subject to the foregoing, each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments of the respective Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Replacement of Any Swingline Lender. Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such resignation and replacement of any Swingline Lender. In addition, if any

Swingline Lender, in its capacity as a Revolving Lender, assigns all of its Revolving Loans and Revolving Commitments in connection with the terms of this Agreement, such Swingline Lender shall be deemed to have automatically resigned as a Swingline Lender hereunder. The Administrative Agent shall notify the Lenders of any such replacement of any Swingline Lender. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigning Swingline Lender pursuant to Section 2.11. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be made thereafter and (ii) references herein to the term “Swingline Lender” and/or “Swingline Lenders” shall be deemed to refer to such successor or successors (and the other current Swingline Lenders, if applicable) or to any previous Swingline Lender, or to such successor or successors (and all other current Swingline Lenders) and all previous Swingline Lenders, as the context shall require. After the replacement or resignation of ~~an~~a Swingline Lender hereunder, the replaced or resigning Swingline Lender shall have no obligation to make additional Swingline Loans.

(e) Designation of Additional Swingline Lenders. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Swingline Lenders one (1) or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents and (ii) references herein or therein to the term “Swingline Lender” shall be deemed to include such Lender in its capacity as a maker of Swingline Loans hereunder.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Bank to issue, and each Issuing Bank severally agrees to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or the account of its designee (provided the Borrower shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) in such form as is acceptable to such Issuing Bank and such named beneficiary or beneficiaries as are specified by the Borrower, each in its reasonable determination, and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Commitments or the Dollar Commitments, as applicable, up to the aggregate amount then available to be drawn thereunder. Without limiting any rights of an Issuing Bank under this Section 2.05, no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit (i) denominated in any Foreign Currency if at the time of such issuance, such Issuing Bank, in its capacity as a Lender, would not be required to make Loans in such Foreign Currency hereunder or (ii) if, immediately after giving effect to such issuance, amendment, renewal or extension, the sum of such Issuing Bank’s outstanding Revolving Loans, LC Exposure and Swingline Exposure (if any) would exceed such Issuing Bank’s Dollar Commitment or Multicurrency Commitment, as the case may be.

This Section 2.05 shall not be construed to impose an obligation upon any Issuing Bank to issue, amend, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the First Amendment Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the First Amendment Effective Date and which such Issuing Bank in good faith deems material to it or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of, which shall not be required to exceed five Business Days in advance of, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount, Class and Currency of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Commitments or Dollar Commitments, as applicable, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent will promptly notify the Revolving Lenders following the issuance of any Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure at such time of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section 2.05) shall not exceed the amount set forth opposite the name of such Issuing Bank on Schedule IX (or such greater amount as may be agreed between the Borrower and such Issuing Bank from time to time), (ii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency Commitments and the total Revolving Dollar Credit Exposure shall not exceed the aggregate Dollar Commitments, (iii) with respect to each Issuing Bank, the sum of such Issuing Bank’s outstanding Revolving Loans, LC Exposure and Swingline Exposure (if any) of such Class shall not exceed its Commitment of such Class, (iv) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect and (v) the aggregate Revolving Multicurrency Credit Exposure denominated in the Specified Agreed Foreign Currencies shall not exceed the Specified Multicurrency Sublimit.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three (3) months of such then-current expiration date); provided that any Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided further, that (x) in no event shall a Letter of Credit expire after the Commitment Termination Date unless the Borrower (1) deposits, on or prior to the Commitment Termination Date, into the Letter of Credit Collateral Account Cash in an amount equal to 100% of the undrawn face amount of all Letters of Credit that remain outstanding as of the close of business on the Commitment Termination Date and (2) pays in full, on or prior to the Commitment Termination Date, all commissions required to be paid with respect to any such Letter of Credit through the then-current expiration date of such Letter of Credit and (y) no Letter of Credit shall have an expiry date after the Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Bank, and without any further action on the part of the Issuing Banks or the Lenders, (i) in the case of a Multicurrency Issuing Bank, such Multicurrency Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from such Multicurrency Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a Dollar Issuing Bank, such Dollar Issuing Bank hereby grants to each Dollar Lender, and each Dollar Lender hereby acquires from such Dollar Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Dollar Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Class of Commitments.

In consideration and in furtherance of the foregoing, (x) each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Multicurrency Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by each such Multicurrency Issuing Bank and (y) each Dollar ~~Issuing Bank~~Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Dollar Issuing Bank, such Lender’s Applicable Dollar Percentage of each LC Disbursement made by each such Dollar Issuing Bank, in each case, in respect of Letters of Credit promptly upon the request of each such Issuing Bank (which such request shall be made by such

Issuing Bank in accordance with the notice requirements applicable to the Borrower with respect to a request for Loans in Section 2.03) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse an Issuing Bank, then to such Lenders and such Issuing Banks as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000 (or such smaller amount as may be agreed to by the Administrative Agent) and is denominated in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Loan of the respective Class in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each affected Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

None of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Banks or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final, non-appealable judgment of a court of competent jurisdiction. The parties hereto expressly agree that:

(i)

the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)

the Issuing Banks shall have the right, in their sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)

this sentence shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by electronic communication of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two (2) Business Days following the date when due pursuant to paragraph (f) of this Section 2.05, then the provisions of Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.05 to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Resignation or Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. In addition, any Issuing Bank may resign as an Issuing Bank hereunder upon not less than three (3) Business Days prior written notice to the Administrative Agent and the Borrower; provided further that if any Issuing Bank, in its capacity as a Revolving Lender, assigns all of its Revolving Loans and Revolving Commitments in accordance with the terms of this Agreement, such Issuing Bank shall be deemed to have automatically resigned as an Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigning Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” and/or “Issuing Banks” shall be deemed to refer to such successor or successors (and the other current Issuing Banks, if applicable) or to any previous Issuing Bank, or to such successor or successors (and all other current Issuing Banks) and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one (1) or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein or therein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Cash Collateralization. If the Borrower shall be required to provide cover for LC Exposure of a Class pursuant to Section 2.09(a), Section 2.10(c), Section 2.10(d), Section 2.18(c)(ii) or the last paragraph of Section 7.01 or Section 9.20, the Borrower shall immediately (or in accordance with the time periods specified in the applicable section) deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.09(a), Section 2.10(c), Section 2.10(d), Section 2.18(c)(ii) or the last paragraph of Section 7.01, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Secured Obligations, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Revolving Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. If the Borrower is required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as set forth in this Section 2.05(l)) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide cash collateral hereunder pursuant to Section 2.10(b)(ii), such cash collateral (to the extent not applied as set forth in this Section 2.05(l)) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the aggregate Credit Exposures would not exceed the aggregate Commitments and no Specified Default or Event of Default shall have occurred and be continuing.

SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of any Loan (other than an ABR Borrowing), 11:00 a.m. New York City time, and (ii) in the case of any Loan that is an ABR Borrowing, 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose, in each case, by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the corresponding Currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable at the time to ABR Loans in the case of a Dollar Borrowing or the interest rate applicable to such Borrowing in the case of a Multicurrency Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term Benchmark Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.07; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Term Benchmark Borrowing denominated in a Foreign Currency or RFR Borrowing may be continued if, after giving effect thereto, (x) the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments or (y) the aggregate Revolving Multicurrency Credit Exposure denominated in the Specified Agreed Foreign Currencies would exceed the Specified Multicurrency Sublimit, and (iv) a Term Benchmark Borrowing denominated in a Foreign Currency or RFR Borrowing may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. For the avoidance of doubt, this Section 2.07(a) shall not apply to Swingline Borrowings, which may not be converted or continued except in accordance with Section 2.04(c).

(b) Notice of Elections. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by electronic communication by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Content of Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)

the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)

if the resulting Borrowing is a Term Benchmark Borrowing or RFR Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing of the same Class having an Interest Period of one (1) month’s duration, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency may have an Interest Period of more than one (1) month’s duration.

SECTION 2.08. Termination, Reduction or Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated in accordance with the terms of this Agreement, the Revolving Commitments of each Class shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time without premium or penalty terminate, or from time to time reduce, the Revolving Commitments ratably among (and within) each Class; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is $5,000,000 (or, if less, the entire remaining amount of the Revolving Commitments of any Class) or a larger multiple of $1,000,000 in excess thereof (or the entire amount of the Revolving Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, immediately after giving effect to any concurrent prepayment of the Loans of any Class in accordance with Section 2.10, the total Revolving Credit Exposures of such Class would exceed the total Revolving Commitments of such Class or the aggregate Revolving Multicurrency Credit Exposure denominated in the Specified Agreed Foreign Currencies would exceed the Specified Multicurrency Sublimit. Any such reduction of the Revolving Commitments below the aggregate principal amount of the Swingline Loans permitted under Section 2.04(a)(i) and the aggregate amount of Letters of Credit permitted under Section 2.05(c)(i) shall result in a dollar-for-dollar reduction of such amounts as applicable.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Revolving Commitments of a Class shall be permanent. Each reduction of the Revolving Commitments shall be made ratably between the Multicurrency Commitments and the Dollar Commitments and ratably among the Lenders in accordance with their respective Commitments of each Class.

(e)	Increase of the Commitments.

(i)

Requests for Increase by Borrower. The Borrower shall have the right, at any time on or after the Effective Date but prior to the Commitment Termination Date, to propose that the Revolving Commitments of a Class hereunder be increased or a new Class of Incremental Term Commitments be created (each such proposed increase or creation being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase or creation, as applicable, is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three (3) Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least thirty (30) days prior to the Commitment Termination Date; provided that no Lender shall be obligated to provide any increased Commitment; provided, further that:

(A)	each increase shall be in a minimum amount of at least $25,000,000 or a larger multiple of $5,000,000 in excess thereof (or such lesser amount as the Administrative Agent may reasonably agree);

(B)	the aggregate amount of all Commitments, including Commitment Increases effected pursuant to this Section 2.08(e), shall not exceed $1,100,000,000;

(C)

in the case of a Commitment Increase under the Revolving Commitments, each Assuming Lender shall be consented to by the Administrative Agent and the Issuing Banks (in each case, which consent shall not be unreasonably withheld, conditioned or delayed);

(D)

in the case of any Commitment Increase (other than a Commitment Increase used in connection with a Specified Purchase), no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date; and

(E)

(1) in the case of a Commitment Increase used in connection with a merger or consolidation with, or acquisition of all or substantially all of the assets of, any other business development company advised by the Advisor by an Obligor permitted under Section 6.03 (such Person, a “Specified Target” and such merger, consolidation or acquisition a “Specified Purchase”), the Specified Representations (immediately after giving effect to such merger, consolidation or acquisition) and the Specified Purchase Agreement Representations (immediately prior to giving effect to such merger, consolidation or acquisition) shall be true and correct in all material respects on and as of such Commitment Increase Date, or (2) in the case of any other Commitment Increase, the representations and warranties made by the Borrower and/or its Significant Subsidiaries, as applicable, contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(ii)

Effectiveness of Commitment Increase by Borrower. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date with the Commitment in the amount set forth in the applicable Incremental Assumption Agreement, and the Commitment of the respective Class of any Increasing Lender part of such Commitment Increase, and such Assuming Lender shall be increased as of such Commitment Increase Date to the amount set forth in the applicable Incremental Assumption Agreement; provided that:

(A)

the Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied;

(B)

each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to such Commitment Increase Date, an agreement (an “Incremental Assumption Agreement”), in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent; and

(C)

~~[reserved].~~in the case of a Commitment Increase under the Term Commitments, each Assuming Lender and Increasing Lender shall on such Commitment Increase Date make available their respective Term Loans to the Borrower pursuant to procedures reasonably established by the Administrative Agent.

(iii)

Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(B) above executed by an Assuming Lender or an Increasing Lender, and, if applicable, upon the making of any Incremental Term Loan pursuant to clause (ii)(C) above, together with the certificate referred to in clause (ii)(A) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein and, if applicable, the Incremental Term Loans, in the Register and (z) give prompt notice thereof to the Borrower.

(iv)

Adjustments of Borrowings upon Effectiveness of Increase. In the case of a Commitment Increase under the Revolving Commitments, on each Commitment Increase Date, the Borrower shall (A) prepay the outstanding Revolving Loans (if any) of the affected Class in full, (B) simultaneously borrow new Revolving Loans of such Class hereunder in an amount equal to such prepayment (in the case of Term Benchmark Loans, with Relevant Rates equal to the outstanding Relevant Rates and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s); provided that for any outstanding Interest Period of less than one (1) month, the Interest Period will be deemed equal to one (1) month), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Revolving Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Revolving Lender will be subsequently borrowed from such Revolving Lender and (y) the existing Revolving Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans of such Class are held ratably by the Revolving Lenders of such Class in accordance with the respective Revolving Commitments of such Class of such Revolving Lenders (after giving effect to such Commitment Increase) and (C) pay to the Revolving Lenders of such Class the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Revolving Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Swingline Loans and Letters of Credit of such Class so that such interests are held ratably in accordance with their Revolving Commitments of such Class as so increased.

(v)

Terms of Loans Issued on the Commitment Increase Date. The terms and provisions of any new Loans issued by any Assuming Lender or Increasing Lender, and the Commitment Increase of any Assuming Lender or Increasing Lender, (A) in the case of a Commitment Increase under the Revolving Commitments, shall be identical to the terms and provisions of Loans issued by, and the Commitments of, the Revolving Lenders immediately prior to the applicable Commitment Increase

Date (except that any upfront or similar one-time fee may be different) and (B) in the case of a Commitment Increase under the Term Commitments, shall be identical to the terms and provisions of the Initial Term Loans (except that any upfront or similar one-time fee may be different).

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to repay the Loans of each Class as follows:

(i)	to the Administrative Agent for the account of the applicable Lenders the outstanding principal amount of each Class of the Loans on the Maturity Date; and

(ii)

to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender, on the earlier of the Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least ten Business Days after such Swingline Loan is made; provided that any Swingline Loan that is not repaid timely in accordance with this clause (ii) shall be automatically converted to a Term Benchmark Loan in accordance with Section 2.04(c); provided further that on each date that a Borrowing of such Class is made, the Borrower shall repay all Swingline Loans of such Class then outstanding.

In addition, on the Maturity Date, to the extent any Letter of Credit is outstanding (notwithstanding the requirements of Section 2.05(d)), the Borrower shall deposit into the Letter of Credit Collateral Account Cash in an amount equal to 102% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Maturity Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b) Manner of Payment. Subject to Section 2.10(d), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by electronic communication of such selection not later than the time set forth in Section 2.10(e) prior to the scheduled date of such repayment; provided that, each repayment of Borrowings within a Class shall be applied to repay or prepay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, solely in the case of any payment of a Borrowing denominated in Dollars, to pay any outstanding ABR Borrowings pro rata between any outstanding Dollar ABR Borrowings and outstanding Multicurrency ABR Borrowings and second, within each Class, to any remaining Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first). Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing. If the repayment or prepayment amount is denominated in Dollars and the Class to be repaid or prepaid is not specified, the Borrower shall repay or prepay such amount pro rata between any outstanding ABR Borrowings of the Dollar Lenders and the Multicurrency Lenders, and thereafter repay or prepay the remaining Borrowings denominated in

Dollars in the order of the remaining duration of their respective Interest Periods, commencing with such Borrowings with the shortest remaining Interest Period. If the repayment or prepayment is denominated in an Agreed Foreign Currency (including as a result of the Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency), the Borrower may, at its option, repay or prepay any outstanding Borrowings in such Currency ratably among just the Multicurrency Lenders in the order of the remaining duration of their respective Interest Periods, commencing with such Borrowings with the shortest remaining Interest Period, and, if after such payment, the balance of the Borrowings denominated in such Currency is zero (0), then if there are any remaining proceeds, the Borrower shall repay or prepay the Loans (or provide cover for outstanding Letters of Credit as contemplated by Section 2.05(l)) on a pro-rata basis between each outstanding Class of Revolving Credit Exposure in the order of the remaining duration of their respective Interest Periods, commencing with such Borrowings with the shortest remaining Interest Period.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict between the Register and any other accounts and records maintained by the Administrative Agent, the Register shall control in the absence of manifest error.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note (or, in the case of any Lender having Commitments of different Classes, by separate promissory notes in respect of each Class of Commitments). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) in substantially the form attached hereto as Exhibit E or in such other form as shall be reasonably satisfactory to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section 2.10.

(b) Mandatory Prepayments due to Changes in Exchange Rates.

(i)

Determination of Amount Outstanding. On each Revaluation Date, the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or LC Exposure, determined as of such Revaluation Date. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii)	Prepayment.

(A)

If, on the date of such determination (x) the aggregate Revolving Multicurrency Credit Exposure minus the Multicurrency LC Exposure fully cash collateralized pursuant to Section 2.05(l) on such date exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect or (y) the aggregate Revolving Multicurrency Credit Exposure denominated in a Specified Agreed Foreign Currency minus the Multicurrency LC Exposure denominated in a Specified Agreed Foreign Currency fully cash collateralized on such date exceeds 105% of the Specified Multicurrency Sublimit, the Borrower shall prepay the Multicurrency Loans and Swingline Loans (and/or provide cover for Multicurrency LC Exposure as specified in Section 2.05(l)) within fifteen (15) Business Days following the date the Borrower receives notice from the Administrative Agent of such determination in such amounts, if any, as shall be necessary so that after giving effect thereto and the determination of the aggregate Revolving Multicurrency Credit Exposure as of such date, the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments and the Revolving Multicurrency Credit Exposure denominated in a Specified Agreed Foreign Currency does not exceed the Specified Multicurrency Sublimit. Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Loans, second, to Multicurrency Loans, and third, as cover for Multicurrency LC Exposure.

(B)

If, on the date of such determination the aggregate Revolving Dollar Credit Exposure minus the Dollar LC Exposure fully cash collateralized pursuant to Section 2.05(l) on such date exceeds the aggregate amount of the Dollar

Commitments as then in effect, the Borrower shall prepay the Dollar Loans (and/or provide cover for Dollar LC Exposure as specified in Section 2.05(l)) within fifteen (15) Business Days following the date the Borrower receives notice from the Administrative Agent of such determination in such amounts, if any, as shall be necessary so that after giving effect thereto and the determination of the aggregate Revolving Dollar Credit Exposure as of such date, the aggregate Revolving Dollar Credit Exposure does not exceed the Dollar Commitments. Any prepayment pursuant to this paragraph shall be applied, first, to Dollar Loans outstanding and second, as cover for Dollar LC Exposure.

(c) Mandatory Prepayments due to Borrowing Base Deficiency or Contingent Borrowing Base Deficiency.

(i)

In the event that at any time, but only for so long as, any Borrowing Base Deficiency shall exist, the Borrower shall, within five (5) Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Revolving Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)), include additional Portfolio Investments that are in the Collateral Pool in the Borrowing Base in accordance with Section 5.13 or reduce its other Indebtedness that is included in the Covered Debt Amount in such amounts as shall be necessary so that such Borrowing Base Deficiency is promptly cured; provided that (i) the aggregate amount of such prepayment of Revolving Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to its other Indebtedness that is included in the Covered Debt Amount) of the aggregate prepayment and reduction of its other Indebtedness that is included in the Covered Debt Amount, (ii) any payment or repayment of Revolving Loans denominated in Dollars shall be made and applied ratably (based on the aggregate outstanding principal amounts of such Revolving Loans denominated in Dollars) between Dollar Lenders and Multicurrency Lenders and (iii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment (and/or cash collateralization), reduction or addition of assets to the Borrowing Base shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided, further, that solely to the extent such Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(h) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Relevant Asset Coverage Ratio from one (1) quarterly period to the next, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely with respect to compliance with Section 5.13(h).

(ii)

In the event that at any time, but only for so long as, any Contingent Borrowing Base Deficiency shall exist, the Borrower shall, within five (5) Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Revolving Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)), include additional Portfolio Investments that are in the Collateral Pool in the Borrowing Base in accordance with Section 5.13 or reduce its other Indebtedness that is included in the Covered Debt Amount or otherwise remedy the Contingent Borrowing Base Deficiency in such amounts as shall be necessary so that such Contingent Borrowing Base Deficiency is promptly cured; provided that (i) the aggregate amount of such prepayment of Revolving Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to its other Indebtedness that is included in the Covered Debt Amount and Contingent Secured Indebtedness) of the aggregate prepayment and reduction of its other Indebtedness that is included in the Covered Debt Amount and Contingent Secured Indebtedness, (ii) any payment or repayment of Revolving Loans denominated in Dollars shall be made and applied ratably (based on the aggregate outstanding principal amounts of such Revolving Loans denominated in Dollars) between Dollar Lenders and Multicurrency Lenders and (iii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Contingent Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Contingent Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Contingent Borrowing Base Deficiency to be cured within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment (and/or cash collateralization), reduction or addition of assets to the Borrowing Base shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Contingent Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided, further, that solely to the extent such Contingent Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(h) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Relevant Asset Coverage Ratio from one (1) quarterly period to the next, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely with respect to compliance with Section 5.13(h).

(d) Mandatory Prepayments During Amortization Period. During the period commencing on the date immediately following the Commitment Termination Date and ending on the Maturity Date:

(i)	Asset Disposition. If the Borrower or any other Obligor receives any Net Cash Proceeds in excess of $2,000,000 in the aggregate since the Commitment

Termination Date, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds of a Disposition no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(ii)

Equity Issuance. Upon receipt by the Borrower or any other Obligor of any Net Cash Proceeds of the issuance of any Equity Interests (other than pursuant to any distribution or dividend reinvestment plan), the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(iii)

Indebtedness. Upon the incurrence or issuance by the Borrower or any other Obligor of any Indebtedness for borrowed money (excluding any Permitted Advisor Loan) by such Borrower or such other Obligor, as applicable, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(iv)

Extraordinary Receipt. Upon any Extraordinary Receipt (which, when taken with all other Extraordinary Receipts received after the Commitment Termination Date, exceeds $5,000,000 in the aggregate) received by or paid to or for the account of the Borrower or any other Obligor, and not otherwise included in clauses (i), (ii) or (iii) of this Section 2.10(d), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(v)

Return of Capital. If any Obligor shall receive any Return of Capital and is not otherwise included in clauses (i), (ii), (iii) or (iv) of this Section 2.10(d)~~,~~ (other than arising from any Transferred Assets), the Borrower shall prepay an aggregate principal amount of Loans equal to 90% of such Return of Capital (excluding amounts payable by the Borrower pursuant to Section 2.15) no later than the fifth Business Day following the receipt of such Return of Capital (such prepayments to be applied as set forth in Section 2.09(b)).

Notwithstanding the foregoing, (I) Net Cash Proceeds and Return of Capital required to be applied to the prepayment of the Loans pursuant to this Section 2.10(d) shall (A) be applied in accordance with the Guarantee and Security Agreement and (B) exclude the amount necessary for the Borrower to make all required dividends and distributions (which shall be no less than the amount estimated in good faith by Borrower under Section 6.05(b) herein) to maintain the status of a RIC under the Code and its election to be treated as a “business development company” under the Investment Company Act for so long as the Borrower retains such status and to avoid payment by the Borrower of federal income and excise Taxes imposed by Section 4982 of the Code for so long as the Borrower retains the status of a RIC under the Code, and (II) if the Loans to be prepaid pursuant to this Section 2.10(d) are Term Benchmark Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to such Net Cash Proceeds, no later than the fifth Business Day following the receipt of such Net Cash Proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the last day of such Interest Period; provided, further, that the Administrative Agent may direct the application of such deposits as set forth in Section 2.09(b) at any time and if the Administrative Agent does so, no amounts will be payable by the Borrower pursuant to Section 2.15.

(e) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by electronic communication of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Loan denominated in Dollars (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment, (iv) in the case of prepayment of an RFR Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 12:00 p.m., London time, four (4) Business Days before the date of prepayment, (v) in the case of a prepayment of a Term Benchmark Borrowing denominated in a Foreign Currency (other than in the case of a prepayment pursuant to Section 2.10(d), not later than 12:00 p.m., New York time, four (4) Business Days before the date of prepayment, or (vi) in the case of any prepayment pursuant to Section 2.10(d), not later than 11:00 p.m., New York City time, one Business Day before the date of prepayment or, in each case of the notice periods described in this paragraph (e), such lesser period as the Administrative Agent may reasonably agree. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments of a Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Each prepayment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b). In the event the Borrower is required to make any concurrent prepayments under both paragraph (c) and also any other paragraph of this Section 2.10, the prepayment pursuant to such other paragraph of this Section 2.10 shall be made prior to any prepayment required to be made pursuant to paragraph (c) and the amount of the payment required pursuant to paragraph (c) (if any) shall be determined immediately after giving effect to the prepayment made (or to be made) under such other paragraph of this Section 2.10.

SECTION 2.11. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to 0.375% on the daily unused amount of the Dollar Commitment and Multicurrency Commitment, as applicable, of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day after each Quarterly Date, commencing on September 30, 2022, and on the earlier of the date the Revolving Commitments of the respective Class terminate and the Commitment Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the daily unused amount of the applicable Revolving Commitment shall be determined as of the end of each day and (ii) the Revolving Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Class of such Lender (and the Swingline Exposure of such Class of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term Benchmark Loans (or, if such Letter of Credit is denominated in GBP or CHF, RFR Loans) on the daily maximum amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment of the applicable Class terminates and the date on which such Lender ceases to have any LC Exposure of such Class, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily maximum amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable in arrears on the fifteenth (15th) day following such Quarterly Date, commencing on September 30, 2022; provided that, all such fees with respect to the Letters of Credit shall be payable on the date on which the Revolving Commitments of the applicable Class terminate (the “termination date”), the Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the termination date, the Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Lenders agree not later than the date two (2) Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the amount of such fees that ultimately accrue through the date of such expiration or termination). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars (or, with the consent of the relevant Issuing Bank, with respect to any fees payable to an Issuing Bank on account of Letters of Credit issued by such Issuing Bank in any Foreign Currency, in such Foreign Currency) and immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error.

SECTION 2.12. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Term Benchmark Loans. The Loans constituting each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Relevant Rate applicable to such Borrowing for the related Interest Period plus the Applicable Margin.

(c) RFR Loans. The Loans constituting each RFR Borrowing shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Margin.

(d) Default Interest. Notwithstanding the foregoing clauses (a) through (c), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any grace or cure period), whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus (x) if such other amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12, (y) if such other amount is denominated in a Foreign Currency (other than GBP or CHF), the rate applicable to Term Benchmark Loans as provided in paragraph (b) of this Section 2.12 or (z) if such other amount is denominated in GBP or CHF, the rate applicable to RFR Loans as provided in paragraph (c) of this Section 2.12.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on all Loans denominated in GBP shall be computed on the basis of a year of three hundred sixty five (365) days (or three hundred sixty six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate, each Relevant Rate and the Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) Eurocurrency Loans. Notwithstanding anything to the contrary in this Agreement, all outstanding Eurocurrency Loans (as defined in the Existing Credit Agreement) as of the Effective Date shall remain outstanding as Eurocurrency Loans until the end of the Interest Period applicable thereto as of the Effective Date (immediately prior to the effectiveness of this Agreement) and thereafter shall be converted to ABR Loans or Term Benchmark Loans, as applicable, in accordance with the terms of this Agreement.

SECTION 2.13. Market Disruption and Alternate Rate of Interest.

(a) Subject to Section 2.13(b) below, if:

(i)

(A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing in any Applicable Currency, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR, ~~the CDO Rate~~Term CORRA, the Adjusted EURIBO Rate, the AUD Rate, the TIBOR Rate, the STIBOR Rate or the BKBM Rate, as applicable (including, without limitation, because the Relevant Screen Rate for such Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Interest Period or (B) at any time, for an RFR Borrowing, the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR (each determination under this clause (i) shall be made in good faith and shall be conclusive absent manifest error); or

(ii)

(A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing in any Applicable Currency, the Administrative Agent is advised by the Required Lenders of the applicable Class that Term SOFR, ~~the CDO Rate~~Term CORRA, the Adjusted EURIBO Rate, the AUD Rate, the TIBOR Rate, the STIBOR Rate or the BKBM Rate, as applicable, for a Loan in such Applicable Currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period or (B) at any time, for an RFR Borrowing, the Administrative Agent is advised by Multicurrency Lenders constituting Required Lenders of such Class that the Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing;

then the Administrative Agent shall give written notice thereof to the Borrower and the affected Lenders as promptly as practicable thereafter identifying the relevant provision above. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term Benchmark Borrowing denominated in the affected Currency shall be ineffective and, if the affected Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing at the end of the applicable Interest Period, (ii) if the affected Currency is Dollars and any Borrowing Request requests a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) if the affected Currency is a Foreign Currency other than CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing or RFR Borrowing denominated in the affected Currency shall be made as a Term Benchmark Borrowing ~~bearing interest at~~with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing or RFR Borrowing in the affected Currency, at the Borrower’s election shall either (1) be converted to a Term Benchmark Borrowing ~~bearing interest at~~with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, or (3) be prepaid in full immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, and (iv) if the affected Currency is CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing denominated in ~~Canadian Dollars~~CAD shall be made as a Term Benchmark Borrowing with a ~~Term Benchmark~~Relevant Rate equal to the Canadian Prime Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing in CAD, at the Borrower’s election, shall either (1) be converted to a Term Benchmark Borrowing denominated in CAD with a ~~Term Benchmark~~Relevant Rate equal to the Canadian Prime Rate at the end of applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) at the end of the applicable Interest Period, or (3) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark Borrowing, the last day of the current Interest Period for the applicable Term Benchmark Loan, if earlier, the Borrower shall be deemed to have elected clause (iii)(B)(1) or (iv)(B)(1) above, as applicable.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark for an Applicable Currency, then (x) if a Benchmark Replacement ~~for the Term SOFR Reference Rate~~ is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Loans denominated in Dollars and/or CAD for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for such Applicable Currency for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising (x) in the case of a Benchmark Replacement for Dollars, the Required Lenders, and, (y) in the case of a Benchmark Replacement for any Foreign Currency, the Required Multicurrency Lenders. If the Benchmark Replacement is Daily Simple SOFR or Daily Simple CORRA, all interest payments will be payable on a quarterly basis.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (after consulting with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for an Applicable Currency is a term rate (including the Term SOFR Reference Rate or the applicable Relevant Rate) and either (A) any tenor for such Benchmark for such Applicable Currency is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark for such Applicable Currency is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings for such Applicable Currency at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark for such Applicable Currency (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark for such Applicable Currency (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings for such Applicable Currency at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans in each affected Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term Benchmark Borrowing denominated in the affected Applicable Currency shall be ineffective and, if the affected Applicable Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing at the end of the applicable Interest Period, (ii) if the affected Applicable Currency is Dollars and any Borrowing Request requests a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) if the affected Applicable Currency is a Foreign Currency other than CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing or RFR Borrowing denominated in the affected Applicable Currency shall be made as a Term Benchmark Borrowing ~~bearing interest at~~with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing or RFR Borrowing in the affected Applicable Currency, at the Borrower’s election shall either (1) be converted to a Term Benchmark Borrowing ~~bearing interest at~~with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Applicable Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected

Applicable Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, or (3) be prepaid in full immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, and (iv) if the affected Applicable Currency is CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing denominated in ~~Canadian Dollars~~CAD shall be made as a Term Benchmark Borrowing with a ~~Term Benchmark~~Relevant Rate equal to the Canadian Prime Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing in CAD, at the Borrower’s election, shall either (1) be converted to a Term Benchmark Borrowing denominated in CAD with a ~~Term Benchmark~~Relevant Rate equal to the Canadian Prime Rate at the end of applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Applicable Currency) at the end of the applicable Interest Period, or (3) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark Borrowing, the last day of the current Interest Period for the applicable Term Benchmark Loan, if earlier, the Borrower shall be deemed to have elected clause (iii)(B)(1) or (iv)(B)(1) above, as applicable. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental, or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBO Rate) or any Issuing Bank;

(ii)

impose on any Lender or any Issuing Bank or the relevant interbank market for an Agreed Foreign Currency any other condition, cost or expense (other than Taxes), affecting this Agreement or Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit issued by such Issuing Bank or participation by such Lender therein; or

(iii)

subject any Lender, any Issuing Bank or the Administrative Agent to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting into or maintaining any Term Benchmark Loan or RFR Loan (or any Loan, if such increase is in respect of Taxes) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, such Issuing Bank or the Administrative Agent, the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender will claim the payment of any of the amounts referred to in this paragraph (a) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender or such Issuing Bank, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that no Lender will claim the payment of any of the amounts referred to in this paragraph (b) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Bank (x) setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14, (y) setting forth in reasonable detail the manner of determination of such amount or amounts and (z) certifying that such Lender or such Issuing Bank or its holding company, as the case may be, is generally claiming similar compensation from its other similar customers in similar circumstances, shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than three (3) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments.

(a) In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of an Interest Period therefor, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.10(f) and is revoked in accordance herewith), or (iv) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Term Benchmark Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for such Lender’s loss, cost and expense attributable to such event (excluding loss of anticipated profits).

(b) Payment under this Section 2.15 shall be made upon written request of a Lender delivered to the Borrower not later than ten (10) Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section 2.15 accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the basis for and the manner of determination of such amount or amounts, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any taxes, except as required by applicable law; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank for, and within thirty (30) Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within thirty (30) days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent that a party to this Agreement has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any party to this Agreement to do so), (ii) any Taxes attributable to such Lender or Issuing Bank’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

In addition, any Foreign Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and delivery of such documentation (other than such documentation set forth in Sections 2.16(f)(i)-(iv) or Section 2.16(h)) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or delivery would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)	duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)

duly completed copies of Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E certifying that the Foreign Lender is not a United States Person, or

(iv)

duly completed copies of Internal Revenue Service Form W-8IMY; together with an IRS Form W-8BEN or IRS Form W-8BEN-E or any other supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Foreign Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower.

(g) United States Lenders. Each Lender and each Issuing Bank that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Issuing Bank or Lender becomes a party to this Agreement, upon the expiration or invalidity of any forms previously delivered and at times reasonably requested by the Borrower or the Administrative Agent, duly completed copies of Internal Revenue Service Form W-9 or any successor form, provided it is legally able to do so at the time. In addition, if requested by the Borrower or the Administrative Agent, each Lender and each Issuing Bank shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and delivery of such documentation (other than completed copies of Internal Revenue Service Form W-9 or documentation required under Section 2.16(h)) shall not be required if in the Lender or Issuing Bank’s reasonable judgment such completion, execution or delivery would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(h) FATCA. If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by ~~Law~~law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable ~~Law (~~law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender and Issuing Bank agrees that if any form or certification it previously delivered under Section 2.16(f), (g) or (h) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund ~~(or credit in lieu of such refund)~~ of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower an amount equal to such refund ~~or credit~~ (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund ~~or credit~~), net of all reasonable out-of-pocket expenses of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund ~~or credit~~), provided that the Borrower, upon the request of the Administrative Agent, any Lender or any Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or any Issuing Bank in the event the Administrative Agent, any Lender or any Issuing Bank is required to repay such refund ~~or credit~~ to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph (i) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j) Survival. Each party’s obligations, agreements and waivers under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent, any transfer or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fees under Section 2.11 shall be made for the account of the Lenders pro rata according to the average daily unused amounts of their respective Commitments; (iv) each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest on Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(d) Sharing of Payments by Lenders. If any Lender of a Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements or Swingline Loans, of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and participations in LC Disbursements and Swingline Loans, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, and participations in LC Disbursements and Swingline Loans, of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the

Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For the avoidance of doubt, the Borrower may make a Borrowing under the Dollar Commitments or Multicurrency Commitments (if otherwise permitted hereunder) and may use the proceeds of such Borrowing (x) with Dollar Commitments to prepay the Multicurrency Loans (without making a ratable prepayment of the Dollar Loans) or (y) with Multicurrency Commitments to prepay the Dollar Loans (without making a ratable payment to the Multicurrency Loans).

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(a), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees pursuant to Section 2.11(a) shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether two-thirds (2/3rds) of the Lenders, two-thirds (2/3rds) of the Lenders of a Class, the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder or any other Loan Documents (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or each affected Lender (if applicable to such Defaulting Lender), including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v), shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)

all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure consisting of Swingline Loans made by such Defaulting Lender) and LC Exposure shall be reallocated among the non-Defaulting Lenders holding Commitments of the same Class as such Defaulting Lender in accordance with their respective Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, but only to the extent (x) in the case of a Defaulting Lender that holds Commitments of a particular Class, the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of such Class plus such Defaulting Lender’s Swingline Exposure and LC Exposure of such Class does not exceed the total of all non-Defaulting Lenders’ Commitments of such Class, and (y) no non-Defaulting Lender’s Revolving Credit Exposure of the applicable Class will exceed such Lender’s Commitment of such Class;

(ii)

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(l) for so long as such LC Exposure is outstanding;

(iii)

if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)

if the LC Exposure of the non-Defaulting Lenders of the same Class as such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, in effect immediately after giving effect to such reallocation; and

(v)

if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, no Swingline Lenders of the same Class of such Defaulting Lender shall be required to fund any Swingline Loan of such Class and no Issuing Bank of the same Class or such Defaulting Lender shall be required to issue, amend or increase any Letter of Credit of such Class, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of the applicable Class and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and Swingline Exposure related to any newly made Swingline Loan and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of such Class in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lenders and the Issuing Banks (with respect to the Swingline Lenders and the Issuing Banks, only to the extent that such Swingline Lender or Issuing Bank acts in such capacity under the same Class of Commitments held by a Defaulting Lender) each agrees in writing that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on the date of such agreement, such Lender shall no longer be deemed a Defaulting Lender, the Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.18(c)(ii) above and the Swingline Exposure and the LC Exposure of the Lenders of the affected Class shall be readjusted to reflect the inclusion of such Lender’s Commitment of such Class and on such date such Lender shall purchase at par such of the Loans of the other Lenders of such Class (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, in effect immediately after giving effect to such agreement.

No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts then due and payable), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(a), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.20. Illegality . If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any RFR Loan or Term Benchmark Loan or to determine or charge interest rates based upon any applicable Daily Simple RFR or Relevant Rate and such Lender shall so notify the Administrative Agent, the Administrative Agent shall give written notice thereof to the Borrower and the other Lenders as promptly as practicable thereafter, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Alternate Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) thereof, (ii) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term Benchmark Borrowing denominated in the affected Currency shall be ineffective and, if the affected Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing either (A) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (B) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, (iii) if the affected Currency is Dollars and any Borrowing Request requests a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, (iv) if the affected Currency is a Foreign Currency other than CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing or RFR Borrowing denominated in the affected Currency shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing or RFR Borrowing in the affected Currency, at the Borrower’s election shall either (1) be converted to a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, or (3) be prepaid in full immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, and (v) if the affected Currency is CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing denominated in CAD shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Canadian Prime Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing in CAD, at the Borrower’s election, shall either (1) be converted to a Term Benchmark Borrowing denominated in CAD with a Relevant Rate equal to the Canadian Prime Rate at the end of applicable Interest Period; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, or (3) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark Borrowing, the last day of the current Interest Period for the applicable Term Benchmark Loan, if earlier, the Borrower shall be deemed to have elected clause (iv)(B)(1) or (v)(B)(1) above, as applicable. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

SECTION 2.21. ~~SECTION 2.20.~~ Assignment and Reallocation of Existing Commitments and Existing Loans.

(a) On the First Amendment Effective Date, the Revolving Lenders, shall assign and transfer the Revolving Loans among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect to all such assignments and transfers, the Revolving Loans of each Class are held ratably by the Revolving Lenders of such Class in accordance with the respective Revolving Commitments of such Class of such Revolving Lenders (immediately after giving effect to this Agreement). Concurrently therewith, the Revolving Lenders of each Class shall be deemed to have assigned and transferred their participation interests in any outstanding Letters of Credit of such Class among themselves, in a manner acceptable to the Administrative Agent, so that such interests are held ratably in accordance with the Commitments of such Class of such Revolving Lenders (immediately after giving effect to this Agreement).

(b) Each of the Lenders hereby acknowledges and agrees that (i) no Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Credit Agreement or any other Loan Document or (B) the financial condition of any Obligor or the performance by any Obligor of its obligations hereunder or under any other Loan Document; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender; and (iv) no amounts shall be required to be paid to such Lender under Section 2.15 in connection with the reallocation described in Section 2.20(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to comply with clauses (a) through (c) would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed by each Obligor party thereto and delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are or will be in full force and effect, and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Obligors, as applicable, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Obligor, as applicable, or assets, or give rise to a right thereunder to require any payment to be made by any such Person, in each case, except as would not reasonably be expected to have a Material Adverse Effect, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Obligors.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements. The financial statements most recently delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Section 5.01 present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP applied on a consistent basis, subject to, in the case of interim statements, year-end audit adjustments and the absence of footnotes.

(b) No Material Adverse Change. Since December 31, ~~2021~~2022, there has not been any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Litigation. Except, in each case, as disclosed to the Lenders and the Administrative Agent prior to the First Amendment Effective Date, including as set forth in any report publicly filed with the SEC prior to the First Amendment Effective Date, (i) there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Financial Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Financial Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries that directly involve this Agreement or the Transactions.

SECTION 3.06. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. None of the Obligors is subject to any contract or other arrangement, the performance of which by them would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Sanctions and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective employees, officers and directors and, to the knowledge of the Borrower, agents of the Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Borrower or any Subsidiary or any director, officer, manager or, to the knowledge of the Borrower, agent of the Borrower or any Subsidiary is a Sanctioned Person and none of the Borrower or any Subsidiary or any director, officer, manager or agent of the Borrower or any Subsidiary is the subject of any Sanctions.

SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Disclosure. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information, information of a general economic or industry specific nature or information relating to third parties) furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading at the time made; provided that, with respect to projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).

SECTION 3.11. Investment Company Act; Margin Regulations.

(a) Status as Business Development Company. The Borrower is a “closed-end fund” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b) Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to the Borrower and its Subsidiaries.

(c) Investment Policies. The Borrower is in compliance with all written investment policies, restrictions and limitations for the Borrower delivered (to the extent not otherwise publicly filed with the SEC) to the Lenders prior to the Original Effective Date (as such investment policies have been amended, modified or supplemented in a manner not prohibited by Section 7.01(r), the “Investment Policies”), except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

(d) Use of Credit. Neither the Borrower nor any of its Significant Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation U.

SECTION 3.12. Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money of or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any other Obligor outstanding on the First Amendment Effective Date (in each case, other than (x) Indebtedness hereunder or under any other Loan Document and (y) any such agreement or arrangement that is solely between or among two (2) or more Obligors), and the aggregate principal or face amount outstanding or that is or may become outstanding under each such arrangement in each case as of the First Amendment Effective Date is correctly described in Part A of Schedule II.

(b) Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the First Amendment Effective Date (other than Indebtedness hereunder or under any other Loan Document) covering any property of the Borrower or any other Obligor, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the First Amendment Effective Date is correctly described in Part B of Schedule II.

SECTION 3.13. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of the Borrower on the First Amendment Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Designated Subsidiary or an Excluded Asset (other than a Designated Subsidiary). Except as disclosed in Part A of Schedule IV, as of the First Amendment Effective Date, (x) the Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02 hereof), and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Part A of Schedule IV, (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and (z) there are no outstanding Equity Interests with respect to such Subsidiary. Each Subsidiary identified on said Part A of Schedule IV as a “Designated Subsidiary” qualifies as such under the definition of “Designated Subsidiary” set forth in Section 1.01.

(b) Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (a), (c) and (d) of Section 6.04) held by any of the Obligors in any Person on the First Amendment Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of the Borrower and such other Obligors owns, free and clear of all Liens (other than Permitted Liens or Liens created pursuant to the Security Documents), all such Investments.

SECTION 3.14. Properties.

(a) Title Generally. Each of the Borrower and the other Obligors has good title to, or valid leasehold interests in, all its real and personal property material to its business, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business, taken as a whole, as currently conducted or to utilize such properties for their intended purposes, except where failure to have title or leasehold interests would not reasonably be expected to have a Material Adverse Effect.

(b) Intellectual Property. Each of the Borrower and the other Obligors owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, taken as a whole, the use thereof by the Borrower and such other Obligor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Affiliate Agreement. As of the Effective Date, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the SEC) to ~~each of~~ the ~~Lenders~~Administrative Agent true and complete copies of the Affiliate Agreement as in effect as of the Effective Date (including any amendments, supplements or waivers executed and delivered thereunder and any schedules and exhibits thereto). As of the Effective Date, the Affiliate Agreement is in full force and effect.

SECTION 3.16. Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Collateral described therein to secure the Secured Obligations, except for any failure that would not constitute an Event of Default under Section 7.01(p). Except for (a) filings completed on or prior to the First Amendment Effective Date and as contemplated hereby and by the Security Documents, and (b) the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing or action that would not constitute an Event of Default under Section 7.01(p).

SECTION 3.17. Affected Financial Institutions. No Obligor is an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. This Agreement shall become effective on the date on which the following conditions precedent have been satisfied (or such condition shall have been waived in accordance with Section 9.02):

(a) Documents. The Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i)

Executed Counterparts. From each of the parties hereto, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii)	Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed by each of the parties thereto.

(iii)

Opinion of Counsel to the Obligors. A customary favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Dechert LLP, New York counsel for the Obligors.

(iv)

Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions.

(v)

Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President, the Chief Executive Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(vi)	Borrowing Base Certificate. A Borrowing Base Certificate as of a date not more than five (5) days prior to the Effective Date and giving pro forma effect to the Transactions.

(b) Fees and Expenses. The Administrative Agent shall have received evidence of the payment by the Borrower of all fees due and payable to the Lenders on the Effective Date that the Borrower has agreed to pay in connection with this Agreement. The Borrower shall have paid all reasonable expenses (including the legal fees of Milbank LLP) for which invoices have been presented prior to the Effective Date that the Borrower has agreed to pay in connection with this Agreement.

(c) Liens. Results of a recent lien search in each relevant jurisdiction with respect to each Obligor and such search shall reveal no liens on any of the assets of any Obligor except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(d) Know Your Customer Documentation. The Administrative Agent and the Lenders shall have received, at least two (2) Business Days prior to the Effective Date (i) upon the reasonable request of the Lenders at least ten (10) Business Days prior to the Effective Date, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(e) Valuation Policy. A copy of the Valuation Policy.

(f) Other Documents. The Administrative Agent shall have received from the Borrower such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request from the Obligors.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan (including, on the First Amendment Effective Date, the Initial Term Loans), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) (i) in the case of a Loan made to pay the purchase price and related fees and expenses in respect of a Specified Purchase, the Specified Representations (immediately after giving effect to such merger, consolidation or acquisition) and the Specified Purchase Agreement Representations (immediately prior to giving effect to such merger, consolidation or acquisition) shall be true and correct in all material respects on and as of the date of such Loan, or (ii) in the case of any other Loan or issuance, amendment, renewal or extension of any Letter of Credit, the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents (other than the representations and warranties set forth in Section 2.01 and Section 2.04 of the Guarantee and Security Agreement) shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b) (i) in the case of a Loan made to pay the purchase price and related fees and expenses in respect of a Specified Purchase, at the time of and immediately after giving effect to such Loan, no Event of Default under Section 7.01(a), (b), (i), (j), (k) or (n) shall have occurred and be continuing, or (ii) in the case of any other Loan or issuance, amendment, renewal or extension of any Letter of Credit, at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Specified Default or Event of Default shall have occurred and be continuing;

(c) the aggregate Covered Debt Amount (immediately after giving effect to such extension of credit and any Concurrent Transaction) shall not exceed the Borrowing Base (immediately after giving effect to such extension of credit and any Concurrent Transaction), which shall be evidenced by a Borrowing Base Certificate (that, so long as it is still current, may be the Borrowing Base Certificate most recently delivered to the Administrative Agent); and

(d) the Administrative Agent shall have received a request for the Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.03, 2.04 or 2.05(b), as applicable.

Each Borrowing (but not a continuation or conversion thereof) and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority, not to exceed one hundred twenty (120) days after the end of each fiscal year of the Borrower), commencing with the fiscal year ending December 31, 2022, the audited consolidated statements of assets and liabilities, statements of operations, changes in net assets, cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or any other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority, not to exceed seventy-five (75) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower), the consolidated statements of assets and liabilities, statements of operations, changes in net assets, cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied, subject to normal year-end audit adjustments, the absence of footnotes and as otherwise described therein;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and is continuing, specifying the details thereof and any action which the Borrower has taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(b), 6.01(i), 6.01(~~l), 6.01(~~m), 6.01(n), 6.02(d), 6.02(e), 6.03(c), 6.03(d), 6.03(e), 6.03(h), 6.03(i),

6.04(d), 6.04(j), 6.05(b)~~, 6.05(d), 6.05(e), 6.05(f)~~, 6.07 and 6.12(c) or, if not in compliance, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) to the extent not previously disclosed on a Form 10-K or Form 10-Q previously filed with the SEC, stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred, specifying the effect (unless such effect has been previously reported) as determined by the Borrower of such change on the financial statements accompanying such certificate;

(d) as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, (1) a Borrowing Base Certificate as at the last day of such accounting period presenting (i) the Borrower’s computation (and including the rationale for any industry reclassification) of the Borrowing Base, (ii) [reserved], (iii) (A) the quantity sold of any Portfolio Investment previously included in the Borrowing Base in such accounting period, (B) the value assigned to each such Portfolio Investment as of the prior accounting period, (C) the weighted average sale price of each such Portfolio Investment sold and (D) the variance between (B) and (C) and (iv) the aggregate amount of all accrued paid-in-kind interest and all paid-in-kind interest collected, in each case, during such accounting period on Portfolio Investments included in the Borrowing Base~~;~~ and (2) if during such monthly accounting period the Borrower has declared or made any Restricted Payment pursuant to Section 6.05(d), a certificate of a Financial Officer of the Borrower describing each such Restricted Payment and certifying that the conditions set forth in Section 6.05(d) were satisfied on the date of each such Restricted Payment;

(e) promptly but no later than five (5) Business Days after any Financial Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of such Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of such Borrowing Base Deficiency as of the date not earlier than one (1) Business Days prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f) promptly upon receipt thereof, copies of all significant written reports submitted to management or the board of directors of the Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Significant Subsidiaries delivered by such accountants to the management or board of directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the audit committee of the Borrower’s board of directors);

(g) promptly after (and only if) the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders or filed by any of the Obligors with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance by the Borrower and the Obligors with the terms of this Agreement and the other Loan Documents, or for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation (to the extent applicable), as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 5.01 (other than Sections 5.01(c), (d), (e) and (h)) if the reports, documents and other information of the type otherwise so required thereby are publicly available when filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC.

SECTION 5.02. Notices of Material Events. Promptly upon a responsible officer of the Borrower obtaining actual knowledge thereof, the Borrower will furnish to the Administrative Agent for distribution to each Lender written notice of the following:

(a) the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent); provided that if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Significant Subsidiaries that has a reasonable likelihood of being adversely determined and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development (excluding matters of a general economic, financial or political nature to the extent that they would not reasonably be expected to have a disproportionate effect on the Borrower) that has resulted in, or would be likely to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay its obligations, including Tax liabilities and material contractual obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary (other than Immaterial Subsidiaries) has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, except where failure to keep or maintain would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, keep books of record and account in accordance with GAAP in all material respects. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower, to visit and inspect its properties during normal business hours, to examine and make copies of its books and records (including books and records maintained by it in its capacity as a “servicer” in respect of any Designated Subsidiary or other Excluded Assets, or in a similar capacity with respect to any other Designated Subsidiary, but only to the extent the Borrower is not prohibited from disclosing such information or providing access to such information, and any books, records and documents held by the Custodian), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or any contract such Obligor entered into with a third party that is not an Affiliate; provided that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent accountants or independent auditors; provided further that the Borrower shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders for more than one (1) visit and inspection in any calendar year under this Section 5.06 and Section 7.01(b) of the Guarantee and Security Agreement unless an Event of Default shall have occurred and be continuing.

SECTION 5.07. Compliance with Laws; Anti-Corruption; Sanctions. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the SEC thereunder (in each case, if applicable to such Person) and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. In the event that (1) any Obligor shall form or acquire any new Domestic Subsidiary (other than an Excluded Asset or Immaterial Subsidiary) or (2) any Excluded Asset or Immaterial Subsidiary that is a Domestic Subsidiary shall no longer constitute an “Excluded Asset” or “Immaterial Subsidiary”, as applicable, pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Domestic Subsidiary for purposes of this Section 5.08 as of such date), the Borrower will cause, within thirty (30) days (or such longer period as shall be reasonably agreed by the Administrative Agent) following such Person becoming a new Domestic Subsidiary, such new Domestic Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (unless otherwise agreed by the Administrative Agent) and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested. For the avoidance of doubt, the Borrower may elect to cause any of its Excluded Assets ~~or~~, Immaterial Subsidiaries or Foreign Subsidiaries to become an Obligor by causing such Person to become a Subsidiary Guarantor and executing and delivering a Guarantee Assumption Agreement ~~and~~ , provided that (i) with respect to any Foreign Subsidiary, such Foreign Subsidiary shall, if requested by the Administrative Agent or the Collateral Agent execute and deliver (and cause its parent to execute and deliver) a customary guarantee and/or security agreement governed by the laws of the country in which such Foreign Subsidiary is located, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent and (ii) with respect to any Excluded Asset or Immaterial Subsidiary, the Borrower shall only be required to execute and deliver a Guarantee Assumption Agreement with respect to the obligations of the Borrower and no other deliverables ~~as~~will be required ~~for a~~by such Excluded Asset or Immaterial Subsidiary ~~Guarantor under~~, as applicable, to satisfy this Section 5.08(a) (at which point such Person shall be a Subsidiary Guarantor and shall no longer be an Excluded Asset or an Immaterial Subsidiary).

(b) Ownership of Subsidiaries. The Borrower will, and will cause each of its Significant Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Significant Subsidiaries is a wholly owned Subsidiary (other than any Subsidiary that is an Excluded Asset); provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04, so long as immediately after giving effect to such permitted transaction each of the remaining Significant Subsidiaries is a wholly owned Subsidiary.

(c) Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including:

(i)

to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with such Obligor) and the holders of any Shorter Term Secured Indebtedness or Other Secured Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation,

(ii)

subject to Section 5.14 hereof and Sections 7.01 and 7.04 of the Guarantee and Security Agreement, to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each deposit account or securities account of the Obligors (other than any Excluded Account (as defined in the Guarantee and Security Agreement)), and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for the benefit of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or of any Designated Subsidiary or other Person (including with any money or financial assets of any Obligor in its capacity as “servicer” for any such Designated Subsidiary or any of its other Excluded Assets, or any money or financial assets of any Excluded Asset),

(iii)

in the case of any portfolio investment held by an Excluded Asset or an Immaterial Subsidiary, including any cash collection related thereto, ensure that such portfolio investment shall not be held in the account of any Obligor subject to a control agreement among such Obligor, the Collateral Agent and the Custodian delivered in connection with this Agreement or any other Loan Document,

(iv)

in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Excluded Asset or an Immaterial Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Excluded Asset or such Immaterial Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from an Obligor) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that, subject to Section 5.08(c)(v) below, all amounts owing to such Obligor or Excluded Asset or Immaterial Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to separate accounts of such Obligor, such Excluded Asset, and such Immaterial Subsidiary, respectively,

(v)

in the event that any Obligor is acting as an agent or administrative agent (or analogous capacity) under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Obligor and are clearly identified as being held in an agency capacity and

(vi)

cause all credit or loan agreements, any notes and all assignment and assumption agreements relating to any Portfolio Investment constituting part of the Collateral to be held by (x) the Collateral Agent or (y) a Custodian pursuant to the terms of the applicable Custodian Agreement, or pursuant to an appropriate intercreditor agreement, so long as such Custodian has agreed to grant access to such loan and other documents to the Administrative Agent pursuant to an access or similar agreement between the Borrower and such Custodian in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower’s obligation to deliver underlying documentation may be satisfied by delivery of copies of such agreements.

Notwithstanding anything to the contrary contained herein, (1) nothing contained herein shall prevent an Obligor from having a Participation Interest in a portfolio investment held by an Excluded Asset and (2) if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of such Obligor, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Custodian for all purposes hereunder; provided that, when such Obligor has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it shall use commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Custodian, a replacement instrument, promissory note, agreement, document or certificate.

SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans and the issuances of Letters of Credit only for general corporate purposes of the Borrower and its Subsidiaries, including (a) purchasing shares of its common stock in connection with the redemption (or buyback) of its shares, (b) repaying outstanding Indebtedness not prohibited by the Loan Documents, (c) paying fees and expenses paid or payable in connection with this Agreement and the other Loan Documents, (d) making other distributions, contributions and investments and (e) acquiring and funding (either directly or through one (1) or more Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock, Hedging Agreements, Credit Default Swaps and other Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan or Letter of Credit will be used in violation of Sanctions or any other applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in violation of Regulation U. Upon the request of any Lender, the Borrower shall furnish to such Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Without limiting the foregoing, no Obligor will directly or indirectly, use the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10. Status of RIC and BDC. The Borrower shall at all times, subject to applicable grace periods set forth in the Code, maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

SECTION 5.11. Investment and Valuation Policies. The Borrower shall promptly advise the Lenders and the Administrative Agent of any material change in either its Investment Policies or Valuation Policy.

SECTION 5.12. Portfolio Valuation and Diversification, Etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Borrower, in its reasonable determination, shall assign each Portfolio Investment to an Industry Classification Group. To the extent that the Borrower reasonably determines that any Portfolio Investment is not adequately correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of adequate correlation, the Borrower shall be permitted, upon notice to the Administrative Agent for distribution to each Lender, to create up to three (3) additional industry classification groups for purposes of this Agreement. Furthermore, for Portfolio Investments in the Software industry, the Borrower may assign such Portfolio Investment to the Industry Classification Group based on the predominant end-user of the applicable issuer’s product.

(b) Portfolio Valuation Etc.

(i)

Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii)	Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Borrowing Base as follows:

(A)

Quoted Investments—External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available and that are traded in an active and orderly market as determined by the Borrower (“Quoted Investments”), the Borrower shall value such Quoted Investments in accordance with its Valuation Policy and, solely with respect to Portfolio Investments included in the Borrowing Base, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one (1) of the following methodologies (as selected by the Borrower):

(w) in the case of public and 144A securities, the average of the bid prices as determined by at least two (2) Approved Dealers selected by the Borrower,

(x) in the case of bank loans, the bid price as determined by at least one (1) Approved Dealer or Approved Pricing Service selected by the Borrower,

(y) in the case of any Quoted Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z) in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service; and

(B)

Unquoted Investments—External Review. With respect to each Portfolio Investment for which market quotations are not readily available (each, an “Unquoted Investment”), as determined by the Borrower, the Borrower shall value such Unquoted Investments quarterly in a manner consistent with its Valuation Policy and, solely with respect to Portfolio Investments in the Borrowing Base, request an Approved Third-Party Appraiser to assist the Advisor (so long as it has the necessary delegated authority) or the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority) in determining the fair market value of such Unquoted Investments (1) with respect to Unquoted Investments held for a full calendar year, as at the last day of two non-consecutive fiscal quarters each calendar year (or, with respect to the calendar year in which the Effective Date occurs, as at the last day of at least one fiscal quarter in such calendar year) and (2) with respect to Unquoted Investments held for less than one full calendar year but more than one full calendar quarter, as at the last day of at least one fiscal quarter in such calendar year, in each case, and with respect to each calendar year, as selected by the Borrower in its sole discretion (each, a “Testing Quarter”); provided that:

(x) the Value of any such Unquoted Investment acquired during a Testing Quarter shall be deemed to be equal to the cost of such Unquoted Investment until such time as the fair market value of such Unquoted Investment is determined in accordance with the foregoing provisions of this sub-clause (B) as at the last day of the next succeeding Testing Quarter in which such Portfolio Investment is determined (which may be the first full Testing Quarter ending after the date such Unquoted Investment is acquired);

(y) notwithstanding the foregoing clause (B) the Advisor (so long as it has the necessary delegated authority) or the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority) may, without the assistance of an Approved Third-Party Appraiser, determine the Value of an Unquoted Investment in a Testing Quarter for such Unquoted Investment so long as the aggregate Value thereof of all such Unquoted Investments so determined in reliance on this clause (y) does not at any time exceed 10% of the aggregate Borrowing Base for any Testing Quarter, except that the Value of any Unquoted Investment that has been determined without the assistance of an Approved Third-Party Appraiser in reliance on this clause (y) as at the last day of any Testing Quarter with respect to such Unquoted Investment shall be deemed to be zero as at the last day of the immediately succeeding Testing Quarter with respect to such Unquoted Investment (but effective upon the date upon which the Borrowing Base Certificate for such last day is required to be delivered hereunder) if an Approved Third-Party Appraiser has not assisted the Advisor (so long as it has the necessary delegated authority) or the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority), as applicable, in determining the fair market value of such Unquoted Investments, as at such date; and

(z) no Testing Quarter with respect to any Unquoted Investment (including any Testing Quarter for any Unquoted Investment pursuant to which the Advisor (so long as it has the necessary delegated authority) or the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority) determined the value of such Unquoted Investment in accordance with clause (y) above) shall end more than six months following the end of the immediately preceding Testing Quarter for such Portfolio Investment.

(C)

Internal Review. The Borrower shall conduct internal reviews of all Portfolio Investments included in the Borrowing Base at least once each calendar week which shall take into account any events of which any Financial Officer of the Borrower has knowledge that materially and adversely affect the aggregate value of the Portfolio Investments included in the Borrowing Base (including the existence of any buyout right for any Portfolio Investment at a purchase price that is less than the value of any Portfolio Investment established under Section 5.12(b)(ii)(A) or (B) above). If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Sections 5.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof.

(D)

Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing subclauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero (0) for purposes of the Borrowing Base until such time as the Value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance with this Agreement.

(E)	Scheduled Testing of Values.

(1)

For the second calendar month immediately following the end of each fiscal quarter (the last such fiscal quarter is referred to herein as, the “Testing Period”), the Administrative Agent shall cause an Approved Third-Party Appraiser selected by the Administrative Agent to value such number of Unquoted Investments ((x) included in the Borrowing Base as of the end of such Testing Period or at any time between the end of such Testing Period and the end of the immediately preceding Testing Period, in each case, unless such Portfolio Investment is no longer in the Collateral Pool pursuant to a transaction permitted hereunder and (y) selected by the Administrative Agent) that collectively have an aggregate Value approximately equal to the Calculation Amount. The Administrative Agent agrees to notify the Borrower of the Unquoted Investments selected by the Administrative Agent to be tested in each Testing Period. If there is a difference between the Borrower’s valuation and the Approved Third-Party Appraiser’s valuation of any Unquoted Investment, the Value of such Unquoted Investment for Borrowing Base purposes shall be established as set forth in sub-clause (F) below.

(2)

For the avoidance of doubt, the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent would not be as of, or delivered at, the end of any fiscal quarter. Any such valuation would be as of the end of the second month immediately following any fiscal quarter and would be reflected in the Borrowing Base Certificate for such month (provided that such Approved Third-Party Appraiser delivers such valuation at least seven Business Days before the 20th day after the end of the applicable monthly accounting period and, if such valuation is delivered after such time, it shall be included in the Borrowing Base Certificate for the following monthly period and applied to the then applicable balance of the related Portfolio Investment). For illustrative purposes, if the given fiscal quarter is the fourth quarter ending on December 31, 2021, then (A) the Administrative Agent would initiate the testing of Values (using the December 31, 2021 Values for purposes of determining the scope of the testing under clause (E)(x) during the month of February with the anticipation of receiving the valuations from the applicable Approved Third-Party Appraiser(s) on or after February 28, 2022 and (B) (x) if such valuations were received before the seventh Business Day before March 20, 2022, such valuations would be included in the March 20, 2022 Borrowing Base Certificate covering the month of

February, or (y) if such valuations were received after such time, they would be included in the April 20, 2022 Borrowing Base Certificate for the month of March.

For the avoidance of doubt, all calculations of value pursuant to this Section 5.12(b)(ii)(E) shall be determined without application of the Advance Rates.

(F)

Supplemental Testing of Values. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to request, in its reasonable discretion, any Unquoted Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) (other than, so long as no Event of Default exists, any Portfolio Investment included in the Borrowing Base tested pursuant to Section 5.12(b)(ii)(E) as of the most recent Testing Period) to be independently valued by an Approved Third-Party Appraiser selected by the Administrative Agent. There shall be no limit on the number of such appraisals requested by the Administrative Agent in its reasonable discretion; provided that, (i) any appraisal shall be conducted in a manner that is not disruptive to the Borrower’s business and (ii) the values determined by any appraisal shall be treated as confidential information by the Administrative Agent and the Lenders and shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof. The reasonable and documented out-of-pocket costs of any such valuation shall be at the expense of the Borrower; provided that, so long as no Event of Default has occurred and is continuing, the Borrower’s obligations to reimburse valuation costs incurred by the Administrative Agent pursuant to this Section 5.12(b)(ii)(F) shall be limited to an aggregate annual amount equal to the greater of $100,000 and 0.05% of the aggregate Commitments. The Administrative Agent shall notify the Borrower of its receipt of results from an Approved Third-Party Appraiser of any appraisal and provide a copy of the results and any related reports to the Borrower. If the difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent pursuant to Section 5.12(b)(ii)(E) or (F) is (1) less than 5% of the Borrower’s value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 20% of the Borrower’s value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Approved Third-Party Appraiser retained by the Administrative Agent and (3) greater than 20% of the Borrower’s value thereof, then the Borrower and the Administrative Agent shall select an additional Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three valuations (with the average of the Administrative Agent’s Approved Third-Party Appraiser’s valuation and the Borrower’s valuation to be used until the third valuation is obtained). For the avoidance of doubt, Portfolio Investments that are part of the Collateral but not included in the Borrowing Base as of the most recent Testing Period shall not be subject to testing under this Section 5.12(b)(ii)(F); provided that this sentence shall not limit the rights of the Administrative Agent set forth in Section 9.03(a)(iii) to be reimbursed for costs and expenses incurred by the Administrative Agent following the occurrence and during the continuance of an Event of Default.

(iii)	Generally Applicable Valuation Provisions.

(A)

Each Approved Third-Party Appraiser (whether selected by the Borrower or the Administrative Agent) shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B)

Notwithstanding anything to the contrary contained herein, from the Effective Date until the date when the first valuation report with respect to the applicable Portfolio Investment is required to be delivered under Section 5.12(b)(ii)(B) or (E), as applicable, the Value of any Portfolio Investment included in the Borrowing Base shall be the Value as delivered to the Collateral Agent on or prior to the Effective Date. For the avoidance of doubt, subject to Section 5.12(b)(ii)(B) the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently required to be determined in good faith in accordance with this Section 5.12.

(C)

The Administrative Agent and each Lender acknowledges that it may be required to enter into a non-reliance letter, confidentiality agreement or similar agreement requested or required by a proposed appraiser to allow the Administrative Agent or such Lender to review any written valuation report. Notwithstanding anything to the contrary contained herein, there shall be no requirement to disclose any portion of any report submitted by an Approved Third-Party Appraiser without such a non-reliance letter if such non-reliance letter is required by such Approved Third-Party Appraiser as a condition to such disclosure.

(iv)

For the avoidance of doubt, any Values determined by the Independent Valuation Provider pursuant to Sections 5.12(b)(ii)(E) and (F) shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC 820 or the Investment Company Act.

(v)

The Administrative Agent shall notify the Borrower of its receipt of the final results of any valuation performed by the Independent Valuation Provider promptly upon its receipt thereof and shall promptly provide a copy of such results and the related report to the Borrower.

(c) Investment Company Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. The Borrower will at all times, subject to applicable grace or cure periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs, where applicable.

(d) Participation Interests. The Value attributable to any Participation Interest shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with this Section 5.12, provided any participation interest that does not satisfy the definition of Participation Interest shall have a Value of zero (0) for purposes of this Agreement.

SECTION 5.13. Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Portfolio Investment in the Collateral Pool to the extent the Borrower elects to include such Portfolio Investment in the Borrowing Base (the aggregate Value of all such Portfolio Investments in this clause (x), the “Gross Eligible Borrowing Base”; provided that no Portfolio Investment will be deemed included in the Gross Eligible Borrowing Base unless such Portfolio Investment is eligible for a non-zero Advance Rate without regard to the limitations set forth in Sections 5.13(a) through (h)) and (y) the applicable Advance Rate for such Portfolio Investment, provided that:

(a) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base of all issuers in a consolidated group of corporations or other entities (collectively, a “Consolidated Group”) in accordance with GAAP exceeding 6% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 50% of the otherwise applicable Advance Rate; (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base of all issuers in a Consolidated Group in accordance with GAAP exceeding 5% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 50% of the otherwise applicable Advance Rate; or (iii) less than 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base of all issuers in a Consolidated Group in accordance with GAAP exceeding 4% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 50% of the otherwise applicable Advance Rate;

(b) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base of all issuers in a Consolidated Group in accordance with GAAP exceeding 12% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 0%; (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base of all issuers in a Consolidated Group in accordance with GAAP exceeding 10% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base shall be 0% or (iii) less than 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base of all issuers in a Consolidated Group in accordance with GAAP exceeding 8% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 0%;

(c) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base in any single Industry Classification Group that exceeds 25% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 0%, provided that, with respect to Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 25% figure shall be increased to 30%, (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base in any single Industry Classification Group that exceeds 20% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 0%, provided that, with respect to Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 20% figure shall be increased to 25%, or (iii) less than 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Gross Eligible Borrowing Base in any single Industry Classification Group that exceeds 20% of the aggregate Value of all Portfolio Investments in the Gross Eligible Borrowing Base, shall be 0%;

(d) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1.00, the Advance Rate applicable to that portion of the Borrowing Value of Non-Core Investments shall be 0% to the extent necessary so that no more than 20% of the Borrowing Base is attributable to such investments, (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the Borrowing Value of Non-Core Investments shall be 0% to the extent necessary so that no more than 10% of the Borrowing Base is attributable to such investments or (iii) less than 1.75:1.00, the Advance Rate applicable to that portion of the Borrowing Value of Non-Core Investments shall be 0% to the extent necessary so that no more than 5% of the Borrowing Base is attributable to such investments;

(e) if, as of such date, the Relevant Asset Coverage Ratio is (i) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the Borrowing Value of Junior Investments and Non-Core Investments shall be 0% to the extent necessary so that no more than 30% of the Borrowing Base is attributable to such investments; or (ii) less than 1.75:1.00, the Advance Rate applicable to the portion of the Borrowing Value of Junior Investments and Non-Core Investments shall be 0% to the extent necessary so that no more than 20% of the Borrowing Base is attributable to such investments;

(f) no Participation Interest may be included in the Borrowing Base for more than ninety (90) days;

(g) the Advance Rate applicable to CLO Securities (or other investments that similarly represent an investment in underlying levered portfolios), finance leases and investments in Excluded Assets shall be 0%;

(h) if, as of such date, (i)(A) the Borrowing Base (without giving effect to any adjustment required pursuant to this paragraph (h), the “Gross Borrowing Base”) is less than 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 2.00:1.00 and greater than or equal to 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 60% of the Covered Debt Amount, (ii)(A) the Gross Borrowing Base is less than 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 75% of the Covered Debt Amount or (iii)(A) the Gross Borrowing Base is greater than or equal to 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 25% of the Covered Debt Amount.

No Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; provided that, notwithstanding the foregoing, in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied within the longest period of (i) seven (7) days of such inclusion, (ii) as provided for herein or in the Guarantee and Security Agreement and (iii) such longer period as the Collateral Agent may agree in its reasonable discretion. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the failure to Deliver (as defined in the Guarantee and Security Agreement) any Portfolio Investment or other Collateral shall not be a Default or Event of Default, except for any failure that would constitute an Event of Default under ~~clause~~ Section 7.01(p) ~~of Article VII~~. Voting stock of any Controlled Foreign Corporation in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base.

The Borrower shall from time to time deliver a Borrowing Base Certificate to the Administrative Agent and each Lender as provided in Sections 4.01(a)(vii), 4.02(c)(i), 5.01(d), 5.01(e) and 6.05(d).

For the avoidance of doubt, (a) to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions and (b) to the extent the Borrowing Base is required to be reduced to comply with this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments to be excluded from the Borrowing Base to effect such reduction.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment as of any date and subject to adjustment as provided in Sections 5.13(a) through (h), as applicable, and as provided below based on the Relevant Asset Coverage Ratio as of such date, the following percentages with respect to such Portfolio Investment:

	Relevant Asset Coverage Ratio ≥ 2.00:1.00		2.00:1.00 > Relevant Asset Coverage Ratio ≥ 1.75:1.00		1.75:1.00 > Relevant Asset Coverage Ratio ≥ 1.50:1.00
Portfolio Investment (1)	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.	100%	n.a.	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.	95%	n.a.	95%	n.a.
Performing Cash Pay First Lien Bank Loans	85%	75%	85%	75%	85%	75%
Performing Cash Pay First Lien Unitranche Bank Loans	85%	75%	80%	70%	75%	65%
Performing Cash Pay First Lien Last Out Bank Loans	80%	70%	75%	65%	70%	60%
Performing Cash Pay Second Lien Bank Loans	75%	65%	70%	60%	65%	55%
Performing Cash Pay High Yield Securities	70%	60%	65%	55%	60%	50%
Performing Cash Pay Mezzanine Investments	65%	55%	60%	50%	55%	45%

	Relevant Asset Coverage Ratio ≥ 2.00:1.00		2.00:1.00 > Relevant Asset Coverage Ratio ≥ 1.75:1.00		1.75:1.00 > Relevant Asset Coverage Ratio ≥ 1.50:1.00
Portfolio Investment (1)	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Performing Non-Cash Pay Bank Loans	65%	55%	60%	50%	55%	45%
Performing Non-Cash Pay High Yield Securities	60%	50%	55%	45%	50%	40%
Performing Non-Cash Pay Mezzanine Investments	55%	45%	50%	40%	45%	35%
Performing Principal Finance Debt Assets	55%	45%	50%	40%	45%	35%
Performing Principal Finance Preferred Equity Assets	45%	35%	40%	30%	35%	25%
Performing DIP Loans	40%	35%	35%	30%	30%	25%
Performing Common Equity Assets	30%	20%	25%	20%	20%	20%
Performing Principal Finance Common Equity Assets	30%	20%	25%	20%	20%	20%
Performing Preferred Equity	55%	45%	50%	40%	45%	35%
Non-Performing First Lien Bank Loans	45%	45%	40%	40%	35%	35%

	Relevant Asset Coverage Ratio ≥ 2.00:1.00		2.00:1.00 > Relevant Asset Coverage Ratio ≥ 1.75:1.00		1.75:1.00 > Relevant Asset Coverage Ratio ≥ 1.50:1.00
Portfolio Investment (1)	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Non-Performing First Lien Unitranche Loans	45%	45%	40%	40%	35%	35%
Non-Performing First Lien Last Out Loans	40%	40%	35%	35%	30%	30%
Non-Performing Second Lien Bank Loans	40%	30%	35%	25%	30%	20%
Non-Performing High Yield Securities	30%	30%	25%	25%	20%	20%
Non-Performing Mezzanine Investments	30%	25%	25%	20%	20%	20%
Non-Performing Preferred Equity	0%	0%	0%	0%	0%	0%
Non-Performing Common Equity	0%	0%	0%	0%	0%	0%
Non-Performing Principal Finance Assets	0%	0%	0%	0%	0%	0%

(1)

For the avoidance of doubt, the above categories are intended to be indicative of the traditional investment types. All determinations of whether a particular Portfolio Investment belongs to one (1) category or another shall be made by the Borrower on a consistent basis with the definitions in Section 5.13.

“Bank Loans” means debt obligations (including, without limitation, term loans, notes, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally documented under a loan or credit facility or pursuant to any loan agreement, note purchase agreement or other similar financing arrangement facility, whether or not syndicated.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Pay Bank Loans” means First Lien Bank Loans, First Lien Unitranche Bank Loans, First Lien Last Out Bank Loans and Second Lien Bank Loans as to which, at the time of determination, ~~not less than two-third~~(x) at least two-thirds (2/3rds) of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least semi-annually~~.~~ or (y) if the immediately preceding clause (x) does not apply, (i) if such Bank Loan is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% per annum above the applicable benchmark rate is payable at least semi-annually or (ii) if such Bank Loan is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually; provided that if any such existing Cash Pay Bank Loan no longer satisfies clause (x) of this definition (but for the avoidance of doubt may still qualify as a Cash Pay Bank Loan by satisfying clause (y) of this definition) due to an amendment, deferral, waiver, or restructuring of such Portfolio Investment, in each case, related to the deterioration of the credit profile of the underlying borrower, it shall be classified as a Non-Performing Bank Loan.

“Equity Interests” has the meaning assigned to such term in Section 1.01 of this Agreement.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to any Permitted Prior Working Capital Lien, “ABL” revolvers and other customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof, provided that (x) any First Lien Bank Loan that is also a First Lien Unitranche Bank Loan shall be treated for purposes of determining the applicable Advance Rate as a First Lien Unitranche Bank Loan and (y) any First Lien Bank Loan that is also a First Lien Last Out Bank Loan shall be treated for purposes of determining the applicable Advance Rate as a First Lien Last Out Bank Loan. For the avoidance of doubt, to the extent that, and only for so long as, any Permitted Prior Working Capital Lien exceeds the amount permitted under clause (iii) of the definition thereof, an Obligor’s investment in such applicable Bank Loan shall be treated as a Second Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement.

“First Lien Last Out Bank Loan” means a First Lien Bank Loan, a portion of which is, in effect, subject to debt subordination following an event of default and superpriority rights of other lenders (such portion, a “last out” portion); provided, that the aggregate principal amount of the “last out” portion of such Bank Loan is at least 50% of the aggregate principal amount of any “first out” portion of such Bank Loan; provided, further that the underlying obligor with respect to such Bank Loan shall have a ratio of first lien debt (including the “first out” portion of such Bank Loan, but excluding the “last out” portion of such Bank Loan, and, solely to the extent such amounts are netted from debt in the debt to EBITDA calculation in the underlying documentation for such First Lien Bank Loan, net of any cash and cash equivalents) to EBITDA that does not exceed 3.25:1.00 and a ratio of aggregate first lien debt (including both the “first out” portion and the “last out” portion of such Bank Loan, and, solely to the extent such amounts are netted from debt in the debt to EBITDA calculation in the underlying documentation for such First Lien Bank Loan, net of any cash and cash equivalents) to EBITDA that does not exceed 5.25:1.00. An Obligor’s investment in the “last out” portion of a First Lien Last Out Bank Loan shall be treated as a First Lien Last Out Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement. For the avoidance of doubt, an Obligor’s investment in the portion of such Bank Loan that is not the last out portion (the “first out” portion) shall be treated as a First Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement and whether such Portfolio Investment constitutes a “Senior Investment” under this Agreement, and an Obligor’s investment in any “last out” portion of a First Lien Bank Loan that does not meet the foregoing criteria shall be treated as a Second Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement and whether such Portfolio Investment constitutes a “Senior Investment” under this Agreement.

“First Lien Unitranche Bank Loan” means a First Lien Bank Loan with a ratio of first lien debt (net of any cash and cash equivalents solely to the extent such amounts are netted from debt in the debt to EBITDA calculation in the underlying documentation for such First Lien Bank Loan) to EBITDA that exceeds 5.25:1.00, and where the underlying borrower does not also have a Second Lien Bank Loan outstanding.

“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the Securities Act and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.

“Junior Investments” means any Performing Cash Pay High Yield Securities and Performing Cash Pay Mezzanine Investments.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one (1) month from the applicable date of determination.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) that are (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the

Securities Act, (d) not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer and (ii) a Bank Loan that is not a First Lien Bank Loan, First Lien Last Out Bank Loan, First Lien Unitranche Bank Loan, Second Lien Bank Loan or a High Yield Security.

“Non-Core Investments” means, collectively, (a) Performing Common Equity, (b) Performing Preferred Equity, (c) Non-Performing Bank Loans, (d) Non-Performing High Yield Securities, (e) Non-Performing Mezzanine Investments, (f) Performing Non-Cash Pay ~~High Yield Securities~~Bank Loans, (g) Performing Non-Cash Pay ~~Mezzanine Investments~~High Yield Securities, (h) Performing Non-Cash Pay Mezzanine Investments, (i) Performing Principal Finance Assets and (~~i~~j ) Performing DIP Loans.

“Non-Performing Bank Loans” means, collectively, Non-Performing First Lien Bank Loans, Non-Performing First Lien Last Out Bank Loans, Non-Performing First Lien Unitranche Bank Loans and Non-Performing Second Lien Bank Loans.

“Non-Performing Common Equity” means Equity Interests (other than Preferred Equity) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing Cash Pay First Lien Bank Loans and Performing Non-Cash Pay Bank Loans.

“Non-Performing First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans other than Performing Cash Pay First Lien Last Out Bank Loans and Performing Non-Cash Pay Bank Loans.

“Non-Performing First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans other than Performing Cash Pay First Lien Unitranche Bank Loans and Performing Non-Cash Pay Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing Cash Pay High Yield Securities and Performing Non-Cash Pay High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Cash Pay Mezzanine Investments and Performing Non-Cash Pay Mezzanine Investments.

“Non-Performing Preferred Equity” means Preferred Equity other than Performing Preferred Equity.

“Non-Performing Principal Finance Assets” means Principal Finance Assets other than Performing Principal Finance Assets.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Cash Pay Second Lien Bank Loans and Performing Non-Cash Pay Bank Loans.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not then in default of any payment obligations outstanding with respect to accrued and unpaid interest or principal in respect thereof, after the expiration of any applicable grace or cure period, (b) with respect to any Portfolio Investment that is Preferred Equity, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace or cure period, and (c) with respect to any Portfolio Investment that is a Principal Finance Asset, (x) each tranche of such Portfolio Investment or other investment that, in each case, is senior to such Portfolio Investment, in the issuer of such Portfolio Investment satisfies (to the extent applicable) the requirements of the immediately preceding clauses (a) and (b), and (y) to the extent applicable, the holders of such Portfolio Investment have received in cash all expected distributions of interest and other payments thereon and cash flows in respect thereof are not currently subject to any deferral or diversion for the benefit of the holders of any tranche or other investments that rank senior to such Portfolio Investment pursuant to any waterfall or similar structure.

“Performing Cash Pay First Lien Bank Loans” means First Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) Cash Pay Bank Loans.

“Performing Cash Pay First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans which are (a) Performing and (b) Cash Pay Bank Loans.

“Performing Cash Pay First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans which are (a) Performing and (b) Cash Pay Bank Loans.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, ~~not less than~~(x) at least two-thirds (2/3rds) of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash, or (y) if the immediately preceding clause (x) does not apply, (i) if such High Yield Security is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% per annum above the applicable benchmark rate is payable at least semi-annually or (ii) if such High Yield Security is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, ~~not less than~~(x) at least two-thirds (2/3rds) of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash, or (y) if the immediately preceding clause (x) does not apply, (i) if such Mezzanine Investment is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% per annum above the applicable benchmark rate is payable at least semi-annually or (ii) if such Mezzanine Investment is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Cash Pay Second Lien Bank Loans” means Second Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) Cash Pay Bank Loans.

“Performing Common Equity” means Equity Interests (other than Preferred Equity) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing DIP Loans” means a loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code that is Performing.

“Performing ~~First Lien~~Non-Cash Pay Bank Loans” means First Lien Bank Loans ~~(which are not Performing DIP Loans) which are (a) Performing and (b) Cash Pay~~, First Lien Unitranche Bank Loans~~.~~

, ~~“Performing~~ First Lien Last Out Bank Loans~~” means First~~ and Second Lien ~~Last Out~~ Bank Loans ~~which~~that are (a) Performing ~~and~~, (b) not Performing DIP Loans and (c) not Cash Pay Bank Loans.

~~“Performing First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans which are (a) Performing and (b) Cash Pay Bank Loans.~~

“Performing Non-Cash Pay High Yield Securities” means High Yield Securities other than Performing Cash Pay High Yield Securities that are Performing.

“Performing Non-Cash Pay Mezzanine Investments” means Mezzanine Investments other than Performing Cash Pay Mezzanine Investments that are Performing.

“Performing Preferred Equity” means Preferred Equity that is Performing.

“Performing Principal Finance Assets” means Principal Finance Assets which are Performing.

“Performing Principal Finance Common Equity Assets” means Performing Principal Finance Assets which are Equity Interests (other than Preferred Equity).

“Performing Principal Finance Debt Assets” means Performing Principal Finance Assets which are debt Portfolio Investments.

“Performing Principal Finance Preferred Equity Assets” means Performing Principal Finance Assets which are Preferred Equity.

~~“Performing Second Lien Bank Loans” means Second Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) Cash Pay Bank Loans.~~

“Permitted Prior Working Capital Lien” means, with respect to any borrower under a Bank Loan, a security interest to secure a senior facility for such borrower and/or any of its parents and/or subsidiaries; provided that (i) such Bank Loan has a second priority lien on the collateral that is subject to the first priority lien of such senior facility (or a pari passu lien on such collateral), (ii) such senior facility is not secured by any other assets (other than a pari passu lien or a second priority lien, subject to the pari passu or first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum outstanding principal amount of such senior facility is not greater than 15% of the aggregate enterprise value of such borrower (as determined at the time of closing of the transaction, and thereafter an enterprise value for such borrower determined in a manner consistent with the valuation methodology applied in the valuation for such borrower as determined by the Advisor (so long as it has the necessary delegated authority) or the Borrower’s board of directors (or the appropriate committee thereof with the necessary delegated authority) in a commercially reasonable manner, including the use of an Approved Third-Party Appraiser in the case of Unquoted Investments).

“Preferred Equity” as applied to the Equity Interests of any Person, means Equity Interests of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Equity Interests of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Equity Interests.

“Principal Finance Asset” means any Portfolio Investment, the repayment of which is primarily dependent upon cash flows generated from the creation, or the liquidation, of an underlying asset or pool of assets or other investments and which are not investments in CLO Securities; provided that, notwithstanding anything to the contrary in this Agreement, traditional asset-based or cash flow loans made directly or indirectly to an operating company, including, without limitation, loans with a borrowing base consisting of receivables and/or inventory, shall not be deemed to be Principal Finance Assets. Notwithstanding anything to the contrary in this Agreement, a Principal Finance Asset shall not be treated as a Bank Loan, Mezzanine Investment, High Yield Security, Performing DIP Loan, Performing Preferred Equity or Performing Common Equity for any purpose under this Agreement.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest (subject to customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Debt Amount” means, as of any date, the greater of (i) the Covered Debt Amount and (ii) the Combined Debt Amount.

“Senior Investments” means Cash, Cash Equivalents, Short-Term U.S. Government Securities, Long-Term U.S. Government Securities, Performing Cash Pay First Lien Bank Loans, Performing Cash Pay First Lien Unitranche Bank Loans and Performing Cash Pay First Lien Last Out Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one (1) month of the applicable date of determination.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means, with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

SECTION 5.14. Post-Closing Actions. The Borrower agrees that it will, and will cause each other Obligor to, complete each of the actions described on Schedule X as soon as commercially reasonable and by no later than the date set forth in Schedule X with respect to such action or such later date as the Administrative Agent may reasonably agree. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in Schedule X within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Loan Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.14.

ARTICLE VI

NEGATIVE COVENANTS

Until the Facility Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder or under any other Loan Document;

(b) Permitted Indebtedness and Special Longer Term Unsecured Indebtedness in an aggregate principal amount that, in each case, taken together with Indebtedness permitted under clauses (a), (~~i), (~~e)(ii), (i), (m) and (n) of this Section 6.01, immediately after giving effect to its incurrence and any Concurrent Transaction, (1) does not exceed the amount required to comply with the provisions of Section 6.07(b), (2) no Borrowing Base Deficiency is continuing or would result therefrom and (3) so long as no Specified Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Permitted Indebtedness or Special Longer Term Unsecured Indebtedness, as applicable; provided that, for the avoidance of doubt, for purposes of compliance with clause (2) hereof, Special Longer Term Unsecured Indebtedness and Excess Special Longer Term Unsecured Indebtedness shall only be included in the calculation of the Covered Debt Amount to the extent required under the definition of “Covered Debt Amount”;

(c) Other Permitted Indebtedness;

(d) (i) Indebtedness of the Borrower to or from any other Obligor, (ii) Indebtedness of an Obligor to or from another Obligor or (iii) Indebtedness of the Borrower or any other Obligor to a Designated Subsidiary or a Permitted CLO Issuer to the extent a court determines a transfer of assets (including participations) from such Obligor to such Designated Subsidiary or Permitted CLO Issuer did not constitute a true sale, provided, that with respect to this clause (iii), the holders of such Indebtedness have recourse only to the assets purported to be transferred (or in the case of participations, the portfolio investments that such participation interest relates to) to such Designated Subsidiary or Permitted CLO Issuer and to no other assets of the Obligors in connection with such Indebtedness;

(e) (i) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities and (ii) Contingent Secured Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any one time outstanding so long as, in the case of this clause (ii), immediately after giving effect to the incurrence of such Contingent Secured Indebtedness and any Concurrent Transaction, (w) no Specified Default or Event of Default shall have occurred and be continuing, (x) the Borrower is in pro forma compliance with Section 6.07(b), (y) the Covered Debt Amount does not exceed the Borrowing Base and (z) no Contingent Borrowing Base Deficiency shall have occurred and be continuing;

(f) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g) [reserved];

(h) obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(i) Shorter Term Unsecured Indebtedness in an aggregate principal amount (determined at the time of the incurrence of such Indebtedness) does not exceed $300,000,000 in any annual period, taken together with Indebtedness permitted under clauses (a), (b), (e)(ii), (m) and (n) of this Section 6.01, immediately after giving effect to its incurrence and any Concurrent Transaction, (1) does not exceed the amount required to comply with the provisions of Section 6.07(b), (2) no Borrowing Base Deficiency is continuing or would result therefrom and (3) so long as no Specified Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Shorter Term Unsecured Indebtedness and any Concurrent Transaction;

(j) obligations of any Obligor under a Permitted SBIC Guarantee, any SBIC Equity Commitment and analogous commitments by such Obligor with respect to any of its SBIC Subsidiaries;

(k) obligations arising with respect to Hedging Agreements and Credit Default Swaps entered into pursuant to Section 6.04(c) or (i);

(l) [reserved];

(m) Shorter Term Secured Indebtedness and any other Indebtedness (including, for the avoidance of doubt, unsecured Guarantees by an Obligor of the Indebtedness of an issuer or obligor under any Portfolio Investment held by any Obligor, so long as such Guarantees are extended by such Obligor in accordance with the Investment Policies) so long as immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the aggregate principal amount of such Indebtedness does not exceed the greater of (x) $100,000,000 and (y) 5% of Shareholders’ Equity at the time of incurrence and, taken together with Indebtedness permitted under clauses (a), (b), (e)(ii), (i) and (n) of this Section 6.01, does not exceed the amount required to comply with the provisions of Section 6.07(b), (ii) no Borrowing Base Deficiency is continuing or would result therefrom, (iii) no Specified Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Shorter Term Secured Indebtedness and any Concurrent Transaction and (iv) solely to the extent that such Indebtedness constitutes a Contingent Secured Indebtedness, no Contingent Borrowing Base Deficiency shall have occurred and be continuing;

(n) other Indebtedness (including, for the avoidance of doubt, unsecured Guarantees by an Obligor of the Indebtedness of an issuer or obligor under any Portfolio Investment held by any Obligor, so long as such Guarantees are extended by such Obligor in accordance with the Investment Policies) at any time in an aggregate principal amount outstanding not to exceed $50,000,000; so long as, immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the aggregate principal amount of such Indebtedness, taken together with Indebtedness permitted under clauses (a), (b), (e)(ii), (i) and (m) of this Section 6.01, does not exceed the amount required to comply with the provisions of Section 6.07(b), (ii) no Borrowing Base Deficiency is continuing or would result therefrom and (iii) solely to the extent that such Indebtedness constitutes Contingent Secured Indebtedness, no Contingent Borrowing Base Deficiency shall have occurred and be continuing; and

(o) (i) the 2025 Notes and (ii) the Existing Longer Term Notes, so long as the Existing Longer Term Notes continue to satisfy all of the criteria specified in the definition of “Unsecured Indebtedness” other than clause (a) thereof.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Borrower or another Obligor existing on the First Amendment Effective Date and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any Subsidiary Guarantors (other than proceeds thereof or accessions thereto) and (ii) any such Lien shall secure only those obligations which it secures on the First Amendment Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, except to the extent not prohibited hereunder;

(b) Liens created pursuant to the Security Documents;

(c) Liens on Special Equity Interests included in the Portfolio Investments but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(d) Liens securing Indebtedness or other obligations, that, together with all then outstanding Indebtedness and other obligations secured by Liens incurred pursuant to (i) Section 6.01(m), does not exceed the greater of (x) $100,000,000 and (y) 5% of Shareholders’ Equity or (ii) Section 6.01(n), does not exceed $50,000,000, in each case, at the time of the granting of such Lien (which may cover Portfolio Investments, but only to the extent released from, or otherwise not covered by, the Lien in favor of the Collateral Agent in accordance with the requirements of Section 9.02(c) hereof and/or Section 10.03 of the Guarantee and Security Agreement, or, if designated by the Borrower as “Designated Indebtedness” under the Guarantee and Security Agreement, may be secured on a pari passu basis by the Lien of the Security Documents), so long as immediately after giving effect to its granting and any Concurrent Transactions, (i) the aggregate amount of Indebtedness of the Borrower does not exceed the amount required to comply with the provisions of Section 6.07(b) and (ii) the Covered Debt Amount does not exceed the Borrowing Base;

(e) Liens on an Obligor’s direct ownership interests in Excluded Assets (“Excluded Asset Liens”) but only to the extent that at the time any such Lien is incurred, no more than 25% of the Value of all Obligors’ direct ownership interests in all Excluded Assets (calculated as of the most recently delivered financial statements) have become subject to an Excluded Asset Lien or have been transferred pursuant to Section 6.03(e);

(f) Permitted Liens;

(g) Liens on the direct ownership interest of any Obligor in an Excluded Asset to secure obligations owed to a creditor of such Excluded Asset;

(h) (i) Liens on assets not constituting Collateral securing Indebtedness permitted under Sections 6.01(e)(i) and (f) and (ii) Liens on Investments subject to a repurchase obligation permitted under Section 6.01(e)(ii), 6.01(m)~~,~~ or 6.01(n) ~~or otherwise~~ solely to the extent such Lien only covers such Investments;

(i) Liens created by posting of cash collateral in connection with (i) Hedging Agreements and Credit Default Swaps permitted under Section 6.04(c) and (ii) Credit Default Swaps permitted under Section 6.04(i) so long as, in the case of this clause (i)(ii), the Covered Debt Amount does not exceed the Borrowing Base immediately prior to the granting of such Lien and either (A) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to the granting of any such Lien under this clause (i)(ii) is not diminished as a result of the granting of such Lien or (B) the Adjusted Gross Borrowing Base immediately after giving effect to the granting of any such Lien under this clause (ii) is at least 110% of the Covered Debt Amount; and

(j) Liens existing on any property or asset prior to the acquisition thereof by the Borrower or another Obligor (other than any Portfolio Investment); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets (other than proceeds thereof or accessions thereto) of the Borrower or such Obligor.

SECTION 6.03. Fundamental Changes and Dispositions of Assets. The Borrower will not, nor will it permit any other Obligor to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any other Obligor to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any other Obligor to, convey, sell, lease, transfer or otherwise dispose of, in one (1) transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.05 or 6.12, (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) (other than the transfer of Portfolio Investments to Excluded Assets), (y) subject to the provisions of clause (d) below, the transfer or sale of Portfolio Investments to Excluded Assets or Immaterial Subsidiaries and (z) subject to the provisions of clauses (c) and (e) below, any Obligor’s ownership interest in any Excluded Asset or any Immaterial Subsidiary.

Notwithstanding the foregoing provisions of this Section 6.03:

(a) any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation or such other Person that is the continuing or surviving entity in such transaction becomes a Subsidiary Guarantor and expressly assumes, in writing, all the obligations of a Subsidiary Guarantor under the Loan Documents;

(b) any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c) the capital stock of any Subsidiary of any Obligor may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person (excluding any Affiliate of the Borrower that is not an Obligor at any time a Specified Default or an Event of Default has occurred and is continuing); provided that in the case of this clause (ii), if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, immediately after giving effect to such sale, transfer or disposition and any Concurrent Transactions, the Borrower is in pro forma compliance with Section 6.07(b), the Covered Debt Amount does not exceed the Borrowing Base and either (x) the amount of any excess availability under the Borrowing Base immediately prior to such disposition is not diminished as a result of such disposition or (y) the Adjusted Gross

Borrowing Base immediately after giving effect to such disposition is at least 110% of the Covered Debt Amount; provided that sales of the ownership or economic interests in any Excluded Asset to a Subsidiary that is not an Obligor shall be subject to clause (e) below;

(d) the Obligors may (i) sell, transfer or otherwise dispose of Cash, Cash Equivalents and Portfolio Investments (other than the ownership or economic interests in any Excluded Asset, which shall be subject to clause (e) below) to an Excluded Asset or Immaterial Subsidiary ~~so long as~~or (ii) repurchase from any Excluded Asset (or a Subsidiary that was an Excluded Asset immediately prior to such disposition) any assets transferred or contributed, directly or indirectly, to such Excluded Assets (or a Subsidiary that was an Excluded Asset immediately prior to such disposition) pursuant to this Section 6.03, so long as, in each case of clause (i) or clause (ii) immediately after giving effect to such sale, transfer or disposition or such repurchase and any Concurrent Transactions, (~~i~~x ) the Covered Debt Amount does not exceed the Borrowing Base and (~~ii~~y) either (~~x~~1) the amount of any excess availability under the Borrowing Base immediately prior to such sale, transfer or disposition is not diminished as a result of such sale, transfer, or disposition or (~~y~~2) the Adjusted Gross Borrowing Base is at least 110% of the Covered Debt Amount; provided that, for the purposes of this clause (~~ii~~y) and in connection with the organization of any CLO Security, the Borrowing Base, the Adjusted Gross Borrowing Base and the Covered Debt Amount, as applicable, shall be tested as of the pricing date for such CLO Security;

(e) the Obligors may sell, transfer or otherwise dispose of direct ownership interests in any Excluded Asset to any Subsidiary that is not an Obligor, if immediately after giving effect to such sale, transfer or other disposition and any Concurrent Transactions, no more than 25% of the Value of all Obligors’ direct ownership interests in all Excluded Assets (calculated as of the date of the most recently delivered financial statements on or prior to the date of such sale, transfer or other disposition) are subject to Excluded Asset Liens or have been sold, transferred or otherwise disposed of to a Subsidiary that is not an Obligor pursuant to this clause (e); provided that, notwithstanding that a transfer may violate such 25% limitation, such transfer shall nevertheless be permitted if it is required by law, rule, regulation or interpretive position of the SEC;

(f) the Borrower may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii)(x) with respect to any Specified Purchase, as of the date of entering into the applicable agreement governing such merger, consolidation or acquisition or (y) with respect to any other merger, consolidation or acquisition at the time thereof, and, in each case, after giving pro forma effect thereto and any Concurrent Transaction, no Default or Event of Default shall have occurred and be continuing;

(g) the Borrower or the other Obligors may dissolve or liquidate (i) any Immaterial Subsidiary or (ii) any other Subsidiary so long as, with respect to this clause (ii), (A) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor (or, if such Subsidiary is an Excluded Asset, to another Excluded Asset) and (B) such dissolution or liquidation is not materially adverse to the Lenders and the Borrower determines in good faith that such dissolution or liquidation is in its best interests;

(h) the Borrower and the other Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year; and

(i) the Obligors may transfer assets that such Obligor would otherwise be permitted to own to an Excluded Asset for the sole purpose of facilitating the transfer of assets from one (1) Excluded Asset (or a Subsidiary that was an Excluded Asset immediately prior to such disposition) to another Excluded Asset, directly or indirectly through such Obligor (such assets, the “Transferred Assets”); provided that (i) no Event of Default exists and is continuing at such time or would result from any such transfer to or by such Obligor, (ii) immediately after giving effect to such transfer and any Concurrent Transaction, the Covered Debt Amount shall not exceed the Borrowing Base at such time, (iii) the Transferred Assets are transferred to such Obligor by the transferor Excluded Asset on the same Business Day that such assets are transferred by such Obligor to the transferee Excluded Asset, and (iv) following such transfer such Obligor has no liability, actual or contingent, with respect to the Transferred Assets other than Standard Securitization Undertakings (for the avoidance of doubt, in determining for the purposes of this Agreement whether any Obligor has received Net Cash Proceeds in respect of any transaction involving a Transferred Asset, the transfer of such Transferred Asset to and from such Obligor shall be deemed to be a single transaction).

provided that in no event shall the Borrower enter into any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States.

SECTION 6.04. Investments. The Borrower will not, nor will it permit any other Obligor to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts and securities accounts with banks;

(b) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c) Hedging Agreements and Credit Default Swaps entered into in the ordinary course of any Obligor’s business for financial planning and not for speculative purposes;

(d) Portfolio Investments (other than Credit Default Swaps) by the Borrower and its Subsidiaries (including investments in Excluded Assets) to the extent such Portfolio Investments are permitted under the Investment Company Act and the Borrower’s Investment Policies; provided that, if such Portfolio Investment is not included in the Collateral Pool (other than Portfolio Investments or Excluded Assets (but excluding Cash or Cash Equivalents) exchanged for Portfolio Investments made or received in connection with or as a result of a workout or restructuring), immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Portfolio Investment is not diminished as a result of such Portfolio Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Portfolio Investment is at least 110% of the Covered Debt Amount; provided further that, in connection with a Specified Purchase, with respect to Portfolio Investments for which the Borrower and/or any of its Subsidiaries has entered into a binding commitment or is otherwise required in connection with such Specified Purchase to acquire, make or enter into, or hold, such Investment, this clause (d) shall be tested on a pro forma basis as of the date of entry into the definitive agreement for such commitment;

(e) Investments in (or capital contribution to) Excluded Assets to the extent permitted by Section 6.03(d) or (i);

(f) Investments described on Schedule IV hereto;

(g) Investments in Controlled Foreign Corporations; provided that, if cash or other assets are being contributed or invested in any such Controlled Foreign Corporation, immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(h) Investments in Immaterial Subsidiaries; provided that, if cash or other assets are being contributed or invested in any such Immaterial Subsidiary, immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(i) Investments constituting Credit Default Swaps with an aggregate notional amount not to exceed 3% of the Borrower’s total assets; and

(j) additional Investments up to but not exceeding $50,000,000 in the aggregate at any time outstanding.

For purposes of clause (e), (g), (h) and (i) of this Section 6.04, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of the return of capital and dividends, distributions or other payments received in cash in respect of such Investment and the values of other Investments received in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero (0); the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any other Obligor to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a) dividends with respect to the capital stock of the Borrower to the extent payable in additional shares of the Borrower’s common stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in or with respect to any taxable year (or any calendar year, as relevant) of the Borrower in amounts not to exceed 110% of the higher of (x) the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.01(a) and (y) the amount that is estimated in good faith to allow the Borrower (i) to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain the Borrower’s eligibility to be taxed as a RIC for any such taxable year, (ii) to reduce to zero (0) for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) to avoid federal excise taxes for such taxable year (or for the previous taxable year) imposed by Section 4982 of the Code (or any successor thereto);

(c) any settlement in respect of a conversion feature in any convertible security that may be issued by the Borrower to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash)); and

(d) other Restricted Payments so long as (i) immediately after giving effect thereto and any Concurrent Transaction, the Covered Debt Amount does not exceed either (A) 90% of the Adjusted Gross Borrowing Base or (B) the Borrowing Base~~,~~ and (ii) immediately after giving effect thereto and any Concurrent Transaction, no Specified Default or Event of Default shall have occurred and be continuing ~~and (iii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (i) immediately after giving effect to such Restricted Payment and any Concurrent Transaction. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d), provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.~~.

In calculating the amount of Restricted Payments made by the Borrower during any period referred to in paragraph (b) above, any Restricted Payments made by Designated Subsidiaries or any other Excluded Asset that is a Subsidiary during such period (other than any such Restricted Payments that are made directly or indirectly to Obligors) shall be treated as Restricted Payments made by the Borrower during such period.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor of the Borrower to the Borrower or to any other Subsidiary Guarantor.

For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it and the determination of the amounts referred to in paragraph (b) above shall be made separately for the taxable year and the calendar year and the limitation on dividends or distributions imposed by such paragraphs shall apply separately to the amounts so determined.

SECTION 6.06. Certain Restrictions on Significant Subsidiaries. The Borrower will not permit any of its Significant Subsidiaries (other than Excluded Assets) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than (a) the Loan Documents, (b) any indenture, agreement, instrument or other arrangement entered into in connection with Indebtedness permitted under Section 6.01 to the extent any such indenture, agreement, instrument or other arrangement does not prohibit or restrain, in each case in any material respect, or impose materially adverse conditions upon, the requirements applicable to the Significant Subsidiaries under the Loan Documents or (c) any agreement, instrument or other arrangement pertaining to any lease, sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of the Significant Subsidiaries to perform any other obligation under any of the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property.

SECTION 6.07. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. The Borrower will not permit its Shareholders’ Equity at the last day of any fiscal quarter to be less than the greater of (a) $985,000,000 and (b) an amount equal to the sum of (x) $985,000,000 plus (y) 25% of the net cash proceeds of the sale of Equity Interests of the Borrower after the Effective Date (other than proceeds of any distribution or dividend reinvestment plan) minus (z) the sum of (A) 25% of the aggregate amount paid or distributed by the Borrower to purchase its shares of common stock in connection with tender offers after the Effective Date plus (B) 25% of the sum of the Redemption Amount for each quarterly period since the Effective Date.

(b) Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio to be less than 1.50 to 1 at any time.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any other Obligors to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such other Obligor, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Obligors not involving any other Affiliate, (c) transactions among the Borrower and/or its Subsidiaries pursuant to Section 6.03, Investments permitted by Section 6.04 and Restricted Payments permitted by

Section 6.05, (d) the Affiliate Agreement and the transactions provided in the Affiliate Agreement (as such agreement is amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described or referenced on Schedule V, (f) any Investment that results in the creation of an Affiliate, (g) transactions with one (1) or more Affiliates as permitted by any SEC exemptive order (as may be amended from time to time), exemptive rule ~~or no action relief that a majority of the independent members of the board of directors of the Borrower determines is reasonable and fair to the Borrower and does not involve overreaching of the Borrower on the part of the Affiliate~~(including, without limitation, Rule 57b-1 under the Investment Company Act) or no-action letter or SEC staff interpretations thereof, (h) any co-investment transaction to the extent not in violation of applicable law, (i) the payment of compensation and reimbursement of expenses and indemnification to officers and directors in the ordinary course of business, (j) transactions between or among the Obligors and any Excluded Asset (i) at prices and on terms and conditions, taken as a whole, not materially less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties, or (ii) arising from, in connection with or related to Standard Securitization Undertakings, (k) transactions approved by a majority of the independent members of the board of directors of the Borrower or (l) under or related to the Permitted Advisor Loan and permitted hereunder.

SECTION 6.09. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business in a manner that would violate the Borrower’s Investment Policies in any material respect.

SECTION 6.10. No Further Negative Pledge. The Borrower will not, and will not permit any other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to Designated Indebtedness Obligations or Designated Indebtedness Holders under the Guarantee and Security Agreement) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests in Excluded Assets; (e) the underlying governing agreements of any minority Equity Interest that impose such restrictions only on such Equity Interest; and (f) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require (other than pursuant to a grant of a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans, or any Hedging Agreement.

SECTION 6.11. Modifications of Certain Documents. The Borrower will not consent to any modification, supplement or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness or Special Longer-Term Unsecured Indebtedness that would result in such Permitted Indebtedness or Special Longer-Term Unsecured Indebtedness not meeting the requirements of the definition of “Permitted

Indebtedness” or “Special Longer-Term Unsecured Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement, unless following such amendment, modification or waiver, such Permitted Indebtedness or Special Longer-Term Unsecured Indebtedness, as applicable, would otherwise be permitted under Section 6.01, or (b) either of the Affiliate Agreement or the Custodian Agreement, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Without limiting the foregoing, the Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).

SECTION 6.12. Payments of Other Indebtedness. The Borrower will not, nor will it permit any other Obligor to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, (i) any Permitted Indebtedness ~~or~~, (ii) any Indebtedness that is not then included in the Covered Debt Amount (other than (x) payments and prepayments ~~under the Permitted Advisor Loan pursuant to Section 6.05(f) or~~of Contingent Secured Indebtedness and (y) the refinancing of such Indebtedness with Indebtedness permitted under Section 6.01 (including, for the avoidance of doubt, as incurred by an Excluded Asset or other Subsidiary) or with the proceeds of any issuance of Equity Interests) or (iii) any Make-Whole Guarantee, except for:

(a) regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof (other than payments of any Make-Whole Guarantee) required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; (y) any cash payment on account of interest, expenses or fractional shares on such convertible notes made in respect of such triggering and/or settlement thereof and (z) any customary mandatory prepayment provisions required by the terms thereof, shall be permitted under this clause (a));

(b) payments and prepayments thereof (other than payments of any Make-Whole Guarantee) required to comply with requirements of Section 2.10(c);

(c) any payments and prepayments with respect to any Permitted Advisor Loan so long as, ~~(i)~~ at the time of and immediately after giving effect to such payment or prepayment, as applicable, and any Concurrent Transactions, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Adjusted Gross Borrowing Base ~~immediately after giving effect to such payment or prepayment, as applicable,~~ is at least 115% of the Covered Debt Amount; and

(d) other payments (including payments of any Make-Whole Guarantee) and prepayments (other than any payment or prepayment of any Permitted Advisor Loan) so long as immediately after giving effect to such payment or prepayment, as applicable, and any Concurrent Transaction, if such payment or prepayment were deemed a “Restricted Payment” for the purposes of determining compliance with Section 6.05(d), such payment or prepayment, as applicable, would be permitted to be made under Section 6.05(d);

provided that, in the case of clauses (a) and (b) above, in no event shall any Obligor be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness if immediately after giving effect thereto and to any Concurrent Transactions, the Covered Debt Amount would exceed the Borrowing Base.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Until the Facility Termination Date, if any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.05(d) on the Commitment Termination Date;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c) any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of the Borrower obtaining actual knowledge thereof or receiving notice thereof from the Administrative Agent (given at the request of any Lender);

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Sections 5.08(a) and (b) or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement (other than Section 7.01 thereof) or (ii) Sections 5.01(d) and (e) or Section 5.02 and such failure shall continue unremedied for a period of five (5) or more Business Days after the earlier of the Borrower obtaining actual knowledge of such failure and that it has resulted in a Default hereunder or receiving notice thereof from the Administrative Agent (given at the request of any Lender); it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default under this clause (d);

(e) a Borrowing Base Deficiency shall occur and continue unremedied for a period of five (5) or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to cure such Borrowing Base Deficiency within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided further, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely to the extent as provided in Section 2.10(c)(i) in order to cure any failure to satisfy Section 5.13(h);

(f) the Borrower or any other Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of the Borrower obtaining actual knowledge of such failure and that it has resulted in a Default hereunder or receiving notice thereof from the Administrative Agent (given at the request of any Lender);

(g) the Borrower or any of its Subsidiaries shall fail to make any payment of principal or interest in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace or cure period;

(h) any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, other than as permitted under Section 6.12 and that is not a result of a breach, default or other violation or failure in respect of such Material Indebtedness by the Borrower or any of its Subsidiaries and, after giving effect to any applicable grace or cure period); provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness), (3) any Indebtedness of a Designated Subsidiary that becomes due in part as a result of a breach of an overcollateralization test or borrowing base deficiency, or a customary “change of control” put right in any indenture or (4) in the case of clause (h)(ii), any Indebtedness of a Designated Subsidiary (x) to the extent the event or condition giving rise to the circumstances in clause (h)(ii) was not a payment or insolvency default or (y) so long as all Commitments have not been terminated and the Loans have not been declared due and payable in full, to the extent such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one (1) or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or any combination thereof and (i) if not covered by insurance, the same shall remain undischarged for a period of sixty (60) consecutive days following the entry of such judgment during which sixty (60) day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) [reserved];

(p) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); provided that if such default is as a result of any action of the Administrative Agent or the Collateral Agent or a failure of the Administrative Agent or the Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Administrative Agent or the Collateral Agent to take an action within their control;

(q) except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor;

(r) the Obligors shall at any time, without the consent of the Required Lenders, (i) modify, supplement or waive in any material respect the Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation or Governmental Authority), provided that a modification, supplement or waiver shall not be deemed a modification in any material respect of the Investment Policies if the effect of such modification, supplement or waiver is that the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes; (ii) modify, supplement or waive in any material respect the Valuation Policy (other than any modification, supplement or waiver (w) required under GAAP, (x) required by any applicable law, rule or regulation or Governmental Authority, or (y) when taken as a whole is not materially adverse to the Lenders when compared to its Valuation Policy in effect as of the Original Effective Date), (iii) fail to comply with the Valuation Policy in any material respect, or (iv) fail to comply with the Investment Policies if such failure would reasonably be expected to result in a Material Adverse Effect, and in the case of subclauses (iii) and (iv) of this clause (r), such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure of a Class demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall promptly, but in any event within three (3) Business Days of receipt of notice, deposit into the Letter of Credit Collateral Account cash in an amount equal to 102% of the LC Exposure of such Class as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Appointment of the Administrative Agent.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)

the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)

where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)

nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No arranger or bookrunner shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Obligor under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Secured Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Capacity as Lender. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any electronic signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of Obligor to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure of any Class, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Obligor in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.04. Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.05. Resignation; Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a financial institution with an office in New York, New York or an Affiliate of any such financial institution. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing, provided that, while an Event of Default has occurred and is continuing, the Borrower shall have a consultation right). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06. Acknowledgement of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any ~~arranger or bookrunner~~Joint Lead Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any ~~arranger or bookrunner~~ Joint Lead Arranger or any other Lender or Issuing Bank, or any of the Related

Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the First Amendment Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the First Amendment Effective Date.

(c) The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.

SECTION 8.07. Modifications to Loan Documents. Except as otherwise provided in Section 2.13 or Section 9.02(b) or (c) of this Agreement or the Security Documents with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of a disposition of property (including, without limitation, any property subject to a participation or repurchase transaction not prohibited hereunder).

SECTION 8.08. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one (1) of the following is and will be true:

(i)

such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)

the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.09. Erroneous Payments.

(a) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such

Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank pursuant to the foregoing shall be conclusive, absent manifest error.

(b) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Obligor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Obligor; provided that this Section  ~~8.03~~8.09 (c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, Section 8.09(b) and this Section  ~~8.03~~8.09 (c) shall not apply to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent or applicable Lender or Issuing Bank from the Borrower or any other Obligor for the purpose of making payment in respect of the Secured Obligations.

(d) Each party’s obligations pursuant to the foregoing shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic communication (to the extent permitted by Section 9.01(b)), as follows:

(i)

if to the Borrower, to it at Blue Owl ~~Rock~~ Capital Corporation III, 399 Park Avenue, 38th Floor, New York, NY 10022; with a copy, which shall not constitute notice, to it at accounting@blueowl.com; OwlRockBDC_Accounting@statestreet.com (Telephone No. (212) 651-4782); with a copy, which shall not constitute notice, to Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attention of Jay R. Alicandri, Esq., Telephone No. (212) 698-3800; E-mail: jay.alicandri@dechert.com;

(ii)

if to the Administrative Agent or to JPMCB in its capacity as Issuing Bank, to JPMorgan Chase Bank, N.A., ~~500~~4041 Ogletown Stanton ~~Christiana~~ Rd~~.~~, ~~NCC5 / 1st~~ Floor 02, Newark, DE ~~19713~~19713-3159, Attention: Loan & Agency Services Group, Tel: (302) ~~552-0714, Fax: 12012443629@tls.ldsprod.com~~634-1568, Email: ~~andrew.weyant@chase.com~~amber.corbin@chase.com;

~~With a copy to:~~

~~JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group, Tel: (302) 542-6266, Fax: (302) 634-8459, Email: Christopher.draper@chase.com;~~

(iii)	If to the Administrative Agent with respect to withholding tax inquiries, to: agency.tax.reporting@jpmorgan.com;

(iv)	If to the Administrative Agent with respect to compliance, financial, reporting or information to be posted to Lenders, to: covenant.compliance@jpmchase.com; and

(v)	if to any other Issuing Bank, Swingline Lender or other Lender, to it at its address (or telecopy number or e-mail) set forth in its Administrative Questionnaire.

Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligations to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.02 by delivering an electronic copy to: kevin.c.campbell@chase.com and gina.yant@chase.com, or such other e-mail address(es) as provided to the Borrower in a notice from the Administrative Agent, (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, willful misconduct or gross negligence of such relevant Person.

(c) Documents to be Delivered under Sections 5.01 and 5.12(a). For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering either an electronic copy in the manner specified in Section 9.01(b) or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Except as provided in Section 2.13(b) and the definition of “Modification Offer”, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)	increase the Commitment of any Lender without the written consent of such Lender,

(ii)

reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the application of any interest accrued pursuant to Section 2.12(d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)

postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)	change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly adversely affected thereby,

(v)

change any of the provisions of this Section 9.02 ~~or~~, the definition of the term “Required Lenders”, the definition of the term “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby;

(vi)

amend the definition of “Applicable Percentage”, “Applicable Dollar Percentage” ~~or~~, “Applicable Multicurrency Percentage” or “Applicable Revolving Percentage”, without the written consent of each Lender affected thereby, or

(vii)	change Section 9.20 without the written consent of each Lender (if any) that is subject to the GBSA;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (y) the consent of each Multicurrency Lender will be required for any change to the definition of “Agreed Foreign Currency” and (z) the consent of Lenders holding not less than two-thirds (2/3rds) of the Credit Exposure and unused Commitments will be required for (A) any adverse changes (from the Lenders’ perspective) affecting the provisions of this Agreement solely relating to the calculation of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the provisions of Section 5.12(c) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein and (B) any release of material portions of the Collateral other than for fair value or as otherwise not prohibited hereunder or under the other Loan Documents.

For purposes of this Section 9.02, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

Anything in this Agreement to the contrary notwithstanding (x) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document; ~~and~~ (y) the Required Revolving Lenders may waive any condition precedent to an extension of credit under the Revolving Commitments (other than as required by Section 4.02) (which, for the avoidance of doubt, shall not constitute a waiver of any ongoing or resulting Default or Event of Default)~~.~~; provided that no consent of any Term Lender shall be required and (z) any Incremental Term Lender may waive any condition precedent to an extension of credit under the applicable Incremental Term Commitments (which, for the avoidance of doubt, shall not constitute a waiver of any ongoing or resulting Default or Event of Default); provided, that no consent of any Revolving Lender or other Term Lender shall be required.

(c) Amendments to Security Documents. Except to the extent otherwise expressly set forth in the Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens granted under the Guarantee and Security Agreement be spread to secure any additional obligations (excluding (x) any increase in the Loans and Letters of Credit hereunder pursuant to a Commitment Increase under Section 2.08(e), (y) any increase in any Other Secured Indebtedness or Shorter Term Secured Indebtedness permitted hereunder and (z) the spreading of such Liens to any Designated Indebtedness or Hedging Agreement Obligations (as defined in the Guarantee and Security Agreement) as provided for in the Guarantee and Security Agreement), except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, (i) except as otherwise expressly permitted by the Loan Documents, without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) except as otherwise expressly permitted by the Loan Documents, without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may, (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property not prohibited hereunder (including, without limitation, any property subject to a participation or repurchase transaction not prohibited hereunder) or a disposition to which the Required Lenders or the required number or percentage of Lenders have consented (and such Lien shall be released automatically (A) to the extent provided in Section 10.03 of the Guarantee and Security Agreement and (B) to the extent permitted hereunder in connection with any property becoming subject to a participation or repurchase transaction), and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” or becomes an Excluded Asset or an Immaterial Subsidiary in accordance with this Agreement or is otherwise no longer required to be a “Subsidiary Guarantor” (including, without limitation, because it ceases to be consolidated on the Borrower’s financial statements), so long as immediately after giving effect to any such release under this clause (2) and any Concurrent Transactions, (A) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Adjusted Gross Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Specified Default or Event of Default has occurred and is continuing.

(d) Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, amendment, consent, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the consent of one or more Lenders whose consent is required for such proposed change, waiver, amendment, consent, discharge or termination is not obtained, then (so long as no Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge, termination or addition.

(e) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and their respective Affiliates (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) outside counsel for the Administrative Agent and its Affiliates collectively plus, if necessary, one (1) single local counsel per appropriate jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) outside legal counsel plus, if necessary, one (1) local counsel per appropriate jurisdiction plus, in the case of an actual or perceived conflict of interest or separate defenses available to indemnified parties that are different from those available to other indemnified parties, one (1) additional counsel per group of affected parties), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03(a), or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein limited in the case of legal expenses to the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Collateral Agent.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Collateral Agent, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16) (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) outside legal counsel plus, if necessary, one (1) local counsel per appropriate jurisdiction plus, in the case of an actual or perceived conflict of interest or separate defenses available to indemnified parties that are different from those available to the Borrower or other indemnified parties, one (1) additional counsel per group of affected parties), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (iv) any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) fraud, willful misconduct or gross negligence of such Indemnitee or (y) a claim arising as a result of a dispute between Indemnitees (other than (A) any dispute involving claims against the Administrative Agent, the applicable Issuing Bank, any Joint Lead Arranger or any Lender, in each case in their respective capacities as such, and (B) claims arising out of any act or omission by the Borrower or its Affiliates).

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section 9.03~~,~~ (i) each Lender severally agrees to pay to the Administrative Agent, such ~~Issuing Bank or Swingline Lender, as the case may be, such~~ Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and (ii) each Revolving Lender severally agrees to pay to the applicable Issuing Bank or Swingline Lender such Revolving Lender’s Applicable Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations under Section 9.03 to the extent such special, indirect consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification thereunder. None of the Administrative Agent, each Issuing Bank, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent caused by willful misconduct, fraud or gross negligence of such Administrative Agent, Issuing Bank, Lead Arrangers and Lender, or Related Party, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any attempted assignment or transfer by any Lender which is not in accordance with this Section 9.04 shall be treated as provided in the last sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i)

Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more assignees other than a Disqualified Lender all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)

the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment (other than to a Disqualified Lender) unless it has objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving written notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender with credit ratings at least as good as the assigning Lender, or, if an Event of Default under Section 7.01(a), (b), (i), (j) or (k) has occurred and is continuing, any other assignee; and

(B)	the Administrative Agent and, in the case of an assignment of Revolving Commitments, the Issuing Banks.

(ii)	Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (i), (j) or (k) has occurred and is continuing;

(B)

each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;

(C)

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender) (for which no Obligor shall be obligated); and

(D)	the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)

Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c) Maintenance of Registers by Administrative Agent. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one (1) of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may, with the consent of the Borrower, sell participations to one (1) or more banks or other entities other than a Disqualified Lender (which restriction to sell to Disqualified Lenders shall not apply only if the list of Disqualified Lenders has not been made available to such Lender selling participations within five (5) Business Days of written request by such Lender to the Administrative Agent and the Borrower) (a “Participant”) in

all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f), (g) and (h) (it being understood that the documentation required under these paragraphs shall be delivered to the participating Lender)). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(e) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”).

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender and the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations. Each Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.04.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to Natural Persons, the Borrower or Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Loan or LC Exposure held by it hereunder to any natural person (or a holding company, investment vehicle or trust for, or owned by and operated for the primary benefit of, a natural person) or to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender or (ii) assign any interest in any Commitment, Loan or LC Exposure held by it hereunder to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment, would be a Defaulting Lender.

(i) Certain Matters Relating to Disqualified Lenders. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The list of Disqualified Lenders will be made available by the Administrative Agent to any Lender, Participant or potential Lender or participant upon request.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execution,” “execute,” “signed,” “signature” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumption, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures (including, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or such Affiliate may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided further, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees to the extent permitted by applicable law that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 9.11 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due by the Borrower hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due by the Borrower to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. None of the Joint Lead Arrangers shall have any responsibility under this Agreement.

SECTION 9.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one (1) or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one (1) or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section 9.13 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders, the Joint Lead Arrangers, the Swingline Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who need to know such Information in connection with the transactions contemplated hereby (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided in this paragraph (b) and (B) it will be responsible for its Affiliates’ compliance with this paragraph), (ii) to the extent requested by any regulatory authority with competent jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation), (iv) to any other party hereto or to any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans made to the Borrower, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, (a) such Person would be permitted to be an assignee or participant pursuant to the terms hereof and such Person is not a Disqualified Lender, (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (z) any market data service, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13 or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section 9.13, “Information” means all information provided by the Advisor, the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any portfolio investment (including Portfolio Investments and including the Value of such Portfolio Investments), other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender, any Swingline Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Advisor, the Borrower or any of its Subsidiaries and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Borrower, provided that, in the case of information received from the Advisor, the Borrower or any of its Subsidiaries after the Effective Date, such information shall be deemed to be confidential at the time of delivery unless clearly identified therein as nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14. USA ~~PATRIOT~~Patriot Act. . Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 9.15. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.16. No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their respective stockholders and/or their respective affiliates. Each Obligor agrees that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) solely in connection therewith and solely with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services in connection with the Loan Documents of any nature or respect, or owes a fiduciary or similar duty to such Obligor, solely in connection with the transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 9.17. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.18. Termination. Promptly upon the Facility Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to the Borrower such termination statements and releases and other documents necessary or appropriate to evidence the release of the Borrower from this Agreement, the Loan Documents and each of the documents securing the obligations of the Borrower (and, in the case of the Facility Termination Date, with respect to each of the foregoing, the termination thereof) hereunder as the Borrower may reasonably request, all at the sale and cost and expense of the Borrower.

SECTION 9.19. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.20. German Bank Separation Act. Solely for so long as Deutsche Bank AG New York Branch, or any Affiliate thereof, is a Lender, if any such Lender is subject to the GBSA (any such Lender, a “GBSA Lender”) and such GBSA Lender shall have determined in good faith (based on reasonable advice and a written opinion of counsel), which determination shall be made in consultation with the Borrower subject to the terms hereof that, due to the implementation of the German Act on the Ring-fencing of Risks and for the Recovery and Resolution Planning for Credit Institutions and Financial Groups (Gesetz zur Abschirmung von Risiken und zur Planung der Sanierung und Abwicklung von Kreditinstituten und Finanzgruppen) of 7 August 2013 (commonly referred to as the German Bank Separation Act (Trennbankengesetz) (the “GBSA”)), whether before or after the date hereof, or any corresponding European legislation (such as the proposed regulation on structural measures improving the resilience of European Union credit institutions) that may amend or replace the GBSA in the future or any regulation thereunder, or due to the promulgation of, or any change in the interpretation by, any court, tribunal or regulatory authority with competent jurisdiction of the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful, then, and in any such event, such GBSA Lender shall give written notice to the Borrower and the Administrative Agent of such determination (which written notice shall include a reasonably detailed explanation of such illegality, prohibition or unlawfulness, including, without limitation, all evidence and calculations used in the determination thereof, a “GBSA Initial Notice”), whereupon until the tenth Business Day after the date of such GBSA Initial Notice, such GBSA Lender shall use best efforts to transfer to the extent permitted under applicable law such arrangements, Commitments and/or Loans to an Affiliate or other third party in accordance with Section 9.04. If no such transfer is effected in accordance with the preceding sentence, such GBSA Lender shall give written notice thereof to the Borrower and the Administrative Agent (a “GBSA Final Notice”), whereupon (i) all of the obligations (including outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, collectively, the “GBSA Obligations”) owed to such GBSA Lender hereunder and under the Loans shall become due and payable, and the Borrower shall repay the GBSA Obligations, on the tenth

Business Day immediately after the date of such GBSA Final Notice (such date being the “Initial GBSA Termination Date”) and, for the avoidance of doubt, such repayment shall not be subject to the terms and conditions of Section 2.08, 2.10, 2.15, 2.17(c) or 2.17(d) to the extent that there are no outstanding amounts due and payable to the other Lenders at such date and (ii) the Commitments of such GBSA Lender shall terminate on the Initial GBSA Termination Date; provided that, notwithstanding the foregoing, prior to such Initial GBSA Termination Date and in the event the Borrower in good faith reasonably believes there is a mistake, error or omission in the grounds used to determine such illegality, prohibition or unlawfulness under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then the Borrower may provide written notice (which written notice shall include a reasonably detailed explanation of the basis of such good faith belief, including, without limitation, all evidence and calculations used in the determination thereof, a “GBSA Consultation Notice”) to that effect, at which point the GBSA Obligations owed to such GBSA Lender hereunder and under the Loans shall not become due and payable, and the Commitments of such GBSA Lender shall not terminate, until the Business Day immediately following the tenth Business Day immediately after the Initial GBSA Termination Date (and the period from, and including, the date of the GBSA Consultation Notice until the tenth Business Day immediately thereafter being the “GBSA Consultation Period”). In the event the Borrower and such GBSA Lender cannot in good faith reasonably agree during the GBSA Consultation Period whether the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then all of the GBSA Obligations owed to such GBSA Lender hereunder and under the Loans shall become due and payable, and the Commitments of such GBSA Lender shall terminate, on the Business Day immediately following the last day of such GBSA Consultation Period. For the avoidance of doubt, so long as a GBSA Consultation Period has occurred and is continuing, (i) the Commitments and Revolving Credit Exposure of any GBSA Lender shall be subject to Section 2.19, and the Borrower shall have all rights to replace such GBSA Lender in accordance with Section 2.19(b), (ii) no GBSA Lender shall be required to fund its pro rata share of any Borrowing or acquire participations in any Swingline Loans under Section 2.04(c) or Letters of Credit under Section 2.05(e), (iii) each GBSA Lender shall be deemed to have an Applicable Percentage, Applicable Dollar Percentage and Applicable Multicurrency Percentage of zero for purposes of Sections 2.02(a), 2.04(c), 2.05(e) and 2.05(f) and (iv) no GBSA Lender shall be entitled to receive any fee pursuant to Sections 2.11(a) or (b) for any day during the continuance of such GBSA Consultation Period. Notwithstanding anything to the contrary contained herein, no part of the proceeds of any extension of credit hereunder will be used to pay any GBSA Lender or otherwise satisfy any obligation under this Section. To the extent any Swingline Exposure or LC Exposure exists at the time a GBSA Lender’s Loans are repaid in full and such GBSA Lender’s Commitment is cancelled pursuant to this Section 9.20, such Swingline Exposure or LC Exposure shall be reallocated as set forth in Section 2.18(c), treating for this purpose such GBSA Lender as a Defaulting Lender. Additionally, notwithstanding anything to the contrary herein, during the GBSA Consultation Period, the Revolving Credit Exposure and unused Commitments of any GBSA Lender shall be disregarded in the determination of Required Lenders or Required Lenders of a Class.

SECTION 9.21. Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended and restated

in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the obligations for principal, interest or fees of the Borrower under the Existing Credit Agreement as in effect on the Effective Date immediately prior to the effectiveness of this Agreement and which remain outstanding; and (b) except for any of the Borrower’s obligations under the Existing Credit Agreement which are expressly contemplated to be repaid on the Effective Date and to the extent are in fact so repaid, the obligations of the Borrower under the Existing Credit Agreement (as amended and restated hereby and which are on and after the date hereof subject to the terms herein) are in all respects continuing, and shall continue to be secured as provided in the Security Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE OWL ~~ROCK~~ CAPITAL CORPORATION III, as Borrower

By:
Name:
Title:

Signature Page to Amended and Restated Senior Secured Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Swingline Lender, an Issuing Bank and a Lender

By:
Name:
Title:

Signature Page to Amended and Restated Senior Secured Credit Agreement

[ ], as a Lender

By:
Name:
Title:

Signature Page to Amended and Restated Senior Secured Credit Agreement

, as a Lender

By:
Name:
Title:

Signature Page to Amended and Restated Senior Secured Credit Agreement

Exhibit B

[Attached Separately]